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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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STAPLES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STAPLES, INC.
500 Staples Drive
Framingham, Massachusetts 01702

Notice of Annual Meeting of Stockholders to be Held
on June 11, 2001

    The Annual Meeting of Stockholders of Staples, Inc. will be held at Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, on June 11, 2001 at 2 p.m., local time, to consider and act upon the following matters:

(1)
To elect four Class 1 Directors to serve for a three-year term expiring at the 2004 Annual Meeting of Stockholders.

(2)
To approve an amendment to the Company's Certificate of Incorporation to effect a recapitalization by reclassifying each share of Staples.com series of common stock into 0.4396 shares of Staples common stock and by reclassifying each share of Staples RD common stock into one share of Staples common stock, as more fully described in the accompanying proxy statement and the exhibits attached thereto.

(3)
To approve an amendment to the Company's Amended and Restated 1992 Equity Incentive Plan.

(4)
To ratify the selection of Ernst & Young LLP as Staples' independent auditors for the current fiscal year.

(5)
To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on May 2, 2001 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. The stock transfer books will remain open.

                      By Order of the Board of Directors,

                      Jack A. VanWoerkom,
                       Secretary

Framingham, Massachusetts
May 9, 2001

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY (1) OVER THE INTERNET, (2) BY TELEPHONE OR (3) BY MAIL. FOR SPECIFIC INSTRUCTIONS, PLEASE REFER TO THE QUESTIONS AND ANSWERS BEGINNING ON PAGE 1 OF THIS PROXY STATEMENT AND THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

"STREET NAME" HOLDERS WHO PLAN TO ATTEND THE MEETING WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT REFLECTING STOCK OWNERSHIP AS OF THE RECORD DATE.

STAPLES, INC.
500 Staples Drive
Framingham, Massachusetts 01702

PROXY STATEMENT

for the Annual Meeting of Stockholders on June 11, 2001

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Staples, Inc. ("Staples" or the "Company") for use at the Annual Meeting of Stockholders to be held on June 11, 2001 beginning at 2 p.m. at Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, and at any adjournment or postponement of that meeting.

    Staples' Annual Report for the fiscal year ended February 3, 2001 was mailed to stockholders, along with these proxy materials on or about May 9, 2001. Staples will, upon written request of any stockholder, furnish without charge a copy of its Annual Report on Form 10-K for the fiscal year ended February 3, 2001, as filed with the Securities and Exchange Commission, without exhibits. Please address all such requests to Staples, Inc., Attention: Corporate Secretary, 500 Staples Drive, Framingham, Massachusetts 01702.

What is the purpose of the Annual Meeting?

    At the Company's Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, approval of the proposed amendment to the Company's Certificate of Incorporation, approval of the proposed amendment to the Company's Amended and Restated 1992 Equity Incentive Plan, ratification of the Company's independent auditors and consideration of such other business as may properly come before the meeting.

Who is entitled to vote?

    Only stockholders of record at the close of business on the record date, May 2, 2001, are entitled to receive notice of the Annual Meeting and to vote their shares of common stock at the meeting, or any postponement or adjournment of the meeting. Holders of common stock are entitled to one vote per share.

Who can attend the meeting?

    All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

    Except with respect to Proposal 2 regarding approval of the proposed amendment to the Company's Certificate of Incorporation, the presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Staples Retail and Delivery Common Stock ("Staples RD Stock") and Staples.com Common Stock ("Staples.com Stock") outstanding on the record date will constitute a quorum, permitting business to be conducted at the meeting. With respect to Proposal 2 regarding approval of the proposed amendment of the Company's Certificate of Incorporation, the presence at the meeting, in person or by proxy, of the holders of a majority of the shares of each of Staples RD Stock and Staples.com Stock outstanding on the record date will constitute a quorom. As of the record date, 456,283,637 shares of Staples RD Stock and 7,444,301 shares of Staples.com Stock were outstanding and entitled to vote. Proxies received marked as withholding authority, abstentions, and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

    If you complete, sign and return the accompanying proxy card, it will be voted as you direct. If no choice is specified on a signed proxy card, the persons named as proxies will vote in favor of the matters to be voted upon. If you are a stockholder as of the record date and attend the meeting you may deliver your completed proxy card or vote in person at the meeting.

Can I submit a proxy by the Internet or by telephone?

    If you are a registered stockholder (you hold your stock in your own name), you may submit a proxy by the Internet by following the instructions at http://www.eproxy.com/SPLS or by telephone by calling 1-800-840-1208. If your shares are held in "street name" you will need to contact your broker or other nominee to determine whether you will be able to submit a proxy by the Internet or by telephone.

Can I change my proxy after I return my proxy card?

    Yes. Any proxy may be revoked by a stockholder at any time before it is exercised at the Annual Meeting by delivering to the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

What is the vote required to approve each matter?

    Election of Directors — The affirmative vote of the holders of a plurality of the votes of the shares of common stock voting on the matter is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be counted as a vote cast on such matter, although it will be counted for purposes of determining whether there is a quorum.

    Amendments to the Company's Certificate of Incorporation — The affirmative vote of both the holders of a majority of the shares of Staples' two series of common stock outstanding on the record date voting together as a class and the holders of a majority of the shares of each series of Staples common stock outstanding on the record date (without giving effect to shares of Staples.com Stock represented by Staples RD's retained interest in those shares) voting separately as a class is required to approve the proposed amendment to the Company's Certificate of Incorporation. A properly executed proxy marked "ABSTAIN", or "broker non-votes", indicating that the record holder does not have discretionary authority to vote on such matter, will not be counted as a vote in favor of such matter, although they will be counted for purposes of determining a quorum. Accordingly, abstentions and "broker non-votes" will have the same effect as a vote against the approval of the proposed amendments to the Company's Certificate of Incorporation.

    Amendments to the Company's Amended and Restated 1992 Equity Incentive Plan — The affirmative vote of the holders of a majority of the shares of common stock voting on the matter is required to approve the amendments to the Company's Amended and Restated 1992 Equity Incentive Plan. A properly executed proxy marked "ABSTAIN", or "broker non-votes", indicating that the record holder does not have discretionary authority to vote on such matter, will not be counted as a vote cast on such matter, although they will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions and "broker non-votes" will have no effect on the vote to approve the proposed amendments to the Company's Amended and Restated 1992 Equity Incentive Plan.

    Independent Auditors — The affirmative vote of the holders of a majority of the shares of common stock voting on the matter is required for the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the current fiscal year. A properly executed proxy marked "ABSTAIN" will not be counted as a vote cast on such matter, although it will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions will have no effect on the vote to ratify the selection of Ernst & Young LLP.

Are there other matters to be voted on at the meeting?

    The Board of Directors does not know of any other matters which may come before the meeting. If any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy card to vote, or otherwise act, in accordance with their judgment.

    All references in this Proxy Statement to historical transactions in common stock reflect the three-for-two stock splits of Staples RD Stock effected in the form of 50% stock dividends distributed on January 30, 1998 and January 28, 1999 and the recapitalization effected through a one-for-two reverse stock split of Staples.com Stock that was effected by an exchange on April 5, 2000.

PROPOSAL 1—ELECTION OF DIRECTORS

    Staples' Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms (in all cases subject to the election and qualification of their successors or to the earlier of their death, resignation or removal). The persons named in the enclosed proxy will, upon receipt of a properly executed proxy, vote to elect Arthur M. Blank, James L. Moody, Jr., Martin Trust and Paul F. Walsh as Class 1 Directors for a term expiring at the 2004 Annual Meeting, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. Except for Mr. Blank, each of the nominees is currently a Class 1 Director of Staples. All of the nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors.

    Set forth below are the names and certain information with respect to each of the nominees to serve as Director of Staples.

Nominees To Serve As Directors For A Three-Year Term Expiring At The 2004 Annual Meeting
(Class 1 Directors)

Served as Director Since
Arthur M. Blank, age 58
Co-Chairman of the Board of Directors of The Home Depot, Inc., since December 2000 until his retirement in May 2001. Mr. Blank has been a Director of Home Depot since he co-founded it in 1978. Mr. Blank served as President and Chief Executive Officer of Home Depot from 1997 to 2000, and as its President and Chief Operating Officer from 1978 to 1997. Mr. Blank serves as a Director of Cox Enterprises, Inc. and Post Properties, Inc. and several non-profit organizations.	Nominee
James L. Moody, Jr., Lead Director, age 69 Chairman of the Board of Hannaford Bros. Co., a food retailer, from May 1984 until his retirement in May 1997. Mr. Moody is a Director of UNUM/Provident Corporation; IDEXX Laboratories, Inc.; and Empire Company Limited, a publicly traded Canadian company.	1995
Martin Trust, age 66 President and Chief Executive Officer of Mast Industries, Inc., a contract manufacturer, importer and wholesaler of women's apparel, and wholly-owned subsidiary of The Limited, Inc., since 1970. Mr. Trust is also a Director of The Limited, Inc.	1987

Paul F. Walsh, age 51
Chairman and Chief Executive Officer of Clareon Corporation, a global Internet business-to-business payment network, since March 2000. In addition, he has served as Chairman and Chief Executive Officer of MaineStay Holdings, a private equity investment firm, since September 1998. In January 1999, MaineStay Holdings formed a partnership with Berkshire Partners and BancBoston Capital, two equity investment firms in Boston, resulting in the creation of iDEAL Partners, of which Mr. Walsh served as Chairman and Chief Executive Officer from January 1999 to March 2000. From February 1995 to September 1998, Mr. Walsh was President and Chief Executive Officer of Wright Express Corporation, an information and financial services company. From January 1990 to January 1995, Mr. Walsh was Chairman of BancOne Investor Services Corporation, a financial services company. Mr. Walsh is also a Director of Intelligent Controls, Inc.	1990

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS.

PROPOSAL 2—APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT A RECAPITALIZATION BY RECLASSIFYING THE STAPLES.COM AND STAPLES RD SERIES OF COMMON STOCK

    At the Annual Meeting, stockholders will be asked to consider and approve a proposal unanimously adopted by the Board of Directors to amend Staples' Certificate of Incorporation. If approved, the amendment (the "Amendment") will effect a recapitalization by eliminating the existing two separate series of the class of Staples common stock ("Staples Common Stock") and reclassifying those two series, currently designated as Staples.com Stock and Staples RD Stock, into Staples Common Stock. The Amendment would also provide that Staples could no longer issue common stock in series.

    If the Amendment is approved, each issued and outstanding share of Staples RD Stock (including treasury shares) will be reclassified into one share of Staples Common Stock and each issued and outstanding share of Staples.com Stock (including treasury shares) will be reclassified into 0.4396 shares of Staples Common Stock (the "Reclassification Ratio"). The Reclassification Ratio was determined by dividing $7.00 by the average of the last reported sales prices of Staples RD Stock on the Nasdaq National Market over the 20 trading days ended March 14, 2001 (the last trading day before the Capital Stock Committee's final determination of the Reclassification Ratio), which was $15.925. In lieu of any fractional shares to which a stockholder would otherwise be entitled, Staples will pay cash in an amount equal to the fractional share multiplied by $15.925.

    As set forth below, the directors of Staples have rescinded their purchases of shares of Staples.com Stock and therefore no shares of Staples Common Stock will be issued to the directors in connection with the reclassification of the Staples.com Stock.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT.

Background and Reasons for the Amendment

    The current Certificate of Incorporation provides that the capital structure of Staples, Inc. shall consist of two classes of stock, namely 2,100,000,000 shares of common stock, $0.0006 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. The Certificate of Incorporation further provides for the issuance of Staples common stock in two series. The first series consists of 1,500,000,000 shares and is designated as Staples RD Stock. The second series consists of 600,000,000 shares and is designated as Staples.com Stock.

    At a special meeting of stockholders held on November 9, 1999, Staples stockholders approved a proposal to amend Staples' Certificate of Incorporation to create a new series of common stock designated as Staples.com Stock and to reclassify each outstanding share of its then existing common stock into a share of Staples RD Stock. Staples created Staples.com Stock as a new series of common stock to enable investors to separately value the Staples.com business, enable Staples to raise capital and make acquisitions using Staples.com Stock, and enable Staples to provide more focused incentives to Staples.com management and employees.

    On February 18, 2000, Staples filed a registration statement with the SEC for a proposed public offering of Staples.com Stock. However, in view of market conditions, particularly those relating to Internet businesses, Staples decided to suspend its efforts to complete that public offering.

    In early March 2001, management recommended to the Staples Board of Directors that it consider eliminating the separate series of Staples.com Stock and recombine the two outstanding series of Staples common stock into a single class of common stock representing all of Staples' businesses.

    At a meeting held on March 5, 2001, the Board of Directors determined that the Amendment was advisable and in the best interests of all of Staples' stockholders for the following reasons:

  •
  The e-commerce businesses of Staples have become increasingly intertwined with the retail stores, catalog businesses and contract stationer operations of Staples. For example, the same customers often shop for products across each of these different channels. It has thus become critical to align incentives so that all channels share customers and are consistently rewarded for supporting a customer's ability to buy through as many channels as he or she wants. As a result, the Board believed that it is important to eliminate the administrative costs and management inefficiencies inherent in the operation of distinct business segments, to facilitate the effective coordination of Staples' businesses and to implement a capital structure that supports this operational model;

  •
  The capital markets for e-commerce stocks have changed dramatically since Staples adopted the tracking stock structure, eliminating what was once an extremely low capital cost way to grow the Staples.com business. This change, together with the performance of the Staples.com business, has also reduced the risk that Internet start-ups formed with low cost capital would capture a significant portion of Staples.com's market;

  •
  Due to the change in the capital markets for e-commerce stocks, it has become less compelling to pursue an initial public offering of Staples.com Stock, and the Staples.com Stock is no longer the most effective way for the Company to attract, retain and motivate Staples.com employees; and

  •
  The reclassification of Staples.com Stock and Staples RD Stock into Staples Common Stock would simplify Staples' reporting of its financial results and eliminate potential investor confusion.

    The Board of Directors considered the fact that Staples has the right, under its Certificate of Incorporation, to elect to exchange all outstanding shares of Staples.com Stock for Staples RD Stock at an exchange ratio currently reflecting a 20.83% premium over the fair market value of the Staples.com Stock. However, the Board determined that it would not be in the best interests of all stockholders for Staples to pay the premium required by this exchange right. In making its determination, the Board weighed several factors, including the fact that the Board was advised by management based on consultation with Staples' independent accountants that Staples would be required to recognize on-going compensation expense for options that are reclassified as a result of exercising this exchange right. The Board determined that this on-going compensation expense would negatively impact Staples as a whole.

    On March 5, 2001, the Board authorized the Capital Stock Committee of the Board (1) to engage separate investment banking firms to render opinions as to the fairness of the proposed Reclassification Ratio to the holders of Staples.com Stock and to Staples respectively, and (2) to make a recommendation to the Board as to a reclassification ratio that would be in the best interest of all stockholders of Staples.

    At a meeting held on March 8, 2001, the Capital Stock Committee reviewed:

  •
  a forecast for the Staples.com business;

  •
  a comparison of the revenue multiples of certain comparable companies (Amazon, eBay, Priceline, Onvia, Drugstore.com, Webvan, BarnesandNoble.com and Travelocity), which yielded valuations ranging from $380 million to $2.9 billion based on Staples.com's forecasted net income for fiscal 2001; and

  •
  a discounted cash flow analysis, showing per share valuations for Staples.com Stock ranging from $5.26 (based on a discount rate of 30% and price to earnings ratio of 20) to $9.42 (based on a discount rate of 20% and price to earnings ratio of 25).

    These analyses did not reflect any private market discounts, tracking stock discounts, or future financings. Based on these analyses, the Capital Stock Committee recommended, subject to receipt and review of the fairness opinions discussed below, a reclassification ratio that would result in the reclassification of each share of Staples.com Stock into shares of Staples RD Stock based on a value of $7.00 per share of Staples.com Stock and the fair market value of Staples RD Stock at the time the ratio was established. The Capital Stock Committee noted that a $7.00 per share price was at or below the midpoint of the range of values yielded by the analyses that it reviewed. The resulting single series of Staples RD Stock was proposed to be redesignated as a new class of common stock that would no longer be issued in series. (The technical structure of the reclassification was subsequently changed such that each share of Staples.com Stock and each share of Staples RD Stock would be directly reclassified into shares of Staples Common Stock, as proposed in the Amendment.) The Capital Stock Committee then engaged Wit SoundView Corporation ("Wit SoundView") to render an opinion as to the fairness of this ratio to holders of Staples.com Stock from a financial point of view and engaged Thomas Weisel Partners LLC ("Thomas Weisel Partners") to render an opinion as to the fairness from a financial point of view, of this ratio to Staples. On March 15, 2001, the Capital Stock Committee met and, after receiving the opinions of Wit SoundView and Thomas Weisel Partners referred to below, recommended a Reclassification Ratio of 0.4396 shares of Staples RD Stock (and thus 0.4396 shares of Staples Common Stock under the Amendment) for each share of Staples.com Stock. This ratio was determined by dividing $7.00 by $15.925, the average of the last reported sales prices of Staples RD Stock on the Nasdaq National Market over the 20 trading days ended March 14, 2001.

    On March 15, 2001, the Board of Directors met and approved the Reclassification Ratio and recommended that the holders of Staples.com Stock and holders of Staples RD Stock approve the Amendment. In making this recommendation, the Board considered:

  •
  The reasons for the Amendment discussed above;

  •
  The historical financial performance of the Staples.com business and management's expectations as to the future performance of the Staples.com business, including management's estimate that the business would achieve revenues exceeding $900 million for fiscal 2001 and profitability (or a nominal loss) for the fourth quarter of fiscal 2001;

  •
  The analyses and presentation of Thomas Weisel Partners summarized below and the opinion of Thomas Weisel Partners that, as of March 15, 2001, and subject to the considerations described in such opinion, the Reclassification Ratio was fair from a financial point of view to Staples;

  •
  The analyses and presentation of Wit SoundView summarized below and the opinion of Wit SoundView that, as of March 15, 2001, and subject to the considerations described in such opinion, the Reclassification Ratio was fair to holders of Staples.com Stock (other than Staples); and

  •
  The fact that, based on arms'-length transactions negotiated in December 2000, the venture capital holders of Staples.com Stock sold approximately 65% of their shares to Staples at a price of $6.10 per share on January 12, 2001. See "Certain Relationships and Transactions" below.

Opinion of Thomas Weisel Partners LLC

    Under an engagement letter dated March 14, 2001, the Board of Directors of Staples retained Thomas Weisel Partners to render an opinion as to the fairness, from a financial point of view, of the Reclassification Ratio to Staples. The Capital Stock Committee of the Board of Directors and the Board of Directors selected Thomas Weisel Partners to render its opinion based on Thomas Weisel

Partners' qualifications, experience and reputation and its knowledge of the retail and Internet industries. On March 15, 2001, Thomas Weisel Partners rendered to the Capital Stock Committee of the Board of Directors of Staples its oral opinion, subsequently confirmed in writing, that, as of March 15, 2001, based upon the assumptions made, matters considered and limits on review set forth in Thomas Weisel Partners' written opinion, the Reclassification Ratio was fair, from a financial point of view, to Staples.

    Thomas Weisel Partners was not retained to nor did it advise Staples with respect to determining the Reclassification Ratio, alternatives to the proposed reclassification (the "Reclassification") of the series of Staples common stock currently designated as Staples.com Stock and Staples RD Stock into shares of Staples Common Stock, or Staples' underlying decision to proceed with or effect the Reclassification. In addition, Thomas Weisel Partners did not express any opinion as to what the value of Staples Common Stock actually will be when issued pursuant to the Reclassification or the prices at which shares of Staples Common Stock will trade at any time.

    The full text of the written opinion of Thomas Weisel Partners, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Thomas Weisel Partners in delivering its opinion, is attached as Appendix A to this proxy statement. Stockholders are urged to, and should, read the opinion carefully and in its entirety. The following description of the opinion of Thomas Weisel Partners is only a summary of the written opinion and as such the following description is qualified by reference to the full text of the written opinion and is not a substitute for the written opinion.

    The opinion of Thomas Weisel Partners was directed to the Capital Stock Committee of the Board of Directors of Staples and the Board of Directors of Staples in their consideration of the Reclassification. The opinion does not constitute a recommendation to the stockholders of Staples as to how they should vote with respect to the Reclassification. The opinion addresses only the fairness, from a financial point of view, of the Reclassification Ratio to Staples. It does not address the relative merits of the Reclassification and any alternatives to the Reclassification, Staples' underlying decision to proceed with or effect the Reclassification, or any other aspect of the Reclassification. In furnishing its opinion, Thomas Weisel Partners did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act of 1933, as amended (the "Securities Act"), nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act. The written opinion of Thomas Weisel Partners includes statements to this effect.

    In connection with its opinion, Thomas Weisel Partners, among other things:

  •
  reviewed certain publicly available financial and other data with respect to Staples and its Staples.com business ("Staples.com"), including the consolidated financial statements for recent years and interim periods to February 3, 2001, and certain other relevant financial and operating data relating to Staples and Staples.com made available to Thomas Weisel Partners from published sources and from the internal records of Staples;

  •
  reviewed the financial terms and conditions of the Reclassification set forth in a draft of this proxy statement dated March 15, 2001, which Staples made available to Thomas Weisel Partners;

  •
  reviewed certain publicly available information concerning the trading of, and the trading market for, Staples RD Stock;

  •
  compared Staples and Staples.com from a financial point of view with certain companies in the hardline retail and e-commerce industries that Thomas Weisel Partners deemed to be relevant;

  •
  considered the financial terms, to the extent publicly available, of selected recent business combinations and other transactions that Thomas Weisel Partners deemed to be comparable, in whole or in part, to the Reclassification;

  •
  reviewed and discussed with representatives of the managements of Staples and Staples.com certain information of a business and financial nature regarding Staples and Staples.com furnished to Thomas Weisel Partners by such representatives of management, including financial forecasts and related assumptions of Staples and Staples.com;

  •
  made inquiries regarding and discussed the Reclassification and the draft proxy provided to Thomas Weisel Partners and other related matters with Staples' counsel; and

  •
  performed such other analyses and examinations as Thomas Weisel Partners deemed appropriate.

    In preparing its opinion, Thomas Weisel Partners did not assume any responsibility to independently verify any of the information referred to above. Instead, with Staples' consent, Thomas Weisel Partners relied on such information being accurate and complete in all material respects. Thomas Weisel Partners also made the following assumptions, in each case with Staples' consent:

  •
  with respect to the financial forecasts for Staples and Staples.com provided to Thomas Weisel Partners by the managements of Staples and Staples.com, except as described in its opinion, upon the advice of such management and with their consent, Thomas Weisel Partners assumed for purposes of its opinion, that the forecasts, including assumptions regarding funding of the capital requirements of Staples.com, had been reasonably prepared on bases reflecting the best available estimates and judgments of the respective managements of Staples and Staples.com at the time of preparation as to the future financial performance of Staples and Staples.com, and that such forecasts provided a reasonable basis upon which Thomas Weisel Partners could form its opinion;

  •
  that there had been no material changes in the assets, financial condition, results of operations, business or prospects of Staples or Staples.com since the respective dates of their last financial statements made available to Thomas Weisel Partners;

  •
  that the Reclassification would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations; and

  •
  that the Reclassification would be consummated in accordance with the terms described in the draft proxy statement provided to Thomas Weisel Partners, without further amendment thereto.

    With respect to the forecasts for Staples.com provided to Thomas Weisel Partners by management of Staples.com, for purposes of certain analyses performed by Thomas Weisel Partners, Thomas Weisel Partners considered adjustments to such forecasts to reflect alternative assumptions to those made by the management of Staples.com regarding certain expenses and discussed these adjustments with Staples' management and Staples' management acknowledged Thomas Weisel Partners' consideration of such adjusted forecasts in arriving at its opinion.

    Staples and Staples.com do not publicly disclose internal management forecasts of the type provided to Thomas Weisel Partners by the managements of Staples and Staples.com in connection with the review by Thomas Weisel Partners of the Reclassification. These forecasts were not prepared with a view toward public disclosure. In addition, these forecasts were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in these forecasts. Thomas Weisel Partners did not assume any liability for these forecasts.

    In addition, for purposes of its opinion:

  •
  Thomas Weisel Partners relied on advice of counsel and independent accountants to Staples as to all legal and financial reporting matters with respect to Staples and Staples.com, the Reclassification and the draft proxy statement provided to Thomas Weisel Partners; and

  •
  Thomas Weisel Partners did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or liabilities (contingent or otherwise) of Staples or Staples.com, nor was Thomas Weisel Partners furnished with any such appraisals.

    The opinion of Thomas Weisel Partners was based on economic, monetary, market and other conditions as in effect on, and the information made available to Thomas Weisel Partners as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Thomas Weisel Partners has not assumed any obligation to update, revise or reaffirm its opinion.

    The following represents a brief summary of the material financial analyses performed by Thomas Weisel Partners in connection with providing its opinion to the Capital Stock Committee of the Board of Directors of Staples and the Board of Directors of Staples. Some of the summaries of financial analyses performed by Thomas Weisel Partners include information presented in tabular format. In order to fully understand the financial analyses performed by Thomas Weisel Partners, Staples' stockholders should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Thomas Weisel Partners.

    Staples.com Comparable Companies Analysis.  Based on public and other available information, Thomas Weisel Partners calculated multiples of the aggregate value of selected companies in the e-commerce industry to estimated revenues for such companies for calendar years 2000 through 2002. For purposes of its analysis, Thomas Weisel Partners defined aggregate value as equity value plus debt less cash and cash equivalents. Thomas Weisel Partners selected the four companies listed below because Thomas Weisel Partners believed that they have operations similar to certain of the operations of Staples.com, but noted that none of these companies has the same management, composition, size or combination of businesses as Staples.com:

  •
  1-800-Flowers.com

  •
  1-800-Contacts, Inc.

  •
  Amazon.com

  •
  barnesandnoble.com, Inc.

    The following table summarizes the results of this analysis:

	Aggregate Value of Comparable Companies as a Multiple of Revenues
	Low		High
Actual 2000 Revenues	0.7	x	1.9	x
Estimated 2001 Revenues	0.7	x	1.6	x
Estimated 2002 Revenues	0.5	x	0.9	x

    While the comparable company analysis compared Staples.com to four companies in the e-commerce industry, Thomas Weisel Partners did not include every company that could be deemed to be a participant in this same industry or in specific sectors of this industry.

    Thomas Weisel Partners noted that the aggregate value for Staples.com implied by the Reclassification Ratio was $910 million based upon the average closing price of Staples RD Stock over the last 20 trading days ending on March 14, 2001, which represented multiples of 1.8x 2000 revenues, 1.0x estimated 2001 revenues and 0.7x estimated 2002 revenues.

    Staples.com Discounted Cash Flow Analysis.  Thomas Weisel Partners used cash flow forecasts of Staples.com for calendar years 2001 through 2005, as estimated by the management of Staples.com, to perform a discounted cash flow analysis. In conducting this analysis, Thomas Weisel Partners assumed that Staples.com would perform in accordance with these forecasts. Thomas Weisel Partners first estimated the terminal value of the projected cash flows by applying exit multiples to Staples.com estimated 2006 net income, which multiples ranged from 15.0x to 35.0x. Thomas Weisel Partners then discounted the cash flows projected through 2005 and the terminal values to present values using discount rates ranging from 15.0% to 30.0%. This analysis indicated a range of aggregate values, which were then reduced by Staples.com's estimated net debt, to calculate a range of equity values. This analysis implied equity values for Staples.com ranging from $544 million to $2,292 million. Thomas Weisel Partners noted that equity value of Staples.com implied by the Reclassification Ratio was $910 million based upon the average closing price of Staples RD Stock over the last 20 trading days ending on March 14, 2001.

    Thomas Weisel Partners also performed a similar discounted cash flow analysis using forecasts for Staples.com that were adjusted to reflect substantially higher operating and selling expenses than reflected in the estimates prepared by Staples.com management. This analysis implied equity values for Staples.com ranging from $317 million to $1,528 million.

    Premiums Paid Analysis.  Thomas Weisel Partners reviewed the consideration paid in 39 U.S. minority "squeeze-out" transactions (i.e., transactions in which a majority shareholder acquires the minority shareholders' interests in a company in exchange for cash or shares) announced from January 1, 2000 through March 12, 2001. Thomas Weisel Partners calculated the premiums paid in these transactions over the applicable stock price of the acquired company (i.e., the amount by which the price that the majority shareholder paid for the minority shareholders' shares exceeded the market price of such shares) one day, one week and four weeks prior to the announcement of the acquisition offer. The following table summarizes the results of this analysis.

	Premium Over Target Stock Price One Day Prior to Announcement	Premium Over Target Stock Price One Week Prior to Announcement	Premium Over Target Stock Price 4 Weeks Prior to Announcement
Median	23.3%	38.9%	38.8%

    Thomas Weisel Partners noted that the Board of Directors of Staples determined that Staples would not exercise its right under the Certificate of Incorporation to exchange all of the outstanding shares of Staples.com Stock for Staples RD Stock at the premium to fair market value required by such exchange right.

    Staples Historical Stock Trading Analysis.  Thomas Weisel Partners analyzed the prices at which Staples RD Stock traded from March 10, 2000, when it closed at $19.38, through March 14, 2001 when it closed at $16.63. Thomas Weisel Partners noted, among other things, that the high closing price of Staples RD Stock was $22.88 on March 16, 2000, and that the low closing price of Staples RD Stock was $10.75 on November 14, 2000. Thomas Weisel Partners also noted that the 20, 30 60, 90 and 120-day closing stock price averages ranged from $13.70 to $16.12, with the 20-day average of $15.93 used to determine the Reclassification Ratio falling within this range.

    Staples Comparative Stock Price Performance.  Thomas Weisel Partners also reviewed the recent stock price performance of Staples and compared its performance with an index comprised of selected hardline retailers and the S&P 500 index over the three-year period from March 9, 1998 through March 14, 2001. Thomas Weisel Partners noted that Staples RD Stock underperformed both the hardline retail index and the S&P 500 Index over this time period. However, compared to a specific peer group that included OfficeMax, Inc. and Office Depot, Inc. Staples RD Stock outperformed each of these companies' stocks over the three-year period from March 9, 1998 to March 7, 2001.

    Staples Comparable Companies Analysis.  Thomas Weisel Partners also compared Staples with selected companies in the hardline retail industry. Based on public and other available information, Thomas Weisel Partners calculated the multiples of the aggregate value of such companies to estimated revenue and earnings before interest and taxes ("EBIT") for such companies for 2001, as well as the multiples of price per share to estimated calendar year 2001 earnings per share ("EPS") for such companies. Thomas Weisel Partners selected the eight companies listed below because Thomas Weisel Partners believed that they have operations similar to certain of the operations of Staples, but noted that none of these companies has the same management, composition, size or combination of businesses as Staples:

  •
  Bed, Bath & Beyond, Inc.

  •
  Best Buy Co., Inc.

  •
  Circuit City Stores, Inc.

  •
  Linens'N'Things, Inc.

  •
  Lowes Companies, Inc.

  •
  Office Depot, Inc.

  •
  OfficeMax, Inc.

  •
  The Home Depot, Inc.

    The following table summarizes the results of this analysis:

	Aggregate Value of Comparable Companies as a Multiple of Revenues, EBIT and EPS
	Low		Median		High
2001 Revenues	0.1	x	0.6	x	2.8	x
2001 EBIT	9.9	x	15.4	x	24.1	x
2001 EPS	11.9	x	24.3	x	42.1	x

    Thomas Weisel Partners noted that, as of March 14, 2001, Staples' aggregate value was 0.7x estimated 2001 revenue and 15.1x estimated 2001 EBIT, and Staples' share price was 23.6x estimated 2001 EPS.

    While the comparable company analysis compared Staples to eight companies in the hardline retail industry, Thomas Weisel Partners did not include every company that could be deemed to be a participant in this same industry or in specific sectors of this industry.

    Pro Forma Consequences Analysis.  Using estimates and financial forecasts prepared by Wall Street analysts for Staples and by Staples.com management for Staples.com, Thomas Weisel Partners reviewed the pro forma effect of the Reclassification on the estimated earnings per share of Staples for fiscal years 2001 through 2005. Thomas Weisel Partners then compared the earnings per share of the pro forma company taking into account the Reclassification to the forecasted earnings per share of Staples before the Reclassification. The following table summarizes the results of this analysis:

Pro Forma Earnings per Share Accretion/(Dilution)
Fiscal year 2001	$(0.01)
Fiscal year 2002	$(0.01)
Fiscal year 2003	$(0.01)
Fiscal year 2004	$0.00
Fiscal year 2005	$0.00

    The foregoing description is only a summary of the analyses and examinations that Thomas Weisel Partners deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Thomas Weisel Partners. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Thomas Weisel Partners believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to us. In addition, Thomas Weisel Partners may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Thomas Weisel Partners with respect to the actual value of Staples or Staples.com.

    In performing its analyses, Thomas Weisel Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Staples and Staples.com. The analyses performed by Thomas Weisel Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Thomas Weisel Partners with respect to the fairness, from a financial point of view, of the Reclassification Ratio to Staples, and were provided to the Capital Stock Committee of the Board of Directors of Staples and the Board of Directors of Staples in connection with the delivery of the Thomas Weisel Partners opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

    The Reclassification Ratio was determined and approved by the Capital Stock Committee and the Board of Directors of Staples. The opinion and presentation of Thomas Weisel Partners to the Capital Stock Committee and the Board of Directors of Staples were among many factors that the Capital Stock Committee and the Board of Directors of Staples took into consideration in approving, and recommending that the stockholders approve, the Amendment and the Reclassification Ratio.

    Under its engagement letter dated March 14, 2001, Staples agreed to pay Thomas Weisel Partners a fee of $250,000 upon delivery of its opinion. The Board of Directors of Staples was aware of this fee structure and took it into account in considering the Thomas Weisel Partners opinion and in approving the Reclassification. Further, Staples agreed to reimburse Thomas Weisel Partners for its reasonable out-of-pocket expenses and to indemnify Thomas Weisel Partners, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws.

    In the ordinary course of its business, Thomas Weisel Partners actively trades the equity securities of Staples for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

Opinion of Wit SoundView Corporation

    Under an engagement letter dated March 15, 2001, Staples retained Wit SoundView Corporation to provide a fairness opinion to the Capital Stock Committee and the Board of Directors of Staples in connection with the Amendment. The Capital Stock Committee selected Wit SoundView to render its opinion based on Wit SoundView's qualifications, experience and reputation and its knowledge of Internet industries. At a meeting of the Capital Stock Committee on March 15, 2001, Wit SoundView delivered its opinion as investment bankers that, as of March 15, 2001, and based upon and subject to the various assumptions, limitations and considerations set forth in such opinion, the Reclassification Ratio was fair, from a financial point of view, to the holders of Staples.com Stock (other than Staples and its subsidiaries).

    The full text of Wit SoundView's opinion is attached as Appendix B to this proxy statement and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations of the review undertaken by Wit SoundView in rendering its opinion. Holders of Staples.com Stock are urged to, and should, read the opinion carefully and in its entirety. Wit SoundView's opinion is directed to the Capital Stock Committee and the Board of Directors of Staples and addresses only the fairness, from a financial point of view, of the Reclassification Ratio to holders of Staples.com Stock (other than Staples and its subsidiaries) as of the date of the opinion. Wit SoundView's opinion does not constitute a recommendation to the Capital Stock Committee or the Board of Directors of Staples, and does not constitute a recommendation to Staples shareholders, as to how such Directors or shareholders should vote with respect to the Amendment, and does not address the underlying business decision of the Capital Stock Committee or the Board of Directors of Staples to proceed with or effect the Amendment.

    The summary of the opinion of Wit SoundView set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

    In conducting its analysis and arriving at its opinion, Wit SoundView, among things:

  •
  reviewed certain financial and operating information relating to the businesses, operations and prospects of the Staples.com business, including forecasts and projections, provided to Wit SoundView by the management of the Staples.com business;

  •
  reviewed certain publicly available financial information relating to certain other companies Wit SoundView deemed to be reasonably comparable to the Staples.com business and the trading markets for certain of such companies' securities;

  •
  conducted discussions with certain members of senior management of the Staples.com and Staples businesses concerning the business and operations, assets, present condition and future prospects of Staples.com;

  •
  reviewed the publicly available financial terms of certain other transactions which Wit SoundView believed to be generally relevant; and

  •
  performed such other analyses, examinations and procedures, reviewed such other agreements and documents, and considered such other factors, as Wit SoundView deemed, in its sole judgment, to be necessary, appropriate or relevant to render its opinion.

    Wit SoundView also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities valuation in general. Wit SoundView's opinion was necessarily based upon economic, market, financial and other conditions as they existed and could be evaluated as of the date of Wit SoundView's opinion; Wit SoundView assumed no responsibility to make or revise its opinion based upon events or circumstances occurring after the date of its opinion.

    In arriving at its opinion, Wit SoundView did not make, obtain or assume any responsibility for any independent evaluation or appraisal of any of the properties or facilities or any of the assets or liabilities (contingent or otherwise) of the Staples.com business. Wit SoundView assumed and relied upon the accuracy and completeness of the financial and other information supplied to or otherwise made available to it in arriving at its opinion and did not attempt independently to verify, or undertake any obligation to verify, such information. Wit SoundView further relied upon the assurances of the managements of Staples and the Staples.com business that they were not aware of any facts that would make such information inaccurate or misleading. In addition, Wit SoundView assumed that the forecasts and projections provided to them by the managements of Staples and the Staples.com business represented their best currently available estimates and judgments as to the future financial conditions and results of operations of the Staples.com business, and assumed that such forecasts and projections were reasonably prepared based on such estimates and judgments. Wit SoundView assumed no responsibility for and expressed no view as to such forecasts and projections or the assumptions on which they were based.

    The following is a summary of the material analyses performed by Wit SoundView in connection with the preparation of its opinion. Certain of this information is presented in tabular format. In order to understand fully these financial analyses, the tables must be read together with the text of the summary of each analysis. The tables alone do not constitute a complete description of the analyses.

    Discounted Cash Flow Analysis.  Wit SoundView performed a discounted cash flow analysis of the Staples.com business for the years 2001 through 2005. All estimates for revenue and gross profit were based on calendar years. The projections of financial performance were made by management of the Staples.com business. Wit SoundView calculated a range of implied equity values per share of Staples.com Stock based upon the sum of the discounted net present value of the Staples.com business's five-year stream of projected unleveraged free cash flows plus the discounted net present value of the terminal value based on a range of multiples of the projected 2005 net income of the Staples.com business.

    Using discount rates ranging from 20% to 30% and terminal value multiples of projected 2005 net income ranging from 21.0x to 25.0x, Wit SoundView calculated the following range of implied equity values per share of Staples.com Stock:

	Low	High
Implied Range of Equity Value per share of Staples.com Stock	$5.41	$9.45

    Comparable Company Trading Analysis.  Wit SoundView reviewed certain publicly available financial information of selected publicly traded Internet retail companies, which Wit SoundView deemed to be generally comparable to the Staples.com business for the purpose of this analysis. The companies used in this review were:

  •
  Amazon.com Inc.

  •
  barnesandnoble.com Inc.

  •
  Beyond.com Corporation

  •
  Drugstore.com, Inc.

  •
  eBay Inc.

  •
  Open Market, Inc.

  •
  Onvia.com, Inc.

  •
  priceline.com Inc.

  •
  Travelocity.com Inc.

  •
  Webvan Group, Inc.

    In its analysis, Wit SoundView determined multiples for selected measures of financial performance for the comparable companies, including market value of common stock on a fully diluted basis (based on closing prices of March 13, 2001) as a multiple of:

  •
  estimated calendar year revenues for 2001 and 2002, as projected by research analysts; and

  •
  estimated calendar year gross profit for 2001 and 2002, as projected by research analysts.

    The following table sets forth the results of this analysis:

	Market Value of Common Stock as a Multiple of:
	Revenues				Gross Profit
	2001E		2002E		2001E		2002E
High	13.4	x	9.4	x	16.5	x	11.4	x
Low	0.1	x	0.3	x	0.6	x	1.1	x
Median	0.5	x	0.8	x	2.1	x	1.8	x
Mean	2.2	x	2.1	x	3.8	x	3.6	x

    Based on the median multiples identified above, this analysis implied a range of value for the Staples.com Stock of $4.77 to $9.53 per share.

    Wit SoundView noted that no company used in the foregoing analysis is directly comparable to Staples.com. Accordingly, Wit SoundView did not rely solely on the mathematical results of the analysis but also made qualitative judgments concerning the differences in financial and operating characteristics of these companies and other factors and issues that could affect the value of the companies to which Staples.com was compared.

    Precedent Transactions Analysis.  Based on publicly available information, Wit SoundView reviewed certain financial terms of selected merger and acquisition transactions announced between January 1, 2000 and March 10, 2001 involving Internet companies that, in Wit SoundView's judgement, were generally comparable to Staples.com. The six selected transactions included (target/acquiror):

  •
  About.com Inc./Primedia Inc.

  •
  Fatbrain.com Inc./barnesandnoble.com Inc.

  •
  CD Now Inc./Bertlesmann AG

  •
  Homegrocer.com Inc/Webvan Group Inc.

  •
  Exactis.com Inc./24/7 Media Inc.

  •
  UBID Inc./ CMGI Inc.

    Wit SoundView calculated the enterprise value of the target company, calculated as the value of consideration paid for common equity of the target (based on share prices at the date of public announcement) plus net debt (debt less cash) of the target, as a multiple of revenues and gross profit for the latest publicly available twelve-month period prior to the public announcement of the transaction. The following table summarizes this analysis:

	Enterprise Value as a Multiple of:
	LTM Revenues		LTM Gross Profit
High	38.4	x	189.8	x
Low	0.7	x	3.4	x
Median	5.2	x	16.3	x
Mean	12.7	x	46.0	x

    Based on the median multiples identified above, this analysis implied a range of value for the Staples.com Stock of $3.39 to $7.88 per share.

    Wit SoundView noted that no company or transaction used in the foregoing analysis was directly comparable to Staples.com or the Reclassification. Wit SoundView also noted that none of these transactions took place under market conditions or competitive conditions or circumstances that, as of the date of Wit SoundView's opinion, were directly comparable to the Reclassification. Accordingly, Wit SoundView did not rely solely on the mathematical results of the analysis but also made qualitative judgments concerning the differences in financial and operating characteristics of these companies and transactions and other factors and issues that could affect the value of the companies or transactions to which Staples.com or the Reclassification were compared.

    Contribution Analysis.  Wit SoundView calculated the respective percentage contributions of the Staples.com business and the remaining operations of Staples to Staples' consolidated revenues and gross profit for fiscal 2000 and, based on the respective managements' projections, estimated contributions for fiscal 2001 and 2002. Wit SoundView then compared those respective percentage contributions to the implied equity value of the Staples.com business based on an assumed equity value of $7.00 per share, and of the remaining Staples operation, based on the average of the closing prices of the Staples.com Stock for the twenty trading days ended March 14, 2001, less $7.00 per share.

    The following table summarizes this analysis:

	Contribution
	Staples.com	Rest of Staples
FY 2000 Revenues	4.8%	95.2%
FY 2000 Gross Profit	4.3%	95.7%
FY 2001E Revenues	8.1%	91.9%
FY 2001E Gross Profit	7.4%	92.6%
FY 2002E Revenues	9.6%	90.4%
FY 2002E Gross Profit	8.8%	91.2%
Implied Equity Value	11.9%	88.1%

    In arriving at its opinion, Wit SoundView considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Wit SoundView believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Wit SoundView may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Wit SoundView's view of the actual value of the Staples.com Stock. In performing its analyses, Wit SoundView made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the managements of Staples and the Staples.com business. Any estimates contained in Wit SoundView's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

    The analyses performed were prepared solely as part of Wit SoundView's analysis of the fairness from a financial point of view to holders of Staples.com Stock (other than Staples and its subsidiaries) of the Reclassification Ratio and were conducted in connection with the delivery of Wit SoundView's opinion. The analyses do not purport to be appraisals or reflect the prices at which the Staples.com Stock might actually be sold.

    The Reclassification Ratio was determined and approved by the Capital Stock Committee and the Board of Directors of Staples. Wit SoundView's opinion and presentation to the Capital Stock Committee and the Board of Directors of Staples were among many factors taken into consideration by the Capital Stock Committee and the Board of Directors of Staples in approving the Reclassification Ratio.

    Wit SoundView is an internationally recognized investment banking and advisory firm. Wit SoundView, as part of its business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Wit SoundView's trading and brokerage activities, Wit SoundView or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or for the account of customers in the securities of Staples.

    Wit SoundView will receive a fee of $150,000 for delivery of its opinion. In addition, Staples has agreed to reimburse Wit SoundView for any out-of-pocket expenses incurred by Wit SoundView in connection with its engagement and to indemnify Wit SoundView and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Wit SoundView or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Wit SoundView's engagement.

    In the past, Wit SoundView has from time to time, and may in the future, perform certain financial advisory services for Staples for which it has received, and may in the future receive, a fee.

    General Atlantic Partners LLC and venture capital funds that it manages have an ownership interest in both Staples.com Stock and in Wit SoundView's parent, Wit SoundView Group, Inc., and William Ford, a managing member of General Atlantic Partners LLC, is a director of Wit SoundView Group, Inc.

Subsequent Events

    Following the public announcement of the proposed reclassification on March 20, 2001, various stockholders of Staples expressed concerns that the members of the Board of Directors of Staples would benefit from the exchange of their shares of Staples.com Stock pursuant to the Amendment. On March 29, 2001, the Board of Directors of Staples met to discuss these stockholder concerns. At this meeting, it was the consensus of the directors that, while the Board had followed a process designed to assure that the Reclassification Ratio was fair to all stockholders of Staples, it was important, in order to maintain Staples' reputation for the highest levels of integrity and good corporate governance, to eliminate even the appearance of any conflict of interest in the Board's consideration of the proposed reclassification. The Board discussed two alternatives: first, withdrawing the proposed reclassification, and second, eliminating the direct financial interest of the directors in the reclassification. The Board unanimously concluded that it was in the best interests of the stockholders to proceed with the proposed reclassification but that, to eliminate even the perception of a conflict of interest, all directors would agree to rescind their purchases of Staples.com Stock and cancel all of their options for Staples.com Stock.

    On April 1, 2001, the Board of Directors met and ratified the repurchase by Staples of all outstanding shares of Staples.com held by the directors at their original purchase price of $3.25 per share, without interest, and the cancellation of all options for Staples.com Stock held by the directors. Having agreed to rescind their purchases of, and cancel their options for, Staples.com Stock, the Board then reconsidered the Reclassification Ratio. The Board reviewed the financial performance of the Staples.com business and reviewed with representatives of Thomas Weisel Partners their analyses, which were presented to the Capital Stock Committee on March 15, 2001 and which were used by Thomas Weisel Partners in preparation of its opinion that, as of March 15, 2001, the Reclassification Ratio was fair from a financial point of view to Staples. After discussion, the Board concluded that the Reclassification Ratio was fair to the holders of Staples RD Stock and Staples.com Stock and reaffirmed its recommendation that the Amendment be approved by the stockholders of Staples.

Primary Effects and Consequences of the Amendment for Staples' Capitalization

    If the Amendment is approved and implemented, it will have the following effects, among others, on the capitalization of Staples and the current holders of both series of common stock:

    Effects on Number of Issued Shares of Common Stock.  Each issued and outstanding share of Staples RD Stock (including treasury shares) will be reclassified into one share of Staples Common Stock. Each issued and outstanding share of Staples.com Stock (including treasury shares) will be reclassified into 0.4396 of shares of Staples Common Stock. As of May 2, 2001, 456,283,637 shares of Staples RD Stock and 7,444,301 shares of Staples.com Stock were issued and outstanding, excluding 117,846,659 shares attributable to Staples RD's retained interest of approximately 94.06% in Staples.com Stock.

    Effects on Stock Options.  Each option to purchase shares of Staples RD Stock will automatically become an option to purchase the same number of shares of Staples Common Stock and each option to purchase shares of Staples.com Stock will automatically become an option to purchase a number of shares of Staples Common Stock equal to the number of shares of Staples.com Stock subject to such option multiplied by the Reclassification Ratio, with fractional shares rounded down to the nearest whole number. In the case of options for Staples RD Stock, the exercise price of each such option will be unaffected. In the case of Staples.com Stock, the exercise price of each such option shall be adjusted by dividing the current exercise price by the Reclassification Ratio (rounded up to the nearest whole cent), with the aggregate exercise price for such option remaining unchanged. As of May 2, 2001, there were options outstanding to purchase 7,501,752 shares of Staples.com Stock.

    Effects on Stock Option and Employee Stock Purchase Plans.  Staples' various employee stock option and purchase plans allow Staples to grant stock options or awards for the purchase of shares of either series of Staples common stock. After the Amendment becomes effective, Staples intends to amend each such plan to provide that all future grants or awards shall be made in respect of shares of Staples Common Stock.

    Effects on Rights Agreement.  The Amendment will not require Staples to amend the Amended and Restated Rights Agreement, dated as of October 25, 1999, between Staples and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agreement"). Currently, each holder of Staples RD Stock holds 32/243rds of a right per share of Staples RD Stock. Each right entitles the holder to purchase one one-hundredth (1/100th) of a share of Series A Junior Participating Preferred Stock at an exercise price of $130 per right, subject to adjustment. After giving effect to the Amendment, each holder of Staples Common Stock (including former holders of Staples.com Stock) will hold 32/243rds of a right per share of Staples Common Stock. The number of rights held by current holders of Staples RD Stock will thus be unaffected by the Amendment. The rights will continue to be exercisable only upon the occurrence of certain conditions, as specified in the Rights Agreement.

Comparison of Common Stock Before and After Amendment

    The existing rights, powers, characteristics and limitations of shares of Staples RD Stock and Staples.com Stock are set forth in Article IV of the Certificate of Incorporation. The rights, powers, characteristics and limitations of the Staples Common Stock that will be issued pursuant to the Amendment will be set forth in the amended and restated Article IV of the Certificate of Incorporation. The following summary should be read in conjunction with, and is qualified in its entirety by reference to, the form of Amendment to the Certificate of Incorporation set forth in Appendix C attached to this proxy statement.

Existing Tracking Stocks
Proposed Common Stock
		Staples RD Stock	Staples.com Stock
Basic Investment Characteristics:	Our common stock will reflect the performance of all our businesses.

We intend Staples RD Stock to reflect the performance of Staples RD. Staples RD currently includes:

• North American superstores

• North American delivery operations, including our catalog and contract stationer businesses, but excluding our e-commerce businesses

• European operations

• A retained interest in Staples.com, which is currently approximately 92%.
We intend Staples.com Stock to reflect the performance of Staples.com, our e-commerce business. Staples.com principally consists of the Staples.com, Quill.com and StaplesLink.com web sites.
Dividends:
Although our revolving credit agreement restricts the payment of cash dividends, we will otherwise be permitted to pay dividends out of the assets of Staples legally available for the payment of dividends under Delaware law.
Although our revolving credit agreement restricts the payment of cash dividends, we are otherwise permitted to pay dividends on Staples RD Stock out of the assets of Staples legally available for the payment of dividends under Delaware law, but the total of the amounts paid as dividends on Staples RD Stock cannot exceed the available dividend amount for Staples RD. The available dividend amount for Staples RD is based on the amount that would be legally available for the payment of dividends under Delaware law if Staples RD were a separate Delaware corporation and certain other assumptions were applied.
Although our revolving credit agreement restricts the payment of cash dividends, we are otherwise permitted to pay dividends on Staples.com Stock out of the assets of Staples legally available for the payment of dividends under Delaware law (and transfer corresponding amounts to Staples RD in respect of its retained interest), but the total of the amounts paid as dividends on Staples.com Stock (and the corresponding amounts transferred to Staples RD in respect of its retained interest) cannot exceed the available dividend amount for Staples.com. The available dividend amount for Staples.com is based on the amount that would be legally available for the payment of dividends under Delaware law if Staples.com were a separate Delaware corporation and Staples RD's retained interest in Staples.com were represented by outstanding shares.

Mandatory Dividend, Redemption or Exchange on Disposition of Assets:	None.	If we dispose of all or substantially all of the assets of Staples RD and the disposition is not an exempt disposition, we would be required to choose one of the following three alternatives:	If we dispose of all or substantially all of the assets of Staples.com and the disposition is not an exempt disposition, we would be required to choose one of the following three alternatives:
		• pay a dividend to holders of Staples RD Stock in an amount equal to their proportionate interest in the net proceeds of such disposition;	• pay a dividend to holders of Staples.com Stock in an amount equal to their proportionate interest in the net proceeds of such disposition;
		• redeem from holders of Staples RD Stock, for an amount equal to their proportionate interest in the net proceeds of such disposition, outstanding shares of Staples RD Stock; or	• redeem from holders of Staples.com Stock, for an amount equal to their proportionate interest in the net proceeds of such disposition, outstanding shares of Staples.com Stock; or
		• issue Staples.com Stock in exchange for outstanding Staples RD Stock at a 10% premium.	• issue Staples RD Stock in exchange for outstanding Staples.com Stock at a 10% premium.

At any time within one year after completing a special dividend or partial redemption referred to above, we would have the right to issue Staples.com Stock in exchange for outstanding Staples RD Stock at a 10% premium.
At any time within one year after completing a special dividend or partial redemption referred to above, we would have the right to issue Staples RD Stock in exchange for outstanding Staples.com Stock at a 10% premium.
Optional Exchange of One Series of Common Stock for the Other Series:	None.
We have the right, at any time, to issue shares of Staples.com Stock in exchange for outstanding shares of Staples RD Stock at a premium that was initially 25% (for exchanges occurring in the first three months after the original issuance of Staples.com Stock or options for Staples.com Stock) and declines ratably each three-month period over three years to 15%. The premium would be 20.83% for the three-month period ending May 8, 2001 and would decline to 20% for the period between May 9, 2001 and August 8, 2001.
We have the right, at any time, to issue shares of Staples RD Stock in exchange for outstanding shares of Staples.com Stock at a premium that was initially 25% (for exchanges occurring in the first three months after the original issuance of Staples.com Stock or options for Staples.com Stock) and declines ratably each three-month period over three years to 15%. The premium would be 20.83% for the three-month period ending May 8, 2001 and would decline to 20% for the period between May 9, 2001 and August 8, 2001.

In addition, we have the right, at any time Staples.com Stock exceeds 40% of Staples' total market capitalization but is below 60% of its total market capitalization, to issue shares of either series of common stock in exchange for outstanding shares of the other series of common stock on a value for value basis.
In addition, we have the right, at any time Staples.com Stock exceeds 40% of Staples' total market capitalization, but is below 60% of its total market capitalization, to issue shares of either series of common stock in exchange for outstanding shares of the other series of common stock on a value for value basis.

Exchange for Stock of a Subsidiary at Staples' Option:	None.
We have the right at any time to transfer all of the assets and liabilities of Staples RD to a subsidiary and deliver all of the stock of that subsidiary in exchange for all of the outstanding Staples RD Stock.
We have the right at any time to transfer all of the assets and liabilities of Staples.com to a subsidiary and deliver all of the stock of that subsidiary in exchange for all of the outstanding Staples.com Stock.
Voting Rights:	One vote per share.	One vote per share.	One vote per share.
		Holders of Staples RD Stock and Staples.com Stock vote together as a single class, except in limited circumstances.	Holders of Staples RD Stock and Staples.com Stock vote together as a single class, except in limited circumstances.
Liquidation:
Upon liquidation of Staples, holders of the proposed common stock will be entitled to receive the net assets of Staples, if any, available for distribution to stockholders (after payment or provision for all liabilities of Staples and payment of the liquidation preference payable to any holders of Preferred Stock).
Upon liquidation of Staples, holders of Staples RD Stock and Staples.com Stock are entitled to receive the net assets of Staples, if any, available for distribution to stockholders (after payment or provision for all liabilities of Staples and payment of the liquidation preference payable to any holders of Preferred Stock). Amounts due upon liquidation in respect of shares of Staples RD Stock and shares of Staples.com Stock would be distributed pro rata based on the number of liquidation units represented by the outstanding shares of each series. Each share of Staples.com Stock has one liquidation unit and each share of Staples RD Stock has 3.11281 liquidation units.
Upon liquidation of Staples, holders of Staples RD Stock and Staples.com Stock are entitled to receive the net assets of Staples, if any, available for distribution to stockholders (after payment or provision for all liabilities of Staples and payment of the liquidation preference payable to any holders of Preferred Stock). Amounts due upon liquidation in respect of shares of Staples RD Stock and shares of Staples.com Stock would be distributed pro rata based on the number of liquidation units represented by the outstanding shares of each series. Each share of Staples.com Stock has one liquidation unit and each share of Staples RD Stock has 3.11281 liquidation units.

Impact of Amendment on Staples' Nasdaq National Market Listing and Operations

    The shares of Staples RD Stock are quoted for trading on the Nasdaq National Market under the symbol "SPLS." The shares of Staples.com Stock are not listed or quoted for trading on any public stock exchange. After the Amendment becomes effective under Delaware law, the shares of Staples Common Stock will remain quoted for trading on the Nasdaq National Market under the symbol "SPLS".

    Staples expects that the Amendment will have no impact on its operations other than simplifying certain financial reporting, legal compliance, and corporate administrative processes.

Material U.S. Federal Income Tax Consequences

    The following discussion is a summary of the material U.S. federal income tax consequences of the reclassification of Staples.com Stock and Staples RD Stock into Staples Common Stock, and is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations, published positions of the Internal Revenue Service, and court decisions now in effect, all of which are subject to change, possibly with retroactive effect, and subject to differing interpretations. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the Staples.com Stock and Staples RD Stock or the Treasury Department could issue regulations or other guidance that change current law. Any future legislation or regulation (or other guidance) could apply retroactively to the proposed transactions relating to the reclassification of Staples.com Stock and Staples RD Stock into Staples Common Stock.

    This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to you in light of your personal circumstances, nor does it discuss state, local, and foreign tax consequences. Rather, it addresses only U.S. federal income tax considerations that may be relevant to U.S. shareholders who hold their existing Staples RD Stock and Staples.com Stock and will hold their Staples Common Stock as capital assets within the meaning of Section 1221 of the Code. The discussion may not apply to certain shareholders who are subject to special treatment under the U.S. federal income tax laws, such as insurance companies, corporations subject to the alternative minimum tax, banks, dealers in securities, tax exempt organizations, persons that hold existing common stock as part of a straddle, hedging or conversion transaction, persons whose functional currency is not the U.S. dollar, or shareholders who acquire their stocks pursuant to the exercise of employee stock options or otherwise as compensation.

    You should consult your own tax adviser as to the application of the U.S. federal income tax laws to your particular situation, as well as to the applicability and effect of any state, local, foreign or other federal tax laws.

    Staples believes that the reclassification of shares of Staples.com Stock and Staples RD Stock into Staples Common Stock pursuant to the Amendment will be treated as a recapitalization under Section 368(a)(1)(E) of the Code and therefore (1) will not result in the recognition of any gain or loss by the holders of Staples RD Stock or the holders of Staples.com Stock (except where cash is received in lieu of fractional shares), (2) each shareholder's basis in the Staples Common Stock will be the same as such shareholder's basis in the Staples.com Stock (after adjustment for the basis attributable to fractional shares redeemed for cash) or the Staples RD Stock, as the case may be, surrendered therefor and (3) the holding period of the Staples Common Stock received by each shareholder will include the shareholder's holding period for the Staples.com Stock or the Staples RD Stock, as the case may be, surrendered therefor, provided that the Staples.com Stock or the Staples RD Stock, as the case may be, held on the date of the reclassification is a capital asset as defined in Section 1221 of the Code.

Rule 144 Restricted Securities

    The shares of Staples Common Stock issued as a result of the reclassification with respect to outstanding shares of Staples.com Stock that are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended, will continue to be "restricted securities." In accordance with the provisions of Rule 144, these restricted securities will not be available for public resale until they have been owned by the holder for a period of one year and the other requirements of Rule 144 have been satisfied. Rule 144 permits the holding period of securities surrendered in a recapitalization to be added, or "tacked," to the holding period of the shares acquired as a result of the recapitalization for purposes of satisfying the applicable one-year holding period under Rule 144. Accordingly, holders of shares of Staples.com Stock that are restricted securities will be able to "tack" their holding period of Staples.com Stock to their holding period of Staples Common Stock for purposes of satisfying the applicable one-year holding period under Rule 144.

Effective Time, Exchange of Certificates, Fractional Shares

    The Amendment will become effective when the corresponding certificate of amendment is filed with the Secretary of State of the State of Delaware. If approved, Staples expects to file the certificate of amendment as soon as practicable after the annual meeting. At the effective time, shares of Staples RD Stock and Staples.com Stock will become shares of Staples Common Stock without any action on your part.

    Promptly after the effective time, our transfer agent will mail each record holder of Staples.com Stock holding shares in certificated form, instructions and transmittal materials for effecting the surrender of stock certificates for Staples.com Stock in exchange for replacement certificates representing the number of whole shares of Staples Common Stock into which such shares of Staples.com Stock have been reclassified. Holders of Staples RD Stock will not have to surrender their certificates for new certificates representing Staples Common Stock.

    No fractional shares will be issued in connection with the Amendment. Instead, Staples will pay cash to holders who would otherwise be entitled to receive a fractional share (after aggregating all their holdings of Staples.com Stock) equal to such fractional share multiplied by $15.925.

    Please do not send any stock certificates with the enclosed proxy card, and do not surrender any stock certificates for replacement until you have received the proper transmittal materials from our transfer agent.

Interests of Certain Persons

    As of April 4, 2001, the members of the Board of Directors, including Thomas G. Stemberg and Ronald L. Sargent, beneficially owned a total of 13,127,469 shares of Staples RD Stock, or 2.84% of the shares of Staples RD Stock then outstanding, and beneficially owned no shares of Staples.com Stock.

    As of April 4, 2001, Staples' senior executive officers, including Messrs. Stemberg and Sargent, beneficially owned a total of 12,578,829 shares of Staples RD Stock, or 2.71% of the shares of Staples RD Stock then outstanding, and beneficially owned 2,938,196 shares of Staples.com Stock, or 2.34% of the shares of Staples.com Stock then outstanding (after giving effect to Staples RD's retained interest in the Staples.com Stock). Before giving effect to this retained interest, Staples' senior executive officers beneficially owned 32.75% of the shares of Staples.com Stock then outstanding. See "Beneficial Ownership of Common Stock." Before giving effect to this retained interest, employees of Staples owned 69.0% of the shares of Staples.com Stock outstanding on April 4, 2001.

    On March 29, 2001, in order to eliminate any perception of a conflict of interest in its consideration of the proposed reclassification, all members of the Board of Directors, including Messrs. Stemberg and Sargent, agreed to eliminate their direct financial interest in Staples.com Stock by entering into an agreement with Staples providing that: (1) each director would sell to Staples all of the shares of Staples.com Stock beneficially held by him or her at the original purchase price of $3.25 per share, without interest; (2) each director would cancel, for no consideration, all of his or her options for Staples.com Stock, and (3) Staples would indemnify each director for tax liability, if any, incurred by him or her as a result of such rescission and cancellation. Prior to this rescission and cancellation, the directors beneficially owned the following number of shares of Staples.com Stock: Mr. Stemberg (1,129,120); Mr. Sargent (596,840); each of Messrs. Anderson, Heisey, Moriarty, Nakasone, Trust and Walsh and Ms. Burton (53,250); each of Messrs. Mitchell, Moody and Romney (52,600); and Ms. Whitman (51,950). Prior to this rescission and cancellation, the directors as a group beneficially owned 2,308,460 shares of Staples.com Stock, or 1.82% of the shares of Staples.com Stock then outstanding (after giving effect to Staples RD's retained interest in the Staples.com Stock). Prior to this rescission and cancellation and before giving effect to this retained interest, the members of the Board of Directors beneficially owned 23.67% of the shares of Staples.com Stock then outstanding.

    Thomas Weisel Partners and Wit SoundView are full service securities firms engaged in securities trading and brokerage activities, as well as providing investment banking, financing, and financial advisory services. In the ordinary course of their trading, brokerage and financing activities, Thomas Weisel Partners and Wit SoundView or their affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own respective accounts, the account of Staples, or the accounts of their customers, in debt or equity securities of Staples. In the past, Wit SoundView has from time to time, and may in the future, perform certain financial advisory services for Staples for which it has received, and may in the future receive, a fee. Thomas Weisel Partners may also from time to time in the future provide financial advisory services to Staples, Inc. and may receive fees in the future in connection with such services.

Certain Relationships and Transactions

    Between November 1999 and January 2000, Staples sold an aggregate of 5,896,154 shares of Staples.com Stock to a group of investors, including General Atlantic Partners, L.P., Highland Capital Partners IV and Greylock IX Limited Partnership, at a purchase price of $3.25 per share. In connection with this transaction, all non-employee directors of Staples purchased an aggregate of 550,000 shares of Staples.com Stock at the same purchase price.

    On January 12, 2001, Staples repurchased an aggregate of 3,832,500 shares of Staples.com Stock from a group of venture capital holders, including an aggregate of 3,100,000 shares from General Atlantic Partners, Highland Capital Partners IV and Greylock IX Limited Partnership and their affiliates, at a purchase price of $6.10 per share.

    Mr. Stemberg beneficially owns a 0.11% interest in Greylock X Limited Partnership based on a $500,000 investment commitment, a 1.21% interest in Summit Accelerator Founders Fund based on a $100,000 investment commitment, and a 0.99% interest in Highland Entrepreneurs' IV Limited Partnership based on a $100,000 investment commitment. Mr. Moriarty beneficially owns a 0.11% interest in Greylock X Limited Partnership based on a $500,000 investment commitment. Each of Greylock X Limited Partnership, Highland Entrepreneurs' IV Limited Partnership, and Summit Accelerator Founders Fund purchased shares of Staples.com Stock on November 9, 1999, at a purchase price of $3.25 per share, or have subsequently received shares of Staples.com Stock as a result of share distributions from affiliated funds that were purchasers of such shares.

    Members of Staples' management team have acquired shares of Staples.com Stock upon exercise of stock options. Staples retains a right to repurchase a portion of the shares at their purchase price in the event the person ceases to provide services to Staples. Thirty-one members of Staples' management team, including 21 officers of Staples, borrowed an aggregate of $16.2 million from Boston Safe Deposit and Trust Company in order to pay for their shares. In addition, nine members of Staples' management team, including three officers, deferred the interest payments on their loans for a two year period. Each of these persons entered into a pledge agreement with Boston Safe Deposit and Bank Company pursuant to which they pledged their shares of Staples.com Stock as collateral for the loan they received. Staples entered into a Line of Credit and Guaranty Agreement with Boston Safe Deposit and Trust Company pursuant to which Staples agreed to guarantee these loans. See "Directors and Executive Officers of Staples—Certain Relationships and Related Transactions."

    In the fiscal year ended February 3, 2001, the amounts advanced by Staples to fund the operations of the Staples.com business, totaling approximately $100.6 million, were treated as capital contributions at per share prices ranging from $6.67 for April 2000 to $5.88 for January 2001. The price for contributions made during each monthly period was generally based on the average of the prices for the Staples.com Stock as of the beginning and end of such period, as established by Staples. As a result of these contributions, Staples' retained interest in Staples.com Stock increased by approximately 17 million shares. During the two subsequent monthly periods, Staples advanced an additional net amount of $6,152,000 to fund the operations of the Staples.com business, resulting in a further increase of 839,750 shares in Staples' retained interest in Staples.com Stock using a per share price of $6.10 for the first monthly period and $7.00 for the second monthly period ended on April 7, 2001.

No Appraisal Rights

    Under the Delaware General Corporation Law and Staples' Certificate of Incorporation, holders of shares of Staples RD Stock or Staples.com Stock will not have appraisal rights in connection with the proposed Amendment.

Pro Forma Financial Information

    Pro forma consolidated financial statements are attached to this proxy statement as Appendix D.

Recent Legal Proceedings

    Beginning on March 23, 2001, a total of 12 lawsuits were filed by Staples stockholders against Staples and each of its directors. On April 12, 2001, the lawsuits were consolidated and a Consolidated, Amended and Supplemented Complaint was filed in a purported class action entitled In re Staples, Inc. Shareholders Litigation, Cons. C.A. No. 18784 against Staples and each of its directors. The plaintiffs oppose Staples' proposal to amend the Company's Certificate of Incorporation to effect a recapitalization by reclassifying the Staples.com and Staples RD series of common stock (Proposal 2 in this proxy statement). Plaintiffs allege that Proposal 2 violates Delaware General Corporation Law, Staples' contractual obligations, and the fiduciary duties of Staples' directors. Staples believes that the lawsuits are without merit and intends to vigorously defend against the claims the plaintiffs have advanced.

    In the Consolidated, Amended and Supplemented Complaint, the plaintiffs assert eight causes of action. The plaintiffs allege that the proposed recapitalization violates Delaware General Corporation Law, contractual provisions of the agreements by which Staples has sold Staples.com Stock, and Staples' interested transactions policy. The plaintiffs also allege that Staples' directors have violated their duty of disclosure to Staples' shareholders in connection with this proxy statement as well as the proxy statement mailed to Staples stockholders in 1999 in connection with the special meeting held on November 9, 1999 that approved the creation of the Staples.com series of common stock. The plaintiffs further allege that Staples' directors have violated their fiduciary duties to Staples' shareholders and that the proposed recapitalization constitutes a waste of Staples' corporate assets. They further allege that the decision of Staples' directors to rescind their purchases of Staples.com Stock and cancel their options for Staples.com Stock and Staples' agreement to indemnify them for any tax liability in connection with their rescission and cancellation are void. Finally, they allege that the proposed conversion of options for Staples.com Stock into options for the proposed Staples Common Stock and the repurchase of shares of Staples.com Stock from certain venture capital investors are invalid.

    The plaintiffs seek to enjoin the June 11, 2001 vote on Proposal 2. The plaintiffs allege that Staples' directors established an inflated value for the shares of Staples.com Stock in the proposed recapitalization because the directors and officers of Staples own a significant number of shares of

Staples.com Stock. The plaintiffs further allege that the Staples RD shareholders cannot adequately evaluate Proposal 2 because Staples and its Board of Directors have allegedly made misleading statements about the value of the Staples.com stock and the process for valuing it, and have allegedly failed to disclose that the proposed reclassification serves the interests of certain members of management as opposed to Staples or Staples RD shareholders. In addition to the request for preliminary and permanent injunctive relief, the plaintiffs seek unspecified damages, declaratory relief that Proposal 2 violates Delaware General Corporation Law, Staples' contractual obligations, and the fiduciary duties of the directors, various forms of rescission, and attorneys' fees and costs. For a more detailed recitation of the allegations and claims asserted in the now consolidated lawsuit, see Appendix F attached to this proxy statement, which is a true and accurate copy of the Consolidated, Amended and Supplemented Complaint. The lawsuits were consolidated by and filed in the Chancery Court of the State of Delaware in and for New Castle County. Staples believes that the lawsuits and all the claims for relief are without merit and intends to vigorously defend against the claims asserted by the plaintiffs.

Reservation of Rights

    The Board of Directors reserves the right to abandon the Amendment without further action by the stockholders at any time before the filing of the certificate of amendment with the Secretary of State of the State of Delaware, even if the Amendment has been authorized by the stockholders at the Annual Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL, UNLESS YOU SPECIFY OTHERWISE IN YOUR PROXY.

PROPOSAL 3—APPROVAL OF AN AMENDMENT TO THE COMPANY'S
AMENDED AND RESTATED 1992 EQUITY INCENTIVE PLAN

    On March 5, 2001, the Board of Directors adopted, subject to stockholder approval, an amendment to the Company's Amended and Restated 1992 Equity Incentive Plan (the "Plan") pursuant to which the number of shares of common stock, regardless of series, reserved for issuance under the Plan will be increased from 105,300,000 (which represents 122,850,000 authorized shares, adjusted for the one-for-two reverse split of Staples.com Stock, effective as of April 5, 2000) to 130,300,000. The Board of Directors believes that grants of options and other stock-based awards have been, and will continue to be, an important compensation element in attracting and retaining key employees who are expected to contribute to the Company's growth and success. The Board of Directors believes that the proposed increase in the number of shares issuable under the Plan will help the Company accomplish these goals and will keep the Company's equity incentive compensation competitive with that of its competitors.

    The following is a brief summary of the provisions of the Plan. This summary is qualified in all respects by reference to the full text of the Plan, copies of which are attached to the electronic copy of this proxy statement filed with the SEC, and may be accessed from the SEC's home page. In addition, a copy of the Plan may be obtained by making a written request to the Corporate Secretary of the Company.

Summary of the Plan

    Under the Plan, grants of options and restricted stock awards may be made with respect to either Staples RD Stock or Staples.com Stock, or both. The Plan is administered by the Compensation Committee of the Board of Directors, which is authorized, subject to the provisions of the Plan, to determine the officers, employees and consultants of Staples, and its subsidiaries, which are eligible to be granted awards under the Plan. As grants of awards to employees under the Plan are discretionary, the Company cannot now determine the number of shares covered by options or other awards to be granted to any particular executive officer, executive officers as a group, or non-executive officer employees as a group. Options may be granted at an exercise price not less than the fair market value of the common stock on the date of grant or at an exercise price not less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of Staples.

    Under the current Plan, up to 105,300,000 shares of existing common stock (regardless of series) may be available for grants of awards, and the shares of common stock issued under the Plan may be either authorized and unissued shares or treasury shares, as Staples may from time to time determine. As of May 2, 2001, 6,986,235 shares of common stock remain available for future awards. Under the amended Plan, up to 130,300,000 shares of common stock (regardless of series) will be available for issuance out of authorized and unissued or treasury shares, as Staples may from time to time determine. The maximum number of shares with respect to which awards may be granted to any one person may not exceed 3,037,500 shares in any calendar year. Shares subject to an option (or portion thereof) that expires or terminates unexercised, and shares of restricted stock that are repurchased, will thereafter again be available for grant under the Plan. If the proposed amendment to the Company's Certificate of Incorporation regarding the reclassification of Staples.com Stock is approved, the Board of Directors intends to amend the Plan to reflect the fact that only a single series of common stock exists.

Material U.S. Federal Income Tax Consequences

    The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to awards under the Plan.

    The grant of an option will create no tax consequences for the participant or Staples. A participant will not recognize taxable income upon exercising an incentive stock option (within the meaning of Section 422 of the Code) ("ISO") (except that the alternative minimum tax may apply). Upon exercising an option other than an ISO, the participant generally must recognize ordinary income equal to the excess of the fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise over the exercise price.

    If the participant does not hold the common stock acquired upon exercise of an ISO for at least one year from the date of exercise and two years from the date of grant (the "ISO Holding Period"), the participant generally must recognize ordinary income equal to the lesser of (1) the fair market value of the shares at the date of exercise of the ISO minus the exercise price, or (2) the amount realized upon the disposition of the ISO shares minus the exercise price. The remaining gain, if any, will be a capital gain. A participant's disposition of shares acquired upon the exercise of an option (including an ISO for which the ISO Holding Period is met) generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares (the tax basis generally being the exercise price plus any amount recognized as ordinary income in connection with the exercise of the option).

    Generally, the Company will be entitled to a deduction equal to the amount recognized as ordinary income by a participant in connection with an option granted under the Plan. Any such deduction will be subject to the limitations of Section 162(m) of the Code. Generally, the Company is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the ISO Holding Period prior to disposition of the shares.

    With respect to awards granted under the Plan that result in the payment or issuance of shares that are either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the fair market value of shares received less any amount paid by the participant. Generally, the Company will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

    With respect to awards involving the issuance of shares that are restricted as to transferability or subject to a substantial risk of forfeiture (such as restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the shares at the first time the shares become transferable or not subject to a substantial risk of forfeiture, less any amount paid by the participant. However, if the participant makes an election under Section 83(b) of the Code within 30 days of the date of the grant, then the participant will recognize ordinary compensation income for the year in which the award is granted, in an amount equal to the difference between the fair market value of the shares at the time the award is granted and the purchase price paid for the shares. The participant will have a tax basis in the shares acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized. Generally, the Company will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED 1992 EQUITY INCENTIVE PLAN.

PROPOSAL 4—RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors, at the recommendation of the Audit Committee, has selected the firm of Ernst & Young LLP as Staples' independent auditors for the current fiscal year. Ernst & Young LLP has served as Staples' independent auditors since Staples' inception. Although stockholder approval of the Board of Directors' selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection.

    Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Audit fees

    Ernst & Young LLP billed the Company an aggregate of $910,000 in fees for professional services rendered in connection with the audit of the Company's financial statements for the fiscal year ended February 3, 2001 and the reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q during that fiscal year.

Financial Information Systems Design and Implementation Fees

    Ernst & Young LLP billed the Company an aggregate of $448,000 in fees for professional services rendered to the Company and its affiliates for the fiscal year ended February 3, 2001 in connection with the design and implementation of financial information systems. These fees were billed by the consulting group of Ernst & Young LLP prior to that group's sale to Cap Gemini in May 2000.

All Other Fees

    Ernst & Young LLP billed the Company an aggregate of $8,245,000 in fees for other services rendered to the Company and its affiliates for the fiscal year ended February 3, 2001, including audit-related service fees of $645,000 and non-audit service fees of $7,600,000. Audit-related service fees include fees for pension and statutory audits, accounting consultations and SEC registration statements.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR.

OTHER MATTERS

    All costs of solicitation of proxies will be borne by Staples. In addition to solicitations by mail, Staples' directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and Staples will reimburse them for their related out-of-pocket expenses.

    Proposals of stockholders intended to be presented at the 2002 Annual Meeting of Stockholders and that stockholders desire to have included in the Company's proxy materials relating to that meeting should be directed to the Corporate Secretary at 500 Staples Drive, Framingham, MA 01702, and must be received not later than January 10, 2002, which is 120 calendar days prior to the anniversary of this year's proxy statement mailing date, and must be in compliance with applicable laws and regulations under Rule 14a-8 under the Securities Exchange Act of 1934 in order to be considered for possible inclusion in the proxy statement and form of proxy for that meeting.

    If a stockholder wishes to present a proposal at a Company's annual meeting of stockholders and the proposal is not intended to be included in the Company's proxy statement for such meeting, the stockholder must give advance notice to Staples in accordance with the Company's By-laws, as further described below. If a stockholder gives notice of such a proposal after the applicable deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting. For the 2001 Annual Meeting of Stockholders, the Corporate Secretary of the Company generally must have received such notice at the address noted above on or after March 14, 2001, which is the date that is 90 calendar days before the meeting, but prior to April 13, 2001, which is the date that is 60 days before the meeting. However, as less than 70 days' notice or prior public disclosure of the date of the meeting has been given or made to stockholders, the Company's By-laws provide that such matter must be mailed or delivered to the Corporate Secretary not later than the close of business on May 19, 2001, which is the 10th day following the date on which the notice of the meeting was mailed or public disclosure was made.

    As of the date of this proxy statement, the Board of Directors does not know of any other matters which may come before the Annual Meeting. Should any other matter requiring a vote of the stockholders arise and be properly presented at the Annual Meeting, the proxy included with this proxy statement confers upon the persons named in the proxy and designated to vote the shares discretionary authority to vote, or otherwise act, with respect to any such matter, in accordance with their best judgment.

THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO SUBMIT YOUR PROXY. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

BENEFICIAL OWNERSHIP OF COMMON STOCK

    Except as otherwise noted, the following table sets forth the beneficial ownership of Staples RD Stock and Staples.com Stock as of April 4, 2001 (1) by each person who is known by Staples to beneficially own more than 5% of the outstanding shares of either series of common stock, (2) by each director and nominee for director, (3) by each of the senior executives named in the Summary Compensation Table set forth under the caption "Executive Compensation" below, and (4) by all current directors and executive officers as a group:

	Staples RD Stock		Staples.com Stock
Name of Beneficial Owner 5% Stockholders	Number of shares beneficially owned (1)	Percentage of shares beneficially owned (2)	Number of shares beneficially owned (1)(3)		Percentage of shares beneficially owned (4)
FMR Corp. (5) 82 Devonshire Street Boston, MA 02109	55,588,366	12.21	—		—
Wellington Management Co., LLP (6) 75 State Street Boston, MA 02109	36,409,168	8.00	—		—
General Atlantic Partners (7) 3 Pickwick Plaza, Suite 200 Greenwich, CT 06830	—	—	807,693		*
Highland Capital Partners (8) 2 International Place Boston, MA 02110	—	—	538,462		*
Greylock IX Limited Partnership (9) One Federal Street Boston, MA 02110	—	—	323,078		*
Jeanne B. Lewis (10) Staples.com 500 Staples Drive Framingham, MA 01702	159,219	*	1,025,823		*
Directors and Senior Executives
Thomas G. Stemberg (11)	7,486,175	1.63	—	(28)	—
Martin Trust (12)	2,778,032	*	—	(28)	—
Ronald L. Sargent (13)	1,269,433	*	—	(28)	—
Robert C. Nakasone (14)	514,649	*	—	(28)	—
Rowland T. Moriarty (15)	379,513	*	—	(28)	—
Mary Elizabeth Burton (16)	209,907	*	—	(28)	—
Paul F. Walsh (17)	133,245	*	—	(28)	—
James L. Moody, Jr. (18)	96,855	*	—	(28)	—
W. Lawrence Heisey (19)	89,657	*	—	(28)	—
W. Mitt Romney (20)	79,477	*	—	(28)	—
Basil L. Anderson (21)	50,200	*	—	(28)	—
George J. Mitchell (22)	21,435	*	—	(28)	—
Margaret C. Whitman (23)	18,891	*	—	(28)	—
Arthur M. Blank	—	—	—		—
Joseph S. Vassalluzzo (24)	1,646,985	*	338,736		*
John J. Mahoney (25)	692,049	*	338,736		*
Susan S. Hoyt (26)	482,111	*	171,250		*
All current Directors and Executive Officers as a group (28 persons) (27)	16,950,960	3.65	2,938,196		2.33

* Less than 1%

(1)
Each person has sole investment and voting power with respect to the shares indicated, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. Each person or entity listed is deemed to beneficially own shares issuable upon the exercise of stock options that are exercisable within 60 days after April 4, 2001.

(2)
Number of shares deemed outstanding includes 455,506,271 shares of Staples RD Stock outstanding as of April 4, 2001 and any options for shares of Staples RD Stock that are exercisable within 60 days after April 4, 2001 held by the person or entity in question.

(3)
Amounts reflect a recapitalization effected through a one-for-two reverse stock split effected as an exchange approved by the Board on March 7, 2000 and effective on April 5, 2000.

(4)
Percentages are based on 124,521,911 shares of Staples.com Stock deemed outstanding as of April 4, 2001, which includes 7,796,500 shares of Staples.com Stock outstanding as of such date and the 116,725,411 shares of Staples.com Stock issuable in respect of Staples RD's retained interest in Staples.com.

(5)
Based on FMR Corp.'s Schedule 13G filed with the Securities and Exchange Commission as of February 15, 2001.

(6)
Based on Wellington Management Company, LLP's Schedule 13G filed with the Securities and Exchange Commission as of February 13, 2001.

(7)
Includes 681,523 shares beneficially owned by General Atlantic Partners 59, L.P. and 126,170 shares beneficially owned by GAP Coinvestment Partners II, L.P.

(8)
Includes 516,923 shares beneficially owned by Highland Capital Partners IV Limited Partnership and 21,539 shares beneficially owned by Highland Entrepreneurs' IV Limited Partnership.

(9)
Includes 161,539 shares beneficially owned by Greylock IX Limited Partnership, 150,008 shares beneficially owned by Greylock X Limited Partnership and 11,531 shares beneficially owned by Greylock X-A Limited Partnership.

(10)
Includes options for 132,370 shares of Staples RD Stock and 718,131 shares of Staples.com Stock that are exercisable within 60 days after April 4, 2001.

(11)
Includes options for 4,250,544 shares of Staples RD Stock that are exercisable within 60 days after April 4, 2001. Also includes 2,635 shares of Staples RD Stock owned by Thomas G. Stemberg 1999 Trust; 4,947 shares of Staples RD Stock owned by Mr. Stemberg's wife; 100,000 shares of Staples RD Stock owned by Thomas G. Stemberg 2000 Trust; 100,000 shares of Staples RD Stock owned by Thomas G. Stemberg 2000 Trust#2 and 150,000 shares of Staples RD Stock owned by Thomas G. Stemberg L.P.

(12)
Includes options for 70,312 shares of Staples RD Stock that are exercisable within 60 days after April 4, 2001. Also includes 17,083 shares of Staples RD Stock owned by Mr. Trust's wife; 2,358,106 shares of Staples RD Stock owned by Trust Investments; and 24,136 shares of Staples RD Stock owned by 1999 MTDT Descendants' Trust of which Mr. Trust is a Trustee.

(13)
Includes options for 1,004,063 shares of Staples RD Stock that are exercisable within 60 days after April 4, 2001.

(14)
Includes options for 108,753 shares of Staples RD Stock that are exercisable within 60 days after April 4, 2001. Also includes 400,696 shares of Staples RD Stock beneficially owned by Robert C. Nakasone Trust.

(15)
Includes options for 165,232 shares of Staples RD Stock that are exercisable within 60 days after April 4, 2001. Also includes 54,480 shares of Staples RD Stock beneficially owned by Mr. Moriarty's children; and 5,000 shares of Staples RD Stock beneficially owned by Cubex Money Purchase Plan and Trust, a retirement fund established for Mr. Moriarity's benefit.

(16)
Includes options for 145,907 shares of Staples RD Stock that are exercisable within 60 days after April 4, 2001.

(17)
Includes options for 108,280 shares of Staples RD Stock that are exercisable within 60 days after April 4, 2001. Also includes 165 shares of Staples RD Stock held by Paul F. Walsh, IRA.

(18)
Includes options for 64,500 shares of Staples RD Stock that are exercisable within 60 days after April 4, 2001.

(19)
Includes options for 49,668 shares of Staples RD Stock that are exercisable within 60 days after April 4, 2001. Also includes 25,000 shares of Staples RD Stock beneficially owned by Two Cents Worth, Inc., of which Mr. Heisey is controlling shareholder.

(20)
Includes options for 34,620 shares of Staples RD Stock that are exercisable within 60 days after April 4, 2001.

(21)
Includes options for 31,500 shares of Staples RD Stock that are exercisable within 60 days after April 4, 2001.

(22)
Includes options for 12,000 shares of Staples RD Stock that are exercisable within 60 days after April 4, 2001.

(23)
Includes options for 3,750 shares of Staples RD Stock that are exercisable within 60 days after April 4, 2001.

(24)
Includes options for 1,449,858 shares of Staples RD Stock and 19,368 shares of Staples.com Stock that are exercisable within 60 days after April 4, 2001.

(25)
Includes options for 592,690 shares of Staples RD Stock and 19,368 shares of Staples.com Stock that are exercisable within 60 days after April 4, 2001.

(26)
Includes options for 371,250 shares of Staples RD Stock and 10,760 shares of Staples.com Stock that are exercisable within 60 days after April 4, 2001.

(27)
Includes options for 9,174,609 shares of Staples RD Stock and 1,176,062 shares of Staples.com Stock that are exercisable within 60 days after April 4, 2001.

(28)
On March 29, 2001, each director agreed to sell to Staples, at the original purchase price of $3.25 per share, all of the shares of Staples.com Stock beneficially owned by him or her and to cancel, for no consideration, all of his or her options for Staples.com Stock. See "Proposal 2—Approval of an Amendment to the Company's Certificate of Incorporation to Effect a Recapitalization by Reclassifying the Staples.com and Staples RD Series of Common Stock—Interests of Certain Persons."

DIRECTORS AND EXECUTIVE OFFICERS OF STAPLES

    Set forth below are the names and certain information with respect to each current director (other than the nominees) and executive officer of Staples.

Director Serving a Term Expiring at the 2001 Annual Meeting (Class 1 Director)

Served as Director Since
W. Lawrence Heisey, age 70 Chairman Emeritus of Harlequin Enterprises Ltd. of Toronto, Canada, a publishing company, since July 1990. Mr. Heisey was a Director of The Business Depot, Ltd. prior to its acquisition by Staples in August 1994. Mr. Heisey will be retiring as a Director of Staples as of the 2001 Annual Meeting of Stockholders.	1994
Directors Serving a Term Expiring at the 2002 Annual Meeting (Class 2 Directors)
Served as Director Since
Mary Elizabeth Burton, age 49 Chief Executive Officer of BB Capital, Inc., an investment and consulting company, since July 1992. Ms. Burton was Chief Executive Officer of the Cosmetic Center, Inc., a chain of 250 specialty retail stores, from June 1998 to April 1999. She is also a Director of The Sports Authority, Inc.	1993
Rowland T. Moriarty, age 54 Chairman and Chief Executive Officer of Cubex Corporation, a consulting company, since 1981. Mr. Moriarty was a professor at Harvard Business School from September 1982 to September 1992. He is also a Director of Trammel Crow Company and Charles River Associates, Inc.	1986
W. Mitt Romney, age 54
As of February 19, 1999, Mr. Romney became the President and Chief Executive Officer of the Salt Lake Olympic Committee. Mr. Romney has also been Chief Executive Officer of Bain Capital, Inc., a firm that manages certain venture capital funds, since May 1992. Mr. Romney has been a general partner and the managing partner of each of Bain Capital Partners and Bain Venture Capital, both general partners of venture capital limited partnerships, since September 1984 and October 1987, respectively. He served as Chief Executive Officer of Bain & Company, Inc., a management consulting firm, from 1991 to 1993. Mr. Romney is also a Director of Marriott International, Inc.	1986
Margaret C. Whitman, age 44
President and Chief Executive Officer of eBay, Inc., an on-line auction company, since February 1998 and a Director of eBay since March 1998. From January 1997 to February 1998, Ms. Whitman was General Manager of the Preschool Division of Hasbro, Inc. From February 1995 to December 1996, Ms. Whitman was employed by FTD, Inc., most recently as President, Chief Executive Officer and a Director. From October 1992 to February 1995, Ms. Whitman was employed by the The Stride Rite Corporation, in various capacities, including President, Stride Rite Children's Group and Executive Vice President, Product Development, Marketing & Merchandising, Keds Division.	1999

Directors Serving a Term Expiring at the 2003 Annual Meeting (Class 3 Directors)

Served as Director Since
Basil L. Anderson, age 56 Executive Vice President—Finance and Chief Financial Officer of Campbell Soup Company, a food products manufacturer, since April 1996. Prior to joining Campbell Soup, Mr. Anderson was with Scott Paper Company where he served in a variety of capacities beginning in 1975, including Vice President and Chief Financial Officer from February 1993 to December 1995.	1997
George J. Mitchell, age 67 Special Counsel at the law firm of Verner, Liipfert, Bernhard, McPherson and Hand since 1995. Appointed to the United States Senate in 1980, Senator Mitchell served until he left the Senate in 1995 as Majority Leader, a position he had held since January 1989. Senator Mitchell is also a Director of The Walt Disney Company; Xerox Corporation; FedEx Corporation; UNUMProvident Corporation; Casella Waste Systems, Inc.; Starwood Hotels and Resorts and Unilever.	1998
Robert C. Nakasone, age 53 Chief Executive Officer of NAK Enterprises, L.L.C., an investment and consulting company, since January 2000. Prior to that he served as Chief Executive Officer of Toys "R" Us, Inc., a retail store chain, from February 1998 to September 1999. Previously, Mr. Nakasone served in other positions with Toys "R" Us including President and Chief Operating Officer from January 1994 to February 1998 and Vice Chairman and President of Worldwide Toy Stores from January 1989 to January 1994.	1986
Ronald L. Sargent, age 45 President and Chief Operating Officer of Staples since November 1998. Prior to that he served in various capacities since joining Staples in March 1989, including President—North American Operations from October 1997 to November 1998, President—Staples Contract & Commercial from June 1994 to October 1997, and Vice President—Staples Direct and Executive Vice President—Contract & Commercial from September 1991 until June 1994. Mr. Sargent is also a Director of Yankee Candle Corporation.	1999
Thomas G. Stemberg, age 52 Chairman of the Board of Directors and Chief Executive Officer of Staples since February 1988. Mr. Stemberg is also a Director of PETsMART, Inc.	1986

Board and Committee Meetings

    The Board of Directors has five standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance Committee, the Executive Committee and the Capital Stock Committee. Committee membership as of the record date was as follows:

Audit Committee	Compensation Committee
Basil L. Anderson, Chairman	Martin Trust, Chairman
Mary Elizabeth Burton	W. Lawrence Heisey
Paul F. Walsh	Robert C. Nakasone
Margaret C. Whitman
Corporate Governance Committee	Executive Committee
James L. Moody, Jr., Chairman	Robert C. Nakasone
George J. Mitchell	W. Mitt Romney
Rowland T. Moriarty	Thomas G. Stemberg
W. Mitt Romney
Capital Stock Committee
George J. Mitchell, Chairman
Basil L. Anderson
James L. Moody, Jr.

    The Audit Committee provides the opportunity for direct contact between Staples' independent auditors and the Board. This Committee reviews the auditors' performance in the annual audit and in assignments unrelated to the audit, reviews auditors' fees, discusses Staples' internal accounting control policies and procedures and considers and recommends the selection of Staples' independent auditors. The Audit Committee met four times during the fiscal year ended February 3, 2001.

    The Compensation Committee sets the compensation levels of executive officers (subject to review by the Board of Directors), provides recommendations to the Board regarding compensation programs, administers Staples' equity incentive, stock purchase and other employee benefit plans and authorizes option and restricted stock grants under the Amended and Restated 1992 Equity Incentive Plan and option grants under the 1997 United Kingdom Company Share Option Scheme. The Compensation Committee met four times during the fiscal year ended February 3, 2001.

    The Corporate Governance Committee provides recommendations to the Board regarding nominees for director, membership on the Board committees, and succession matters for the Chief Executive Officer. This Committee will consider director nominees recommended by stockholders. Stockholders who wish to recommend nominees for director should submit recommendations to the Corporate Secretary, who will forward them to the Corporate Governance Committee for consideration. The Corporate Governance Committee met three times during the fiscal year ended February 3, 2001.

    The Executive Committee of the Board of Directors is authorized, with certain exceptions, to exercise all of the powers of the Board in the management and affairs of Staples. It is intended that the Executive Committee shall take action only when reasonably necessary to expedite Staples' interests between regularly scheduled Board meetings. The Executive Committee did not meet during the fiscal year ended February 3, 2001.

    The Capital Stock Committee oversees the implementation of the cash management and allocation policies and inter-business arrangements and, when called upon by the Board, assesses and advises the Board as to the fairness of matters that may have disparate impacts on holders of Staples RD Stock and Staples.com Stock. Any such decision will be made by the committee in good faith and in a manner consistent with its fiduciary duties to Staples and to all of Staples' common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Staples common stock, including the holders of Staples.com Stock. The Capital Stock Committee may call its own meetings or the Board of Directors may request the committee to meet. The Capital Stock Committee met two times during the fiscal year ended February 3, 2001.

    The Board of Directors met five times during the fiscal year ended February 3, 2001. Each incumbent director attended at least 75% of the aggregate number of Board meetings and meetings of committees on which he or she then served, with the exception of Ms. Whitman. At its meeting on December 1, 2000, the Board of Directors voted to excuse Ms. Whitman from attending Board and committee meetings in 2001.

Director Compensation

    Under the Amended and Restated 1990 Director Stock Option Plan (the "Amended and Restated Director Plan") during the fiscal year ended February 3, 2001, directors were compensated exclusively through equity rather than receiving a portion of their compensation in cash. Accordingly, other than as indicated below and for reimbursement for expenses incurred in attending meetings of the directors, non-employee directors ("Outside Directors") did not receive any fees or other cash compensation for their services as directors. Senator Mitchell provides consulting services to the Company in return for an annual fee of $75,000. During the fiscal year ended February 3, 2001, the Company paid this fee to Senator Mitchell in the form of Staples RD Stock.

    The Amended and Restated Director Plan authorizes Staples to grant non-qualified stock options and make awards of Performance Accelerated Restricted Stock ("PARS") to Outside Directors. Under the Amended and Restated Director Plan, Outside Directors will automatically receive, upon initial election as a member of the Board of Directors, a grant of options to purchase 15,000 shares of Staples RD Stock and 5,000 shares of Staples.com Stock. In addition, on the date of the first regularly scheduled Board of Directors meeting following the end of each fiscal year, Outside Directors will automatically receive (1) a grant of options to purchase 3,000 shares of Staples RD Stock for each regularly scheduled meeting day of the Board of Directors that such Outside Director attended, up to a maximum of 15,000 shares of Staples RD Stock and (2) a grant of options to purchase 650 shares of Staples.com Stock for each regularly scheduled meeting day of the Board of Directors that such Outside Director attended, up to a maximum of 3,250 shares of Staples.com Stock.

    In addition, at the first regularly scheduled Board of Directors meeting following the end of each fiscal year of the Company in which performance targets are established relating to PARS awarded to executive officers of the Company, (1) each Outside Director shall be granted 400 PARS of Staples RD Stock for each regularly scheduled meeting day of the Board of Directors attended by such Director in the previous 12 months (up to a maximum of 2,000 PARS), (2) each Outside Director may be granted up to 100 PARS of Staples.com Stock for each regularly scheduled meeting day of the Board of Directors attended by such Director in the previous 12 months (up to a maximum of 500 PARS), and (3) the Lead Director (as defined in the Amended and Restated Director Plan) and the Chairman of each of the Audit, Capital Stock, Compensation, and Governance Committees of the Board of Directors shall be granted 200 PARS of common stock (of either, or a combination of both, series of common stock) for each regularly scheduled meeting day of the Board of Directors attended by such Outside Director in the previous 12 months (up to a maximum of 1,000 PARS).

    With respect to the fiscal year ended February 3, 2001 and in accordance with the Amended and Restated Director Plan, on March 5, 2001, each of Ms. Burton and Messrs. Anderson, Heisey, Mitchell, Moody, Moriarty, Nakasone, Romney, Trust and Walsh was granted an option to purchase 15,000 shares of Staples RD Stock, and an option to purchase 3,250 shares of Staples.com Stock; and Ms. Whitman was granted an option to purchase 6,000 shares of Staples RD Stock and an option to purchase 1,300 shares of Staples.com Stock. Each option to purchase Staples RD Stock was granted at an exercise price of $14.813 per share and each option to purchase Staples.com Stock was granted at an exercise price of $6.10 per share. These options were granted automatically, without action by the Board of Directors, and the exercise price for the Staples.com options (which was set automatically and without action by the Board of Directors) was based on the price at which shares of Staples.com Stock had been most recently purchased from a third party. On March 29, 2001, the directors agreed to cancel these and all other options granted to them for the purchase of Staples.com Stock. Pursuant to the Amended and Restated Director Plan, at the next Board of Directors meeting in which performance targets are established relating to PARS, the following will be awarded: Mr. Moody will be awarded 3,600 PARS of Staples RD Stock; Mr. Anderson will be awarded 2,800 PARS of Staples RD Stock; Mr. Trust will be awarded 2,800 PARS of Staples RD Stock; Mr. Mitchell will be awarded 2,200 PARS of Staples RD Stock; Ms. Burton and Messrs. Heisey, Moriarty, Nakasone, Romney and Walsh will each be awarded 2,000 PARS of Staples RD Stock; and Ms. Whitman will be awarded 800 PARS of Staples RD Stock. The Board of Directors does not plan to award additional PARS of Staples.com Stock to outside directors, as described in clause (2) of the preceding paragraph, at such meeting.

    All stock options granted under the Amended and Restated Director Plan are granted at an exercise price equal to the fair market value of the common stock on the date of grant. Options to purchase Staples RD Stock generally become exercisable on a cumulative basis in four equal annual installments, commencing on the first anniversary of the date of grant. Options to purchase Staples.com Stock are exercisable in full on the date of grant and, prior to vesting, shares acquired upon option exercise are subject to repurchase by the Company upon termination of service as a director at a price equal to the exercise price. The shares are restricted by the following vesting schedule: 25% of such shares will vest one year after the date of grant and the remaining 75% of such shares will vest in equal monthly installments (2.083% per month) over the following 36 months, provided that the optionee continues to serve as a director of Staples on such dates.

    Recipients of PARS own shares of common stock (which may be issued on a deferred basis) under terms that provide for vesting over a period of time and a right to repurchase in favor of Staples with respect to unvested stock, at a price equal to their original purchase price (if any), when the recipient ceases to be a director of Staples. Except as otherwise determined by the Board of Directors, all PARS issued under the Amended and Restated Director Plan shall be issued without the payment of any cash purchase price by the recipient. The restrictions on transfer and forfeiture provisions of the PARS to be granted to the Outside Directors shall lapse on the same basis as PARS awarded to Staples' executive officers for the fiscal year ended February 3, 2001. See "Executive Compensation—Performance Accelerated Restricted Stock Awards."

Executive Officers

    In addition to Messrs. Stemberg and Sargent, the following are the executive officers of Staples:

Joseph G. Doody, age 48

  Mr. Doody has served as President—Staples Contract & Commercial since November 1998. Prior to joining Staples, Mr. Doody was Vice President of Sutherland Group, a call center outsourcing company, from January 1998 to November 1998. From January 1997 to September 1997, Mr. Doody served as President, North American Office Imaging of Danka, P.L.C. From December 1992 to December 1996, Mr. Doody was with Eastman Kodak Company where he served as General Manager and Vice President Office Imaging.

Deborah G. Ellinger, age 42

  Ms. Ellinger has served as Senior Vice President—Strategic Planning & New Business Development since June 1999. Prior to joining Staples, Ms. Ellinger was a Partner at The Boston Consulting Group from 1990 to 1999, where she focused on strategy development for Fortune 500 companies.

Richard R. Gentry, age 51

  Mr. Gentry has served as Executive Vice President—Merchandising & Supply Chain Management since January 2001. Prior to that he served as Executive Vice President—Merchandising from February 1996 to December 2000. Prior to joining Staples, Mr. Gentry was with Lechmere, Inc. from 1987 to January 1996 where he served as Executive Vice President Merchandising from 1993 to January 1996.

Edward C. Harsant, age 56

  Mr. Harsant has served as President—North American Stores since August 2000. Prior to that he served as President—The Business Depot, Ltd. from January 1995 to August 2000. Prior to joining Staples, Mr. Harsant was with K-Mart Corp. where he served as Vice President Merchandise from October 1991 to December 1994.

Patrick Hickey, age 43

  Mr. Hickey has served as Senior Vice President—Corporate Controller since November 1999. Prior to that he served in various capacities since joining Staples in June 1993, including Vice President and Treasurer from September 1997 to November 1999, Vice President—Financial Planning, Analysis & Reporting from January 1996 to September 1997 and Director of Financial Planning from October 1994 to January 1996.

Susan S. Hoyt, age 57

  Ms. Hoyt has served as Executive Vice President—Human Resources since July 1996. Prior to joining Staples, Ms. Hoyt was with Dayton Hudson Department Stores, a clothing retailer in Minneapolis, Minnesota, where she served as Executive Vice President of Store Operations from 1993 to 1996.

Jacques Levy, age 51

  Mr. Levy has served as President—Staples International since April 2000. Prior to joining Staples, Mr. Levy was with The Walt Disney Company where he served in a variety of capacities beginning in 1995, including Vice President of Stores, The Disney Store Europe from March 1995 to March 1997, Vice President and General Manager, Global Franchise The Disney Store, Inc. from March 1997 to September 1998 and Vice President Retail Business Development, Disney Consumer Products from October 1998 to February 2000.

Jeanne B. Lewis, age 37

  Ms. Lewis has served as President—Staples.com since September 1999. Prior to that she served in various capacities since joining Staples in April 1993, including Executive Vice President—Marketing from November 1998 to September 1999, Senior Vice President—Marketing from February 1998 to November 1998, Senior Vice President—Marketing and Small Business from April 1997 to February 1998, Vice President/Divisional Merchandise Manager from 1996 to April 1997, and Director of Operations and Director of Sales and Marketing from 1994 to 1996.

Brian T. Light, age 37

  Mr. Light has served as Executive Vice President and Chief Information Officer since February 2000. Prior to that he served as Senior Vice President and Chief Information Officer from February 1998 to February 2000. From 1986 to January 1998, he was an associate partner at Andersen Consulting where he served as a business and technology consultant.

John J. Mahoney, age 49

  Mr. Mahoney has served as Executive Vice President, Chief Administrative Officer and Chief Financial Officer since October 1997. Prior to that he was Executive Vice President and Chief

  Financial Officer from September 1996 to October 1997. From June 1996 to August 1996, Mr. Mahoney was Executive Vice President and Chief Financial Officer at Hill, Holliday, Connors, Cosmopulos, an advertising agency. Prior to joining Hill, Holliday, Mr. Mahoney was a partner with Ernst & Young LLP, where he served in various capacities in its accounting and auditing groups from 1975 to June 1996.

Robert J. Moore, age 44

  Mr. Moore has served as Executive Vice President—Marketing since November 1999. Prior to joining Staples, Mr. Moore was with Bausch & Lomb Incorporated where he served in a variety of capacities beginning in 1989, including Global Vice President of Business Strategy & Marketing, Sunglasses from October 1996 to October 1999 and President, U.S. Health Care from April 1993 to October 1996.

Lawrence J. Morse, age 51

  Mr. Morse has served as President—Quill Corporation since February 2000. Previously he served as Senior Vice President of Operations—Quill Corporation from November 1998 to January 2000 and Vice President of Operations—Quill Corporation from June 1989 to November 1998.

Jack A. VanWoerkom, age 47

  Mr. VanWoerkom has served as Senior Vice President, General Counsel and Secretary since March 1999. Prior to that he served as General Counsel of Teradyne, Inc. from January 1998 to March 1999. From January 1994 to June 1997, Mr. VanWoerkom was Chief Legal Counsel, Vice President of Development and Managing Director of Europe for A.W. Chesterton.

Joseph S. Vassalluzzo, age 53

  Mr. Vassalluzzo has served as Vice Chairman since December 1999. Prior to that he served in various capacities since joining Staples in September 1989, including President, Realty and Development from October 1997 to December 1999, President—Staples Realty from September 1996 to October 1997, Executive Vice President—Growth and Development from November 1993 to September 1996, and Executive Vice President—Growth and Support Services from April 1993 to November 1993.

    Staples' Chairman of the Board of Directors and all other executive officers are elected annually by the Board of Directors and serve at the discretion of the Board. No family relationships exist between any of the executive officers or Directors of Staples.

Executive Compensation

    The following table sets forth certain information concerning the compensation for each of the last three fiscal years of Staples' Chief Executive Officer and the four other most highly compensated executive officers during the fiscal year ended February 3, 2001 (the "Senior Executives").

SUMMARY COMPENSATION TABLE

		Annual Compensation (1)		Long Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (2)	Restricted Stock Awards ($) (3)		Staples RD Stock Options (#) (3)	Staples.com Stock Options (#)(4)		All Other Compensation ($) (5)
Thomas G. Stemberg Chairman & CEO	2000 1999 1998	710,117 682,083 645,883	243,624 525,147 673,556	1,418,750 2,075,000 2,606,250	(6) (7) (8)	600,000 300,000 2,400,000	64,560 1,064,560 —	(21) (21)	30,252 22,844 17,769
Ronald L. Sargent President & Chief Operating Officer	2000 1999 1998	544,250 522,917 449,083	149,375 322,078 349,261	1,064,062 1,556,250 1,282,032	(9) (10) (11)	600,000 225,000 1,361,250	48,420 548,420 —	(21) (21)	5,449 31,934 32,193
John J. Mahoney Exec. Vice President, Chief Financial Officer, & Chief Administrative Officer	2000 1999 1998	482,050 463,000 439,250	121,278 261,413 335,880	638,437 933,750 1,172,813	(12) (13) (14)	300,000 90,000 585,000	19,368 319,368 —		19,187 41,876 42,848
Joseph S. Vassalluzzo Vice Chairman	2000 1999 1998	482,050 463,000 439,250	121,278 261,413 325,636	638,437 933,750 1,064,202	(15) (16) (17)	400,000 90,000 585,000	19,368 319,368 —		5,523 46,947 48,150
Susan S. Hoyt Exec. Vice President Human Resources	2000 1999 1998	445,767 428,292 407,875	101,954 220,424 283,535	354,687 518,750 651,562	(18) (19) (20)	125,000 50,000 300,000	10,760 160,760 —		29,214 26,127 17,220

(1)
In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Senior Executive for each year shown.

(2)
Represents amounts paid under Staples' Executive Officer Incentive plan or executive bonus plan for the relevant fiscal year.

(3)
Amounts reflect the three-for-two stock splits effected on January 30, 1998 and January 28, 1999, as applicable.

(4)
All amounts reflect a recapitalization effected through a one-for-two reverse stock split approved by the Board on March 7, 2000 and effective on April 5, 2000.

(5)
Represents an actuarial equivalent benefit to the Senior Executive from payment of annual premiums by the Company under a split dollar insurance program.

(6)
On October 1, 2000, Mr. Stemberg was awarded 100,000 shares of PARS with a per share value of $14.1875. As of February 3, 2001, these restricted shares owned by Mr. Stemberg had a total value of $1,625,000. See "Performance Accelerated Restricted Stock Awards."

(7)
On October 1, 1999, Mr. Stemberg was awarded 100,000 shares of PARS with a per share value of $20.75. As of February 3, 2001, these restricted shares owned by Mr. Stemberg had a total value of $1,625,000. See "Performance Accelerated Restricted Stock Awards."

(8)
On October 1, 1998, Mr. Stemberg was awarded 150,000 shares of PARS with a per share value of $17.375. As of February 3, 2001, these restricted shares owned by Mr. Stemberg had a total value of $2,437,500. See "Performance Accelerated Restricted Stock Awards."

(9)
On October 1, 2000, Mr. Sargent was awarded 75,000 shares of PARS with a per share value of $14.1875. As of February 3, 2001, these restricted shares owned by Mr. Sargent had a total value of $1,218,750. See "Performance Accelerated Restricted Stock Awards."

(10)
On October 1, 1999, Mr. Sargent was awarded 75,000 shares of PARS with a per share value of $20.75. As of February 3, 2001, these restricted shares owned by Mr. Sargent had a total value of $1,218,750. See "Performance Accelerated Restricted Stock Awards."

(11)
On October 1, 1998, Mr. Sargent was awarded 67,500 shares of PARS with a per share value of $17.375. On January 1, 1999, Mr. Sargent was awarded 3,750 shares of PARS with a per share value of $29.125. As of February 3, 2001, these restricted shares owned by Mr. Sargent had a combined total value of $1,157,812. See "Performance Accelerated Restricted Stock Awards."

(12)
On October 1, 2000, Mr. Mahoney was awarded 45,000 shares of PARS with a per share value of $14.1875. As of February 3, 2001, these restricted shares owned by Mr. Mahoney had a total value of $731,250. See "Performance Accelerated Restricted Stock Awards."

(13)
On October 1, 1999, Mr. Mahoney was awarded 45,000 shares of PARS with a per share value of $20.75. As of February 3, 2001, these restricted shares owned by Mr. Mahoney had a total value of $731,250. See "Performance Accelerated Restricted Stock Awards."

(14)
On October 1, 1998, Mr. Mahoney was awarded 67,500 shares of PARS with a per share value of $17.375. As of February 3, 2001, these restricted shares owned by Mr. Mahoney had a total value of $1,096,875. See "Performance Accelerated Restricted Stock Awards."

(15)
On October 1, 2000, Mr. Vassalluzzo was awarded 45,000 shares of PARS with a per share value of $14.1875. As of February 3, 2001, these restricted shares owned by Mr. Vassalluzzo had a total value of $731,250. See "Performance Accelerated Restricted Stock Awards."

(16)
On October 1, 1999, Mr. Vassalluzzo was awarded 45,000 shares of PARS with a per share value of $20.75. As of February 3, 2001, these restricted shares owned by Mr. Vassalluzzo had a total value of $731,250. See "Performance Accelerated Restricted Stock Awards."

(17)
On October 1, 1998, Mr. Vassalluzzo was awarded 61,249 shares of PARS with a per share value of $17.375. As of February 3, 2001, these restricted shares owned by Mr. Vassalluzzo had a total value of $995,296. See "Performance Accelerated Restricted Stock Awards."

(18)
On October 1, 2000, Ms. Hoyt was awarded 25,000 shares of PARS with a per share value of $14.1875. As of February 3, 2001, these restricted shares owned by Ms. Hoyt had a total value of $406,250. See "Performance Accelerated Restricted Stock Awards."

(19)
On October 1, 1999, Ms. Hoyt was awarded 25,000 shares of PARS with a per share value of $20.75. As of February 3, 2001, these restricted shares owned by Ms. Hoyt had a total value of $406,250. See "Performance Accelerated Restricted Stock Awards."

(20)
On October 1, 1998, Ms. Hoyt was awarded 37,500 shares of PARS with a per share value of $17.375. As of February 3, 2001, these restricted shares owned by Ms. Hoyt had a total value of $609,375. See "Performance Accelerated Restricted Stock Awards."

(21)
On March 29, 2001, each director, including Messrs. Stemberg and Sargent, agreed to cancel, for no consideration, all of his or her options for Staples.com Stock.

Performance Accelerated Restricted Stock ("PARS") Awards

    In order to maintain Staples' high risk-high reward philosophy, the Compensation Committee adopted, as part of the Amended and Restated 1992 Equity Incentive Plan, a PARS plan (the "Plan") for certain key executives. Under the Plan, shares of Staples RD Stock are granted to executives in consideration for services. The shares are "restricted" in that they may not be sold or transferred by the executive until they "vest." Staples' PARS issued in fiscal 2000 will vest on February 1, 2005 subject to acceleration upon achievement of certain pre-determined earnings per share ("EPS") growth targets over the next two to four fiscal years. Staples' PARS issued in fiscal 1999 will vest on February 1, 2004 subject to acceleration upon achievement of certain pre-determined earnings per share ("EPS") growth targets over the next two fiscal years. Staples' PARS issued in fiscal 1998 vested on May 18, 2000 as a result of Staples exceeding EPS targets for fiscal 1999. EPS growth targets are determined by the Compensation Committee and approved by the Board of Directors each year for grants under the Plan. Once the PARS have vested, they become "unrestricted" and may be freely sold or transferred. The PARS are forfeited if a Staples executive's employment terminates prior to vesting except in extraordinary circumstances which include, without limitation, death or disability of the executive; a merger, consolidation, sale, reorganization or change in control of the Company; or any other nonrecurring significant event affecting the Company, an employee or the Amended and Restated 1992 Equity Incentive Plan.

Option Grants

    The following table sets forth certain information concerning grants of stock options during the fiscal year ended February 3, 2001 for each of the Senior Executives.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants
Name	Number of Options Granted (1)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share (2)	Expiration Date	Grant Date Present Value (3)
Thomas G. Stemberg
Staples RD Stock	150,000		0.88%	$14.0625	6/06/2010	$696,094
Staples RD Stock	300,000		1.76%	$15.3750	7/01/2010	$1,522,125
Staples RD Stock	150,000		0.88%	$14.9375	9/18/2010	$728,203
Staples.com Stock	64,560	(4)	1.62%	$5.32	7/01/2010	$112,998
Ronald L. Sargent
Staples RD Stock	187,500		1.10%	$14.0625	6/06/2010	$870,117
Staples RD Stock	225,000		1.32%	$15.3750	7/01/2010	$1,141,594
Staples RD Stock	187,500		1.10%	$14.9375	9/18/2010	$910,254
Staples.com Stock	48,420	(4)	1.21%	$5.32	7/01/2010	$84,749
John J. Mahoney
Staples RD Stock	105,000		0.62%	$14.0625	6/06/2010	$487,266
Staples RD Stock	90,000		0.53%	$15.3750	7/01/2010	$456,638
Staples RD Stock	105,000		0.62%	$14.9375	9/18/2010	$509,742
Staples.com Stock	19,368		0.49%	$5.32	7/01/2010	$33,899
Joseph S. Vassalluzzo
Staples RD Stock	155,000		0.91%	$14.0625	6/06/2010	$719,297
Staples RD Stock	90,000		0.53%	$15.3750	7/01/2010	$456,638
Staples RD Stock	155,000		0.91%	$14.9375	9/18/2010	$752,477
Staples.com Stock	19,368		0.49%	$5.32	7/01/2010	$33,899
Susan S. Hoyt
Staples RD Stock	37,500		0.22%	$14.0625	6/06/2010	$174,023
Staples RD Stock	50,000		0.29%	$15.3750	7/01/2010	$253,688
Staples RD Stock	37,500		0.22%	$14.9375	9/18/2010	$182,051
Staples.com Stock	10,760		0.27%	$5.32	7/01/2010	$18,833

(1)
Each of the Staples RD Stock options granted vests over a four year period as follows: 25% of such shares will vest one year after the date of grant and the remaining 75% of such shares will vest in equal monthly installments (2.083% per month) over the following 36 months, provided that the optionee continues to be employed by Staples on such dates. Each of the Staples.com Stock options granted is exercisable in full on the date of grant and, prior to vesting, shares acquired upon option exercise are subject to repurchase by the Company upon the termination of the optionee's employment by the Company at a price equal to the exercise price. The shares are restricted by the following vesting schedule: 25% of such shares will vest one year after the date of grant and the remaining 75% of such shares will vest in equal monthly installments (2.083% per month) over the following 36 months, provided that the optionee continues to be employed by

  Staples on such dates. The exercisability of the Staples RD Stock options and the vesting of the Staples.com Stock options are accelerated under certain circumstances. See "Employment Contracts, Termination of Employment and Change-in-Control Agreements with Senior Executives."

(2)
The exercise price of options to purchase shares of Staples RD Stock is equal to the fair market value per share of Staples RD Stock on the date of grant, based on the last reported sales price on NASDAQ. The exercise price of options to purchase shares of Staples.com Stock is equal to the fair market value per share of Staples.com Stock on the date of grant as determined by the Board of Directors.

(3)
The estimated present values at grant date have been calculated using a Black-Scholes option pricing model, based upon the following assumptions: a six year expected life of option; a dividend yield of 0.0%; expected volatility of 40.93%, 40.95%, and 40.69% for Staples RD Stock options and 40.95% for Staples.com Stock options; and a risk-free interest rates of 6.18%, 6.16%, and 5.85% for Staples RD Stock options and 6.16% for Staples.com Stock options, representing the interest rate on a U.S. Government zero-coupon bond on the date of grant, with a maturity corresponding to the expected life of the option. Values are adjusted to reflect a risk of forfeiture due to vesting requirements.

(4)
On March 29, 2001, each director, including Messrs. Stemberg and Sargent, agreed to cancel, for no consideration, all of his or her options for Staples.com Stock.

Option Exercises and Holdings

    The following table sets forth certain information concerning each exercise of stock options during the fiscal year ended February 3, 2001 by each of the Senior Executives and the number and value of unexercised options held by each of the Senior Executives on February 3, 2001.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR END OPTION VALUES

Name	No. of Shares of Common Stock Acquired On Exercise	Value Realized (1)	No. of Shares of Common Stock Underlying Unexercised Options at Fiscal Year End Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year End (2) Exercisable/Unexercisable
Thomas G. Stemberg
Staples RD Stock	0	$0	4,250,544/1,350,000	$22,380,944/$787,500
Staples.com Stock(3)	0	$0	64,560/0	$53,585/$0
Ronald L. Sargent
Staples RD Stock	0	$0	1,004,063/2,073,750	$5,441,875/$1,915,621
Staples.com Stock(3)	0	$0	48,420/0	$40,189/$0
John J. Mahoney
Staples RD Stock	0	$0	592,690/1,020,000	$3,175,320/$1,296,247
Staples.com Stock	0	$0	19,368/0	$16,072/$0
Joseph S. Vassalluzzo
Staples RD Stock	0	$0	1,449,858/1,075,000	$15,570,976/$1,055,310
Staples.com Stock	0	$0	19,368/0	$16,072/$0
Susan Hoyt
Staples RD Stock	0	$0	371,250/520,000	$2,280,387/$706,249
Staples.com Stock	0	$0	10,760/0	$8,931/$0

(1)
Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.

(2)
Based on the fair market value of the Staples RD Stock on February 3, 2001, as determined from the last reported sales price on NASDAQ ($16.25 per share) and the fair market value of the Staples.com Stock on February 3, 2001, based on the price at which shares of Staples.com Stock had most recently been valued in share and option transactions ($6.15 per share), less the option exercise price.

(3)
On March 29, 2001, each director, including Messrs. Stemberg and Sargent, agreed to cancel, for no consideration, all of his or her options for Staples.com Stock.

Employment Contracts, Termination of Employment and Change-in-Control Agreements with Senior Executives

    Staples has entered into Severance Benefit Agreements (the "Severance Agreements") with each of the Senior Executives. Under the Severance Agreements, the Senior Executives would be entitled to continuation of salary and other benefits for (1) 18 months in the case of Mr. Stemberg, and (2) 12 months in the case of Ms. Hoyt and Messrs. Mahoney, Sargent and Vassalluzzo, following termination of employment by Staples without cause (or "constructive discharge" as provided in the Severance Agreements). Each Senior Executive would receive such benefits for an additional period of six months if such termination occurred within two years following a "change in control" of Staples (as defined in the Severance Agreements). A change in control of Staples also results in a partial acceleration of the exercisability of outstanding options held by the Senior Executives (and all Staples associates) and a discharge without cause (or resignation for good reason) within one year after a change in control results in the acceleration in full of all options and PARS. In the event Mr. Mahoney is terminated without cause within one year after a change of control, Staples would also guarantee to him that the sum of all severance payments plus the total gain realized and realizable upon the sale and/or exercise of his PARS and/or options would equal at least $2,000,000.

Compliance with Section 16(a) of the Securities Exchange Act of 1934.

    Based solely on its review of copies of reports filed by persons ("Reporting Persons") required to file such reports pursuant to Section 16(a) under the Exchange Act, Staples believes that all filings required to be made by Reporting Persons of the Company were timely made in accordance with the requirements of the Exchange Act, with the exception of (1) the sale in June 2000 by Mr. Bingleman of 139,539 shares of Staples RD Stock which was reported in July 2000, (2) the award to Ms. Whitman of 1,200 PARS in June 2000, pursuant to the Amended and Restated 1990 Director Stock Option Plan, which was reported in July 2000 and (3) the sale in October 1999 by Mr. Stemberg's wife of 745 shares of Staples RD Stock which was reported in November 2000.

Compensation Committee Interlocks and Insider Participation

    Ms. Whitman and Messrs. Heisey, Nakasone and Trust, all non-employee directors of Staples, served on the Compensation Committee for the entire fiscal year ended February 3, 2001. No executive officer of the Company has served as a director or member of the Compensation Committee of any other entity whose executive officers served as a director or member of the Compensation Committee of the Company.

Certain Relationships and Related Transactions

    See "Director Compensation" regarding Senator Mitchell's consulting agreement with the Company.

    Staples rents certain real estate from Home Depot, Inc. under two leases. In fiscal 2000, Staples paid Home Depot, Inc. an aggregate of $511,765 in lease payments in connection with these leases. Mr. Blank, a nominee for Class 1 director, is a Co-founder and Co-Chairman of the Board of Home Depot, Inc. and served as President and Chief Executive Officer of Home Depot, Inc. in 2000.

    Staples has a policy that transactions and loans, if any, between Staples and its officers, directors and affiliates will be on terms no less favorable to Staples than could be obtained from unrelated third parties and will be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors. In addition, this policy mandates that Staples may make loans to such officers, directors and affiliates for bona fide business purposes only.

    Between December 1999 and February 2000, Staples sold an aggregate of 550,000 shares of Staples.com Stock to the non-employee directors of Staples at a purchase price of $3.25 per share. These shares of Staples.com Stock were purchased on the same terms as shares purchased by an independent group of venture capital firms during the same time period.

    On March 29, 2001, each director agreed to sell to Staples at the original purchase price of $3.25 per share, all of the shares of Staples.com Stock beneficially owned by him or her and to cancel, for no consideration, all of his or her options for Staples.com Stock. These share repurchases and option cancellations have been completed.

    Certain executive officers of Staples have acquired shares of Staples.com Stock upon exercise of stock options. Staples has the right to repurchase a portion of the shares at their purchase price in the event the officer ceases to be employed by Staples. Thirteen executive officers borrowed an aggregate of $7.8 million from Boston Safe Deposit and Trust Company in order to pay for their shares. In addition, three of the executive officers deferred the interest payments on their loans for two years. Each of the executive officers entered into a pledge agreement with Boston Safe Deposit and Bank Company pursuant to which they pledged their shares of Staples.com Stock as collateral for the loan they received. Staples entered into a Line of Credit and Guaranty Agreement with Boston Safe Deposit and Trust Company pursuant to which Staples agreed to guarantee these loans.

    The following table identifies the executive officers who received loans to purchase their Staples.com Stock, the original loan amount and the balance of each loan as of May 2, 2001.

Name	Title	Original Loan Amount (1)		Loan Balance as of May 2, 2001
Joseph G. Doody	President—Staples Contract & Commercial	$500,000	(2)	$554,758	(3)
Deborah G. Ellinger	Senior Vice President—Strategic Planning & New Business Development	$172,991		$172,991
Susan S. Hoyt	Executive Vice President—Human Resources	$522,470		$522,470
Jeanne B. Lewis	President—Staples.com	$1,000,000	(4)	$1,106,169	(5)
Brian Light	Executive Vice President and Chief Information Officer	$237,991		$237,991
John J. Mahoney	Executive Vice President, Chief Administrative Officer & Chief Financial Officer	$1,037,946		$1,037,946
Robert J. Moore	Executive Vice President—Marketing	$241,488		$241,488
Ronald L. Sargent	President and Chief Operating Officer	$782,365		$0	(6)
Jack A. VanWoerkom	Senior Vice President—General Counsel and Secretary	$172,991		$172,991
Joseph S. Vassalluzzo	Vice Chairman	$1,037,946		$1,037,805

(1)
All loans accrue interest at a floating annual rate equal to the rate quoted as "Call Money" from time to time in the "Money Rates" Section of The Wall Street Journal, or if no such rate is quoted or The Wall Street Journal is not available, the generally prevailing rate for loans to members of the New York Stock Exchange secured by stock exchange collateral provided by Reuters or a similar source of recognized standing selected by the Boston Safe Deposit and Trust Company (the "Bank"). In the event the Bank determines that for any reason no rate comparable to "Call Money" is available on a given day, the loans shall bear interest on such date at the "Prime Rate" minus 1% per annum. "Prime Rate" means the rate quoted as the "Prime Rate" in the "Money Rates" section of The Wall Street Journal. In the event "Call Money" or the "Prime Rate" is reported as a range of rates, the rate used to calculate the interest rates under the notes will be the highest such rate reported.

(2)
Does not include a $100,000 credit line to pay interest on the loan.

(3)
Includes $45,332 borrowed to pay interest on the loan

(4)
Does not include a $200,000 credit line to pay interest on the loan.

(5)
Includes $87,373 borrowed to pay interest on the loan.

(6)
Mr. Sargent repaid his loan in full on April 4, 2001.

Compensation Committee Report on Executive Compensation

    Staples' executive compensation program is administered by the Compensation Committee composed of the non-employee directors listed below. Staples' executive compensation program is designed to retain and reward executives who are responsible for leading Staples in achieving its business objectives. All decisions by the Compensation Committee relating to the compensation of Staples' executive officers are reviewed by the full Board. This report is submitted by the Compensation Committee and addresses Staples' compensation policies for fiscal year 2000 and forward as they affected the Chief Executive Officer and the other executive officers of Staples.

Compensation Philosophy

    The objectives of the executive compensation program are to (1) align compensation with business objectives, individual performance and the interests of Staples' stockholders, (2) motivate and reward high levels of performance, (3) recognize and reward the achievement of Company and/or business unit goals, and (4) enable Staples to attract, retain and reward executive officers who contribute to the long-term success of Staples.

    The Committee's executive compensation philosophy is that a significant portion of executive compensation should be tied directly to the performance of Staples as a whole. The compensation philosophy was restated this year to more accurately reflect Staples' practice of leveraging equity and aligning executive compensation with the interests of its stockholders. Accordingly, more emphasis is being placed on total direct compensation instead of the separate components of base pay, cash bonuses and equity awards. The restated executive compensation philosophy is as follows:

Senior Executive Officers

  •
  Base Pay and Bonus are reviewed annually, but are expected to be well below the median of the market (as described below).

  •
  Total Direct Compensation is highly leveraged with equity and is targeted to deliver well above the median of the market, based on performance.

Executive Officers

  •
  Base Pay and Annual Total Cash Compensation (base + bonus) are targeted at the median of the market.

  •
  Total Direct Compensation (base, bonus and long term incentives) could deliver well above the median of the market, based on performance.

Status of the Executive Compensation Program

    Based on information provided by The Hay Group ("Hay"), an international compensation and human resources consulting group, the Committee targeted total annual compensation (salary, cash bonus and stock) to fall above the median relative to the pay practices of a peer group of publicly traded companies in the retail industry (including companies in the Standard & Poor's Retail Composite Index contained in the stock performance graph contained in this Proxy Statement). The Committee seeks, however, to provide its executives with opportunities for compensation substantially higher than base salary through performance-based bonuses, stock options and Performance Accelerated Restricted Stock ("PARS"). The Committee also believes that bonus awards tied to achievement of pre-approved performance goals serve as an influential motivator to its executives and help to align the executives' interests with those of the stockholders of Staples. The Committee also continues to believe that a substantial portion of the compensation of Staples' executives should be linked through Staples' stock option and PARS program to the success of Staples' stock in the marketplace. Stock options and PARS further align the interests of management and stockholders and assist in the retention of valued executives.

  •
  Base Salaries: Base salaries for the Senior Executive Officers are below the 40th percentile of comparable positions in the Hay study group.

  •
  Bonus: Each of Staples' executive officers, including the Senior Executives, was eligible to participate in Staples' Executive Officer Incentive Plan in fiscal year 2000 (the "Bonus Plan"). The Bonus Plan provided for the payment of a range of cash bonuses to executive officers based on "stretch" objectives relating to company-wide earnings per share, return on net assets, and customer service goals.

    The earnings per share, return on net assets and customer service goals for the Bonus Plan were determined by the Committee and approved by the Board of Directors at the beginning of fiscal year 2000. In each case, these bonus goals represented "stretch" objectives, requiring performance in excess of amounts set for budget purposes to achieve target bonus payouts. The Committee established target bonus payouts for executives in an attempt to bring the cash portion of total annual compensation (base salary plus target bonus) to approximately the median of the cash compensation paid to the Hay comparison group.

    For fiscal year 2000, Staples fell short of objectives for earnings per share, customer service and return on net assets. Discretionary bonus awards, which generally represented less than half of the targeted award for bonus eligible employees, were recommended by the Committee and approved by the Board of Directors.

  •
  Stock Options: In addition to base salary and bonus, Staples' executives are also granted annually performance-based long-term incentives represented by stock options. The intent of these awards is to further encourage retention and promote identity of interest with Staples' stockholders. The 1992 Equity Incentive Plan was amended and restated in 1999 to provide for awards of options of either Staples RD Stock and/or Staples.com Stock. In determining whether awards of Staples RD Stock or Staples.com Stock, or both, will be made to specific employees, consideration is given to, among other things, the identity of the business to which the employee provides services. The Compensation Committee also considers the fact that, in the business environment in which Staples competes for executives, stock options are an important part of executive compensation packages and are frequently offered in substantial amounts to attract talented and experienced executives to join startups and other less established businesses. The continued future success of Staples, in general, and Staples.com, in particular, is dependent on the ability to attract and retain key executives. Accordingly, the Committee considers data about the level of stock options awarded, not only in companies in its competitive business group, but also in the competitive labor market in which we compete for executive talent.

  Annual stock option awards of both Staples RD Stock and Staples.com Stock were made to executive officers in July 2000, the same time that stock option awards were made to all stock option eligible employees of the Company. In granting these options, the Committee considered the influence and business drivers within each executive's area of responsibility on the Staples.com business and Staples Retail and Delivery business. The vesting schedule of these grants and future annual Staples RD Stock option grants was changed from a three year cliff vesting schedule to 25% vesting one year from date of grant and monthly thereafter over the next three years. This change reflects industry movement towards graduated vesting schedules and away from cliff vesting. In its core competitor group, Staples was the only company with a cliff-vesting schedule.

  •
  Performance Accelerated Restricted Stock (PARS): In order to maintain Staples' high risk-high reward philosophy, help retain key executives, maintain focus on stockholder returns and to reinforce its compensation philosophy, the Committee has adopted the use of PARS for certain key management, including its executive officers. The shares are "restricted" in that they may not be sold or transferred by the executive until they "vest". Staples' PARS issued in fiscal year 2000 will vest on February 1, 2005 subject to acceleration if Staples achieves certain pre-determined EPS growth targets over the next two to four fiscal years. EPS growth targets are determined by the Committee and approved by the Board of Directors each year for grants of PARS in that year. Once the PARS have vested, they become "unrestricted" and may be sold or transferred. Due to fiscal year 2000 earnings per share results, there will be no accelerated vesting of PARS this year.

    Mr. Stemberg, Staples' Chief Executive Officer, is eligible to participate in the same executive compensation program available to other Staples executives, and his total annual compensation, including compensation derived from the Bonus Plan and stock option/PARS program, was set by the Committee in accordance with the same criteria. Mr. Stemberg's annual salary was increased in fiscal year 2000 from $685,000 to $712,400. Mr. Stemberg's annual salary remained below the 25th percentile for the Chief Executive Officer position within the Hay comparison group. Under the Bonus Plan, Mr. Stemberg was paid a bonus of $243,624 placing his total cash compensation below the 40th percentile of the Hay comparison group. In fiscal year 2000, the Committee granted Mr. Stemberg 100,000 PARS, and options to purchase 600,000 shares of Staples RD Stock and 64,560 shares of Staples.com Stock under the options/PARS program. These grants were valued and based on the same factors the Committee considered in establishing the size of other executive PARS and stock option grants. Using the Black-Scholes valuation for options, total annual compensation to Mr. Stemberg in fiscal year 2000 placed him above the median of the Hay comparison group.

Tax Considerations

    Under Section 162(m) of the Internal Revenue Code of 1986, as amended, certain executive compensation in excess of $1 million paid to a public company's chief executive officer and the four most highly-paid executive officers is not deductible for federal income tax purposes unless the executive compensation is awarded under a performance-based plan approved by the stockholders. In 1998, the Committee adopted and Staples shareholders approved the Bonus Plan in compliance with Section 162(m). The Company's stock option plans are performance based, and have been structured and implemented to comply with Section 162(m). Finally, while the Company's PARS program has a significant performance component, it cannot be qualified under 162(m) without compromising valuable executive incentives which the Committee believes outweigh any tax benefit to the Company. The Committee reserves the right to use its judgement to authorize compensation payments that may be in excess of the limit when the Committee believes such payments are appropriate and in the best interests of its stockholders, after taking into consideration changing business conditions and the performance of its employees.

Compensation Committee:	Martin Trust, Chairman W. Lawrence Heisey Robert C. Nakasone Margaret C. Whitman

Report of the Audit Committee of the Board of Directors

    The Audit Committee of the Company's Board of Directors is composed of three members and acts under a written charter first adopted and approved by the Board of Directors on March 16, 1995 and amended on March 4, 2001. A copy of the amended charter is attached to this proxy statement as Appendix E. The members of the Audit Committee are independent directors, as defined by its charter and the rules of the Nasdaq National Market.

    The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended February 3, 2001 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

    The Committee reviewed with Ernst & Young LLP, the Company's independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

    The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

    In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended February 3, 2001 for filing with the Securities and Exchange Commission.

Audit Committee:	Basil L. Anderson Mary Elizabeth Burton Paul F. Walsh

STOCK PERFORMANCE GRAPH

    The following graph compares the cumulative total stockholder return on Staples RD Stock between February 3, 1996 and February 3, 2001 (the end of fiscal 2000) with the cumulative total return of (1) Standard & Poor's 500 Composite Index and (2) the Standard & Poor's Retail Store Composite Index. This graph assumes the investment of $100.00 on February 3, 1996 in Staples RD Stock, the Standard & Poor's 500 Composite Index and the Standard & Poor's Retail Store Composite Index, and assumes dividends are reinvested. Measurement points are February 1, 1997, January 31, 1998, January 30, 1999, January 29, 2000 and February 3, 2001 (Staples' last five fiscal year ends).

Dividends Reinvested
TOTAL RETURN TO STOCKHOLDERS

Data Points:

	03-Feb-96	01-Feb-97	31-Jan-98	30-Jan-99	29-Jan-00	03-Feb-01
SPLS	100.00	120.59	160.29	378.86	284.56	215.07
S&P Retail Composite	100.00	115.92	172.78	281.63	276.94	291.28
S&P 500	100.00	123.64	154.17	201.25	213.92	212.23

WHERE YOU CAN FIND MORE INFORMATION

    The SEC allows Staples to "incorporate" information that Staples files with the SEC in other documents. This means that Staples can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this proxy statement. Information contained in this proxy statement and information that Staples files with the SEC in the future and incorporates by reference in this proxy statement automatically updates and supersedes previously filed information. Staples incorporates by reference the documents listed below and any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the Annual Meeting.

  •
  Staples' Annual Report on Form 10-K for the fiscal year ended February 3, 2001.

    You may request a copy of these documents, which will be provided at no cost, by contacting: Staples, Inc., 500 Staples Drive, Framingham, Massachusetts 01702, Attention: Corporate Secretary; Telephone (508) 253-0879. These documents are also available on the SEC's Internet site at http://www.sec.gov.

APPENDIX A

March 15, 2001

Capital Stock Committee of the Board of Directors
and the Board of Directors
Staples, Inc.
500 Staples Drive
Framingham, MA 01702

Ladies and Gentlemen:

    We understand that Staples, Inc., a Delaware corporation (the "Company"), proposes to amend the Company's Certificate of Incorporation to reclassify (the "Reclassification") the series of Company common stock currently designated as Staples.com Common Stock ("Staples.com Stock") into shares of the series of Company common stock currently designated as Staples Retail and Delivery Common Stock ("Staples Stock") and to rename the resulting single series of common stock as Staples Common Stock. Pursuant to the Reclassification, as more fully described in a draft dated March 15, 2001 of the proposed Proxy Statement for the next annual meeting of stockholders of the Company (the "Draft Proxy Statement") and as further described to us by management of the Company, we understand that each outstanding share of the Staples.com Stock will be reclassified into 0.4396 (the "Reclassification Ratio") of a share of Staples Stock. The terms and conditions of the Reclassification are set forth in more detail in the Draft Proxy Statement.

    You have asked for our opinion as investment bankers as to whether the Reclassification Ratio is fair to the Company from a financial point of view, as of the date hereof. As you are aware, we were not retained to nor did we advise the Company with respect to determining the Reclassification Ratio, alternatives to the Reclassification or the Company's underlying decision to proceed with or effect the Reclassification.

    In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to the Company and its Staples.com business ("Staples.com"), including the consolidated financial statements for recent years and interim periods to February 3, 2001 and certain other relevant financial and operating data relating to the Company and Staples.com made available to us from published sources and from the internal records of the Company; (ii) reviewed the financial terms and conditions of the Reclassification set forth in the Draft Proxy Statement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Staples Stock; (iv) compared the Company and Staples.com from a financial point of view with certain companies in the e-commerce and hardline retail industries which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations and other transactions that we deemed to be comparable, in whole or in part, to the Reclassification, (vi) reviewed and discussed with representatives of the managements of the Company and Staples.com certain information of a business and financial nature regarding the Company and Staples.com, furnished to us by them, including financial forecasts and related assumptions of the Company and Staples.com; (vii) made inquiries regarding and discussed the Reclassification, the Draft Proxy Statement, and other matters related thereto with the Company's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

    In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for the Company and Staples.com provided to us by the managements of the Company and Staples.com, except as described herein, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts (including the assumptions regarding the funding of the capital requirements of Staples.com) have been reasonably prepared on bases

A–1

reflecting the best available estimates and judgments of their respective management at the time of preparation as to the future financial performance of the Company and Staples.com and that they provide a reasonable basis upon which we can form our opinion. With respect to the forecasts for Staples.com provided to us by management of Staples.com, for purposes of our analyses we have considered adjustments to the forecasts to reflect alternative assumptions to those made by management of Staples.com regarding certain expenses. We have discussed such adjusted forecasts with management of the Company and they have acknowledged our consideration of such adjusted forecasts in arriving at our opinion. We have also assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of the Company or Staples.com since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to the Company as to all legal and financial reporting matters with respect to the Company and Staples.com, the Reclassification, the Draft Proxy Statement. We have assumed that the Reclassification will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Company or Staples.com, nor have we been furnished with any such appraisals. Our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion. Finally, we are not expressing any opinion as to what the value of Staples Stock actually will be when issued pursuant to the Reclassification or the prices at which shares of Staples Stock will trade at any time.

    We have further assumed with your consent that the Reclassification will be consummated in accordance with the terms described in the Draft Proxy Statement, without any further amendments thereto.

    We will receive a fee for rendering this opinion. In the ordinary course of our business, we actively trade the equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Reclassification Ratio is fair to the Company from a financial point of view, as of the date hereof.

    This opinion is directed to the Board of Directors of the Company in its consideration of the Reclassification and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Reclassification. Further, this opinion addresses only the financial fairness of the Reclassification Ratio to the Company and does not address the relative merits of the Reclassification and any alternatives to the Reclassification, the Company's underlying decision to proceed with or effect the Reclassification, or any other aspect of the Reclassification. This opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                      Very truly yours,

                      /s/ Thomas Weisel Partners LLC

                      Thomas Weisel Partners LLC

A–2

APPENDIX B

March 15, 2001

Capital Stock Committee of the Board
of Directors and
Board of Directors
Staples, Inc.
Five Hundred Staples Drive
Framingham, MA 01702

Ladies and Gentlemen:

    We understand that the Capital Stock Committee of the Board of Directors and the Board of Directors of Staples Inc. (the "Company") are considering approval of an amendment to the Company's certificate of incorporation (the "Amendment") that would reclassify (the "Reclassification") the series of common stock of the Company designated as Staples.com Stock (the "Staples.com Common Stock") into shares of the Company's common stock currently designated as Staples RD Stock (the "Staples Common Stock") and rename the resulting single series of common stock as "Staples Common Stock." The Staples.com Common Stock is intended to reflect the performance of Staples.com, the Company's e-commerce business, principally consisting of the Staples.com, Quill.com and StaplesLink.com websites (the "Staples.com Business"). If the Amendment is adopted by the shareholders of the Company, each issued and outstanding share of Staples.com Common Stock will be reclassified into .4396 shares (the "Reclassification Ratio") of Staples Common Stock.

    You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, of the Reclassification Ratio to the holders of Staples.com Common Stock (other than the Company and its subsidiaries).

    In conducting our analysis and arriving at our opinion as expressed herein, we have, among other things:

(i)
reviewed certain financial and operating information relating to the businesses, operations and prospects of the Staples.com Business, including forecasts and projections, provided to us by the management of the Staples.com Business;

(ii)
reviewed certain publicly available financial information relating to certain other companies we deemed to be reasonably comparable to the Staples.com Business and the trading markets for certain of such companies' securities;

(iii)
conducted discussions with certain members of senior management of the Staples.com Business concerning its business and operations, assets, present condition and future prospects;

(iv)
reviewed the publicly available financial terms of certain other transactions which we believe to be generally relevant; and

(v)
performed such other analyses, examinations and procedures, and considered such other factors as we have deemed, in our sole judgment, to be necessary, appropriate or relevant to render the opinion set forth herein.

B–1

    We have also taken into account our assessment of general economic, market and financial conditions, as well as our experience in securities valuation in general. Our opinion is necessarily based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof; and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof. We reserve, however, the right to withdraw, revise or modify our opinion based upon additional information which may be provided to or obtained by us, which suggests, in our judgment, a material change in the assumptions upon which our opinion is based.

    In arriving at our opinion, we have not made, obtained or assumed any responsibility for any independent evaluation or appraisal of any of the properties or facilities or any of the assets or liabilities (contingent or otherwise) of the Staples.com Business. We have assumed and relied upon the accuracy and completeness of the financial and other information supplied to or otherwise used by us in arriving at our opinion and have not attempted independently to verify, or undertaken any obligation to verify, such information. We have further relied upon the assurances of the managements of the Staples.com Business and the Company that they were not aware of any facts that would make such information inaccurate or misleading. In addition, we have assumed that the forecasts and projections provided to us by the managements of the Staples.com Business and the Company represent their best currently available estimates and judgments as to the future financial condition and results of operations of the Staples.com Business, and have assumed that such forecasts and projections have been reasonably prepared based on such currently available estimates and judgments. We assume no responsibility for and express no view as to such forecasts and projections or the assumptions on which they are based.

    This letter does not constitute a recommendation to the Capital Stock Committee of the Board of Directors, the Board of Directors or the shareholders of the Company as to how such Directors or shareholders should vote with respect to the Amendment, and does not address the underlying business decision of the Board of Directors of the Company to proceed with or effect the Reclassification.

    As part of our investment banking services, we are regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, divestitures, restructurings, recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have been engaged to render the opinion as expressed herein and we will receive a fee upon delivery of this opinion. In past, we have also, from time to time, and may in the future, perform certain financial advisory services for the Company for which we have, and may in the future, receive a fee. In the ordinary course of business, we may actively trade the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a short or long position in such securities. The Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

    The Company understands that General Atlantic Partners LLC and venture capital funds that it manages have an ownership interest in both the Staples.com Common Stock and in our parent, Wit SoundView Group, Inc., and that William Ford, a managing member of General Atlantic Partners LLC, is a director of Wit SoundView Group, Inc.

B–2

    This letter and the opinion expressed herein have been prepared for the confidential use and benefit of the Capital Stock Committee of the Board of Directors and the Board of Directors of the Company in connection with its evaluation of the Reclassification, supersedes any previously rendered opinion and may not be reproduced, summarized, described or referred to or given to any other person or otherwise made public without our prior written consent.

    Based upon and subject to the foregoing, it is our opinion, as investment bankers, that, as of the date hereof, the Reclassification Ratio is fair, from a financial point of view, to the holders of Staples.com Common Stock (other than the Company and its subsidiaries).

                      Very truly yours,

                      /s/ VITO A. SPERDUTO

                      Vito A. Sperduto
                      Principal, Wit SoundView Corporation

B–3

APPENDIX C

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
STAPLES, INC.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

    Staples, Inc. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

    1.  A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment. The amendment so approved by the Board of Directors and the stockholders is as follows:

RESOLVED:	That the first paragraph and Section A of Article IV of the Certificate of Incorporation of the Corporation, as amended, be and hereby are deleted in their entirety and the following inserted in lieu thereof:

"ARTICLE IV. CAPITAL STOCK

    The total number of shares of all classes of stock which the Corporation has authority to issue is two billion one hundred five million (2,105,000,000) shares, consisting of two billion one hundred million (2,100,000,000) shares of Common Stock with a par value of $.0006 per share ("Common Stock") and five million (5,000,000) shares of Preferred Stock with a par value of $.01 per share ("Preferred Stock").

    A. COMMON STOCK

    SECTION 1. VOTING RIGHTS.  The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation.

    SECTION 2. LIQUIDATION RIGHTS.  Upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of any series of Preferred Stock then outstanding have been paid or declared and set apart for payment, and subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding to share in any remaining assets of the Corporation, the holders of the Common Stock will be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, respectively.

    SECTION 3. DIVIDENDS.  To the extent permitted under the General Corporation Law of Delaware and subject to the rights, if any, of the Preferred Stock, dividends may be paid on the Common Stock as and when declared by the Board of Directors.

    When the filing of this Certificate of Amendment of this Certificate of Incorporation becomes effective (the "Effective Time"), the Corporation's two existing series of common stock shall be reclassified as follows: first, each share of Staples Retail and Delivery Common Stock outstanding or held as treasury shares immediately prior to the Effective Time shall be reclassified as and become one

C–1

share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and each certificate which immediately prior to the Effective Time represented one share of Staples Retail and Delivery Common Stock shall represent one share of Common Stock from and after the Effective Time, and second, each share of Staples.com Common Stock outstanding or held as treasury shares immediately prior to the Effective Time (after giving effect to the one-for-two reverse split of the Staples.com Common Stock effected by a share exchange on April 5, 2000) shall be reclassified into and become 0.4396 shares of Common Stock automatically and without any action by the holder thereof upon the Effective Time and each certificate which immediately prior to the Effective Time represented one share of Staples.com Common Stock shall represent 0.4396 shares of Common Stock from and after the Effective Time; and that no fractional shares of Common Stock shall be issued as a result of such reclassification and, in lieu of any fractional share of Common Stock to which any stockholder would otherwise be entitled (after aggregating all of the shares of Staples.com Common Stock held by such stockholder), the Corporation shall pay cash equal to such fraction multiplied by $15.925."

    2.  The foregoing amendment has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

    IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its President this      day of       , 2001.

STAPLES, INC.
By:	Ronald L. Sargent President

C–2

APPENDIX D

STAPLES, INC. AND SUBSIDIARIES
INDEX TO FINANCIAL INFORMATION

Page
Pro Forma Financial Information
Consolidated Pro Forma Balance Sheet—February 3, 2001 (unaudited)	D-3
Consolidated Pro Forma Statement of Income—53 Weeks Ended February 3, 2001 (unaudited)	D-4
Note to the Consolidated Pro Forma Financial Information (unaudited)	D-5

D–1

STAPLES, INC. AND SUBSIDIARIES

CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
(Unaudited)

    The pro forma consolidated financial data presented below for the 53 weeks ended February 3, 2001 was derived from the Company's consolidated financial statements incorporated herein from the Company's Annual Report on Form 10-K.

    On March 15, 2001, the Board of Directors recommended to management the elimination of the separate series of Staples.com Stock and the recapitalization effected as a reclassification of the existing two series of common stock into a single class of Staples Common Stock.

    On March 29, 2001, the Board of Directors agreed to rescind their purchases of shares of Staples.com Stock by selling them to the Company at their original purchase price and agreed to the cancellation all of their options for the purchase of Staples.com Stock.

    The unaudited pro forma balance sheet as of February 3, 2001 gives effect to the reclassification of each share of Staples.com Stock into 0.4396 shares of Staples Common Stock and the reclassification of each share of Staples RD Stock into one share of Staples Common Stock. Each issued and outstanding share of Staples.com Stock has been reclassified into Staples Common Stock by dividing $7.00 by the average of the last reported sales prices of Staples RD Stock on the Nasdaq National Market over the 20 trading days ended March 14, 2001, which was $15.925. In presenting this pro forma information, this transaction was assumed to have occurred on February 3, 2001.

    The unaudited pro forma statements of income for the 53 weeks ended February 3, 2001 gives effect to the reclassification of each share of Staples.com Stock into 0.4396 shares of Staples Common Stock and the reclassification of each share of Staples RD Stock into one share of Staples Common Stock. Each issued and outstanding share of Staples.com Stock has been reclassified into Staples Common Stock by dividing $7.00 by the average of the last reported sales prices of Staples RD Stock on the Nasdaq National Market over the 20 trading days ended March 14, 2001, which was $15.925. In presenting this pro forma information, this transaction was assumed to have occurred on January 30, 2000.

    The unaudited pro forma balance sheet and statements of income are not necessarily indicative of the consolidated financial position or results of operations as they might have been had the transactions actually occurred on the dates indicated.

    The pro forma consolidated financial information should be read in conjunction with the Company's consolidated financial statements and the information in "Company Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2001.

D–2

STAPLES, INC. AND SUBSIDIARIES

Consolidated Pro forma Balance Sheet

(Dollar Amounts in Thousands, Except Share Data)

	Historical February 3, 2001	Adjustments	Pro forma February 3, 2001
ASSETS
Current Assets:
Cash and cash equivalents	$263,560	$(7,030)	$256,530
Merchandise inventories	1,639,698		1,639,698
Receivables, net	297,916		297,916
Deferred income taxes	43,955		43,955
Prepaid expenses and other current assets	110,982		110,982

Total current assets	2,356,111	(7,030)	2,349,081
Property and Equipment:
Land and buildings	400,971		400,971
Leasehold improvements	519,681		519,681
Equipment	692,783		692,783
Furniture and fixtures	352,712		352,712

Total property and equipment	1,966,147		1,966,147
Less accumulated depreciation and amortization	665,622		665,622

Net property and equipment	1,300,525		1,300,525
Other Assets:
Lease acquisition costs, net of amortization	58,596		58,596
Goodwill, net of amortization	238,536		238,536
Deferred income taxes	5,490		5,490
Other	30,155		30,155

Total other assets	332,777		332,777

	$3,989,413	$(7,030)	$3,982,383

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$983,851	$—	$983,851
Accrued expenses and other current liabilities	542,923		542,923
Debt maturing within one year	184,505		184,505

Total current liabilities	1,711,279		1,711,279
Long-Term Debt	441,257		441,257
Other Long-Term Obligations	73,047		73,047
Stockholders' Equity:
Preferred stock, $.01 par value-authorized 5,000,000 shares; no shares issued	—		—
Common stock:
Staples Common Stock (formerly Staples RD Stock), $.0006 par value-authorized 1,500,000,000 shares; issued 477,111,602 shares at February 3, 2001 historical and 483,312,520 shares at February 3, 2001 pro forma	285	4	289
Staples.com Stock, $.0006 par value-authorized 600,000,000 shares; issued 14,105,821 shares at February 3, 2001 historical and 0 at February 3, 2001 pro forma	8	(8)	—
Additional paid-in capital	1,285,719	4	1,285,723
Cumulative foreign currency translation adjustments	53		53
Unrealized (loss)/gain on investments	(1)		(1)
Retained earnings	1,008,021		1,008,021
Less: Staples treasury stock (formerly Staples RD treasury stock) at cost, 22,787,300 shares at February 3, 2001 historical and 25,694,266 shares at
February 3, 2001 pro forma	(505,001)	(32,284)	(537,285)
Less: Staples.com treasury stock at cost, 4,449,773 shares at
February 3, 2001 historical and 0 shares at
February 3, 2001 pro forma	(25,254)	25,254	—

Total stockholders' equity	1,763,830	(7,030)	1,756,800

	$3,989,413	$(7,030)	$3,982,383

See note to consolidated pro forma financial information

D–3

STAPLES, INC. AND SUBSIDIARIES

Consolidated Pro forma Statement of Income

(Dollar Amounts in Thousands, Except Share Data)

	Fiscal Year Ended
	Historical February 3, 2001	Adjustments	Pro forma February 3, 2001
Sales	$10,673,671	$—	$10,673,671
Cost of goods sold and occupancy costs	8,097,166		8,097,166

Gross profit	2,576,505		2,576,505
Operating and other expenses:
Operating and selling	1,643,162		1,643,162
Pre-opening	22,297		22,297
General and administrative	409,575		409,575
Amortization of goodwill	13,628		13,628
Asset impairment and other charges	205,750		205,750
Store closure credit	(7,250)		(7,250)
Interest and other expense, net	45,158		45,158

Total operating and other expenses	2,332,320		2,332,320

Income before income taxes	244,185		244,185
Income tax expense	184,473		184,473

Net income	$59,712	$—	$59,712

Net income/(loss) attributed to:
Pro forma Staples Common Stock	$—	$59,712	$59,712
Staples RD Stock	71,197	(71,197)	—
Staples.com Stock	(11,485)	11,485	—

	$59,712	$—	$59,712

Basic earnings per common share
Pro forma net income per common share Staples Common Stock			$0.13

Net income per common share Staples RD Stock	$0.16

Net loss per common share Staples.com Stock	$(0.84)

Diluted earnings per common share
Pro forma net income per common share Staples Common Stock			$0.13

Net income per common share Staples RD Stock	$0.15

Net loss per common share Staples.com Stock	$(0.84)

See note to consolidated pro forma financial information

D–4

STAPLES, INC. AND SUBSIDIARIES

NOTE TO CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
(Unaudited)

     Unaudited Pro Forma Statements of Income for the 53 weeks ended February 3, 2001 and the Unaudited Pro Forma Balance Sheet as of February 3, 2001 reflect:

  •
  the repurchase of 2,162,980 shares of Staples.com Stock into treasury stock from the Company's Board of Directors at $3.25 per share and the cancellation of the Board of Directors' options with respect to the purchase of 145,480 shares of Staples.com Stock; and

  •
  the proposed amendment to the Restated Certificate of Incorporation, as amended, to reclassify the two series of common stock of the Company (Staples RD Stock and Staples.com Stock) into one single class of common stock (Staples Common Stock) by recapitalizing the 14,105,821 shares of Staples.com Stock issued, including 4,449,773 shares of treasury stock, as of February 3, 2001, and 2,162,980 shares repurchased into treasury stock from the Company's Board of Directors as Staples Common Stock at an assumed conversion ratio such that one share of Staples.com Stock converts into 0.4396 shares of Staples Common Stock and each share of Staples RD Stock converts into one share of Staples Common Stock.

    The weighted average number of shares of common stock used to calculate pro forma basic and diluted earnings per share for Staples Common Stock is 459,547,099 and 466,621,539, respectively.

    Transaction costs have been excluded from the pro forma calculation as such amounts are considered to be non-recurring period costs.

D–5

APPENDIX E

AUDIT COMMITTEE CHARTER
Staples, Inc.

Organization

    The Audit Committee is comprised of at least three members of the Staples, Inc. Board of Directors, who are not employees of the Corporation. The Audit Committee shall be composed of directors who are independent of the management of the Corporation and are free of any existing or potential future relationships that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member.

Statement of Policy

    The Audit Committee represents the Board of Directors, and assists them in fulfilling their responsibility to the shareholders, potential shareholders, and the investment community. This will include monitoring the quality and integrity of the Corporation's financial reporting, and the effectiveness of its systems of internal control. The Audit Committee oversees the design and operation by management of an internal control structure that monitors progress towards strategic initiatives and controls risk. This responsibility extends to all corporate entities, subsidiaries, joint ventures, etc., whether operating domestically or through foreign affiliates.

    The Audit Committee will meet regularly (at least twice annually) and is to report its activities to the full Board of Directors on a regular basis. The need for additional meetings will be determined by the Chair in consultation with management, internal and independent auditors. At each meeting, time is to be allotted to review the Corporation's financial results.

Responsibilities

    The scope of the Audit Committee's specific responsibilities includes, but is not limited to, the following:

The Independent Auditing Firm:

  •
  To recommend to the Board of Directors the appointment of the independent Auditing firm(s) for the annual audit of the financial statements of the Corporation, its divisions, subsidiaries and benefit plans.

  •
  To routinely meet with the independent Auditing firm to:

  –
  Review the scope of the proposed annual audit.

  –
  Conduct a quarterly review (including management) of the financial statements, and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The Chair of the committee may represent the entire committee for the purposes of this review.

  –
  Conduct a post-audit review of the financial statements, and to discuss the results of the audit, including any significant Management Letter comments or recommendations

  –
  To review the performance of the independent Auditing firm.

The Internal Audit Function:

  •
  To review the activities, organizational structure and qualifications of the Internal Audit function;

E–1

  •
  To routinely meet with the Internal Audit management to:

  –
  Review and approve the proposed yearly Internal Audit Plan;

  –
  Obtain a summary of completed internal audits including management's response, and a status update of audits planned and in-process;

  –
  Be apprised of any material irregularities, fraud or defalcations regarding the unauthorized access to Corporate assets.

Internal Controls:

  •
  To periodically meet with the Corporation's fiscal and accounting management, and with the independent Auditing Firm, to review the adequacy and effectiveness of the Corporation's:

  –
  Overall internal control structure;

  –
  Financial and accounting internal controls;

  –
  Controls over automated information systems;

  –
  The Internal Audit function.

Corporate Governance/Other:

  •
  To review Management's monitoring of compliance with the Corporation's Code of Conduct, contract and spending authorization policies and with the Foreign Corrupt Practices Act.

  •
  To review with the company's counsel any legal matters that could have a significant impact on the Corporation's financial statements.

  •
  To review the findings of any examinations by regulatory agencies, such as the Securities and Exchange Commission.

  •
  To oversee general counsel's program to ensure compliance with laws and regulations in all jurisdictions in which the Corporation operates.

  •
  In order to promote open communication, the Audit Committee will regularly conduct private meetings with management and independent auditors.

E–2

APPENDIX F

   IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

IN RE STAPLES, INC. SHAREHOLDERS LITIGATION:	Cons. Civil Action No. 18784

CONSOLIDATED, AMENDED AND SUPPLEMENTED COMPLAINT

   1.  Plaintiffs are stockholders of Staples, Inc. ("Staples" or the "Company") who hold shares of Staples Retail and Delivery Common Stock ("RD Stock"). Plaintiffs bring this action individually and derivatively on behalf of Staples and as a class action on behalf of all holders of RD Stock other than the defendants and their affiliates and associates. Plaintiffs seek injunctive and other equitable relief with respect to a proposed amendment to Staples' Certificate of Incorporation (the "Certificate Amendment") to effect a recapitalization (the "Recapitalization") which would reclassify the publicly traded RD Stock and the separate series of Staples.com stock, which was issued to Staples' directors, officers and certain venture capital firms, into a single series of common stock to be named "Staples Common Stock". The Certificate Amendment, Recapitalization and related transactions violate the Delaware General Corporation Law, contractual restrictions and the fiduciary duties of the Staples directors.

   2.  The Recapitalization and related transactions are self-interested transactions designed to extricate Staples' directors and management from an unsuccessful effort to launch a separate publicly traded Internet stock to track Staples' E-commerce business. The Recapitalization was formulated to enable the defendants and Staples' management to unwind this unsuccessful venture by receiving $7 worth of publicly traded Staples Common Stock in exchange for each share of their non-marketable, unlisted Staples.com stock. As a result of the planned Recapitalization, every one of the director defendants and over 400 members of Staples management were to realize substantial gains from the abortive dot.com venture. They expected Staples not only to pay for the investment misadventure which failed because of the risks they assumed in buying Staples.com stock, but also to provide them with a 115% profit for not succeeding. In a recent interview, Defendant Thomas G. Stemberg, Staples chief executive, stated that companies should sometimes "reward failure." Apparently, that is what Staples' board of directors hoped to do through the challenged transactions, which would confer over $40 million in profits on the holders of Staples.com stock and options.

   3.  After plaintiffs sued, challenging the Recapitalization as originally formulated, the defendant directors voted that, rather than receiving $7 of Staples common stock for each of their Staples.com shares in the Recapitalization, they would allow themselves to "rescind" their December, 1999 purchases of Staples.com stock (the "Rescission Right") and resell that stock to Staples for the amount paid for the shares (the "Director Resale"). However, these further self-interested transactions are themselves void or voidable and do not eliminate the self-interest taint with respect to the Recapitalization or the benefit to the directors of being able to avoid a loss on their unmarketable Staples.com stock.

Parties

   4.  Plaintiffs John Gebhardt, Teachers' Retirement System of Louisiana, William Steiner, Morris Rubin, Richard Teixeira, Mitchell Agoos, Chanie Gross, Spencer Falk as Trustee under Grantor Retained Annuity Trust, Deborah A. Dyckman, L.I.S.T., Inc. and Herman Kahan are holders of shares of RD Stock. As of March 15, 2001, there were 455,393,581 shares of Staples RD Stock outstanding. The stock is traded on the NASDAQ National Market System.

   5.  Defendant Staples, Inc. is a Delaware corporation which pioneered the office products superstore concept. It is the leading office products distributor in the United States through approximately 1,307 retail stores. Staples also has catalogue, electronic commerce and contract stationer businesses. Staples Retail and Delivery business produces 95% of Staples revenues and 100% of its net income. Staples has a policy that forbids transactions between Staples and its officers, directors and affiliates that are on terms that are more favorable than could be obtained from unrelated third parties (the "Interested Transaction Policy"). This policy also requires that such interested transactions, even when on terms no more favorable than those available from unrelated third parties, must be approved by a majority of the directors and a majority of the disinterested directors.

   6.  In addition to the RD Stock, Staples has issued Staples.com stock. As of March 15, 2001, there were 450 holders of record of shares of Staples.com stock. Staples claims that at that date, 9,606,314 shares of Staples.com were held by Staples management and directors and certain venture capital firms. In addition, 117,600,909 shares of Staples.com stock were deemed attributable to Staples as a retained interest in Staples.com (the "Retained Interest"). The Retained Interest constituted 92% of the Staples.com stock as of March 15, 2001. These figures regarding the Staples.com stock assume the validity of a purported one-for-two reverse stock split of the Staples.com stock on April 5, 2000 (the "Reverse Split"). However, there was no stockholder approval and no certificate amendment was filed with the Delaware Secretary of State, as required for a reverse stock split. Defendants now claim that Staples effected "a reverse stock split" by entering into a Recapitalization Agreement with each of the 450 holders of Staples.com stock pursuant to which they would "exchange" two shares of Staples.com stock for one share of that stock. Only during this litigation has Staples publicly disclosed the existence of these 450 contracts, almost all of which are apparently with Staples directors, officers and employees. Staples has still not explained the reason for these extraordinary agreements, which purportedly were entered into just months after creation of the Staples.com stock. As described below, the Recapitalization Agreements are invalid and violative of Delaware law.

   7.  The individual defendants are members of the Staples board of directors. Each of these directors, including all 11 outside directors, owned Staples.com stock on which they each planned to realize at least a six-figure profit in the Recapitalization. This would represent a 115% profit on that stock in slightly over a year, despite the fact that the Staples.com business has produced nothing but losses. Defendant, Thomas G. Stemberg, Staples chief executive officer, planned to make a profit of approximately $4 million on his Staples.com stock in the Recapitalization. Defendant Ronald L. Sargent, Staples president and chief operating officer, expected to realize a profit of approximately $2 million on his Staples.com stock in the Recapitalization. In the Recapitalization, each of the outside directors (James L. Moody, Martin Trust, Paul F. Walsh, Basil L. Anderson, Mary Elizabeth Burton, W. Lawrence Heisey, George J. Mitchell, Rowland T. Moriarty, Robert C. Nakasone, W. Mitt Romney and Margaret C. Whitman) was to receive Staples common stock with a value of $350,000, representing a profit of $187,500 on their Staples.com stock for which they only paid $162,500. Moreover, all the directors were also to profit on their options for Staples.com stock, which were to be converted into options for Staples common stock at the same favorable exchange rate their stock would receive in the Recapitalization. Thus, every single director had a financial interest in the Recapitalization that is not shared by the other Staples stockholders, who hold only RD Stock, the market price of which has declined by 30% since the Staples.com stock was issued.

Staples And Staples.Com

   8.  Staples operates office supply retail stores, a catalog business, electronic commerce and a contract stationer business. The Company's direct mail catalog business, known as Staples Direct, offers telephone ordering and rapid delivery. Staples National Advantage and Staples Business Advantage, the Company's contract stationer businesses, meet the specialized needs of medium-to large-size businesses.

   9.  Staples' electronic commerce business, or E-commerce business, sells office products and services over the Internet to Staples' entire spectrum of business customers. Staples' E-commerce business operates under the name Staples.com and is comprised of three business units: Staples.com, Quillcorp.com and StaplesLink.com. Staples initiated service on its Quillcorp.com Web site in November 1996. StaplesLink.com was launched in August 1997 and Staples.com in November 1998.

F–1

The 1999 Proxy

   10. On October 12, 1999, Staples issued a proxy statement ("1999 Proxy") in connection with a special shareholders meeting to be held on November 9, 1999. The purpose of the proxy and the meeting were to obtain shareholder approval of a "Tracking Stock Proposal" under which Staples would issue a new series of common stock that would supposedly track the performance of Staples' E-commerce business—Staples.com. The new stock was to be called Staples.com stock. In addition to issuing the stock, Staples proposed that it would publish separate financial statements for Staples Retail and Delivery and for Staples.com, as well as consolidated financials for both lines of business. The strategy behind the Tracking Stock Proposal was to enable Staples to undertake an initial public offering ("IPO") of Staples.com stock during 2000 or thereafter.

   11. In the 1999 Proxy, Staples disclosed, among other things, that it proposed to modify Staples' 1990 Director Stock Option Compensation Plan to permit directors to obtain up to 15,000 shares of Staples RD stock or Staples.com stock per year. The 1999 Proxy also disclosed that Staples planned:

    to issue additional shares of Staples.com Stock in one or more private or public financings within 12 months of stockholder approval of the Tracking Stock Proposal. The specific terms of the financings, including whether they are private or public, the amount of Staples.com Stock we issue, and the timing of the financings, will depend on factors such as stock market conditions and the performance of Staples.com.

Significantly, despite the discussion regarding options for directors and the potential sales of shares in private or public placements, there was no discussion anywhere in the 1999 Proxy that Staples planned, almost immediately upon the approval of the Tracking Stock Proposal, to sell to each defendant who was not an employee of Staples 50,000 shares of Staples.com stock at prices to be set by those directors. The 1999 Proxy also failed to disclose that there existed an agreement to sell Staples.com stock to selected venture capitalists in a private placement, not at some future date depending on market conditions, but contemporaneously with the adoption by the shareholders of the Tracking Stock Proposal.

   12. The 1999 Proxy also did not set forth any proposed or planned price for Staples.com stock in the private or public sales that were announced. On the contrary, the clear implication was that such prices would be set by market forces based upon the performance of Staples.com and the stock market.

   13. In the 1999 Proxy, Staples also disclosed that Staples' certificate of incorporation would be amended to provide Staples with;

    the right, at any time, to issue shares of Staples Stock in exchange for outstanding shares of Staples.com Stock at a premium. The premium will initially be 25% (for exchanges occurring in the first quarter after the original issuance of Staples.com Stock, or options therefore) and will decline ratably over a period of three years to 15%.

While Staples repeatedly described the redemption right that was being provided to Staples, Staples did not indicate in the 1999 Proxy that there was any accounting or other impediment to its exercising that right. At the present time, the premium associated with the redemption right is 20.83 percent.

   14. Significantly, the 1999 Proxy did not disclose that Staples had determined a value of $1.62 per share for Staples.com stock as of November 9, 1999 (an amount that later was increased to $3.25 per share as the result of the purported Reverse Split). The 1999 Proxy further failed to disclose the basis Staples had used to set the price of shares of Staples.com stock, even though that price was established in a transaction that was executed on November 9, 1999, the date of the shareholder meeting at which the Tracking Stock Proposal was to be addressed. The Tracking Stock Proposal, including the redemption right described above, was adopted at the Staples shareholder meeting of November 9, 1999.

Staples Dual Stock Structure

   15. As a result of the adoption of the Tracking Stock Proposal, Staples' certificate of incorporation currently provides for two series of common stock: 1.5 billion authorized shares designated as Staples RD stock, and 600 million authorized shares of Staples.com stock. This dual series common stock structure was created by a certificate amendment approved by the stockholders at the November 9, 1999 stockholders meeting, which reclassified Staples' then existing common stock into Staples RD Stock and created a new series of Staples.com common stock.

   16. The Staples.com stock does not convey any ownership interest in the Staples.com business. Pursuant to the certificate amendment creating the dual stock structure, the Staples.com stock has certain limited features related to the Staples.com business. Dividends with respect to the Staples.com stock cannot exceed the Available Dividend Amount for such stock, which is defined in the certificate as the amount that would be legally available for dividends if Staples.com were a separate Delaware corporation and the Retained Interest represented outstanding Staples.com shares. While the certificate contained a similar provision for the Staples RD Stock, the far more established nature and profitability of the Staples Retail and Delivery business made the dividend rights of the RD Stock far more favorable than those of the Staples.com stock. This was particularly true after it became apparent that Staples' directors and management would not be able to carry out their plan for a public offering of the Staples.com stock. Moreover, Staples could declare dividends on the RD Stock without declaring dividends on the Staples.com stock, The certificate amendment also provided for mandatory dividend, redemption and exchange rights for the RD Stock on disposition of all or substantially all the assets of the Retail and Delivery business. The Staples.com stock would only have such rights upon the disposition of all or substantially all of the assets of the Staples.com business. The certificate amendment also provided for a possible spin-off of the Retail and Delivery business to the holders of RD stock.

The Venture Capitalist Purchase Agreement

   17. Between November 17, 1999 and February 7, 2000, Staples sold 12,892,308 shares of Staples.com stock to venture capitalists and members of the Staples board for an aggregate purchase price of $20,787,000 or $1.62 per share.

   18. Staples sold for a total of $19,162,500, or $1.625 per share, an aggregate of 11,792,308 shares of Staples.com stock (purportedly 5,896,154 post-Reverse Split shares) to a group of venture capitalists (the "Venture Capitalists"). These shares were sold pursuant to a Staples.com Common Stock Purchase Agreement dated as of November 9, 1999 (the "Venture Capitalist Purchase Agreement"). Neither the preliminary proxy statement Staples filed with the Securities and Exchange Commission ("SEC") on March 20, 2001 (the "Preliminary Proxy Statement") nor the revised proxy statement filed with the SEC on April 6, 2001 (the "Revised Proxy Statement") explain why such shares were sold to the Venture Capitalists, how the purchasers were selected or how the purchase price and number of shares were determined.

   19. Section 7 of the Venture Capitalist Purchase Agreement contains transfer restrictions on the Staples.com shares held by the Venture Capitalists. Under Section 7.3 it was agreed that:

    No Purchaser shall sell, assign, pledge or otherwise transfer (collectively, 'transfer') any of the Shares or any right or interest therein, whether voluntarily, by gift or otherwise on or prior to December 31, 2000, except to an Affiliate of such Purchaser who agrees in a writing addressed to the Company to be bound by the terms of this Agreement (a 'Permitted Transferee'). (Emphasis added.)

   20. Section 7.4 of the Venture Capitalist Purchase Agreement provides that Staples would have a right of first offer after December 31, 2000, so that if the Venture Capitalists wished to transfer any Staples.com shares (except to a Permitted Transferee) they must first send a written notice offering such shares to Staples. The notice must state the number of shares proposed to be transferred, the proposed purchase price and the terms and conditions of the sale. Significantly, there is no provision exempting sales of Staples.com stock back to the Company from the restrictions of Section 7. Indeed, Section 7.4(g) provides:

    Any sale or transfer, or purported sale or transfer, of Shares shall be null and void unless the terms, conditions and provisions of this Section 7 are strictly observed and followed. (Emphasis added.)

   21. Section 7.4(h) provides for the restrictions of Section 7.4 to terminate upon a public offering, a sale of substantially all assets, a merger or:

    ...at such time as all of the outstanding shares of Staples.com Stock are exchanged for shares of Staples Retail and Delivery Common Stock,...pursuant to the terms of the Certificate of Incorporation of the Company, as amended by the Certificate of Amendment.

F–2

Significantly, Section 7.4(h) does not provide for the termination of the restrictions of Section 7.4 upon a reclassification or recapitalization, nor does it provide for termination upon an exchange of all outstanding shares of Staples.com stock for any form of Staples common stock other than the RD Stock. Rather, the Staples.com stock must be exchanged for shares of "Staples Retail and Delivery Common Stock." Moreover, the exchange must be "pursuant to the terms of the Certificate of Incorporation of the Company, as amended by the Certificate of Amendment." Thus, the exchange must be as contemplated by the Certificate of Amendment, not some other form of exchange.

The Outside Directors' Staples.com Shares

   22. The Revised Proxy Statement incorrectly states that:

    Between December 1999 and February 2000, Staples sold an aggregate of 1,100,000 shares of Staples.com stock to the non-employee directors of Staples at a purchase price of $3.25 per share.

In fact, the 1.1 million shares were sold to the 11 defendant directors who are not Staples employees for $1.625 per share. Pursuant to a Staples.com Common Stock Purchase Agreement dated as of December 7, 1999 (the "Director Purchase Agreement"), each of Staples 11 non-employee directors purchased 100,000 shares of Staples.com stock (purportedly 50,000 post-Reverse Split shares) for $162,500 or $1.625 per share. Thus, the outside directors received a total of 1.1 million shares (550,000 post-Reverse Split shares) of Staples.com stock for a total investment of $1,787,500. Section 4 of the Director Purchase Agreement provides for transfer restrictions and a right of first offer similar to those contained in the Venture Capitalist Purchase Agreement. Section 4.3(d) provides for any sale or transfer, or purported sale or transfer, to be void unless the terms of Section 4 are strictly followed. Section 4.3(e) of the Director Purchase Agreement contains the same termination provisions as Section 7.4(h) of the Venture Capitalist Purchase Agreement.

Management's Options for Staples.com Stock

   23. On November 9, 1999, Staples granted options to purchase Staples.com common stock at $1.625 per share to various members of Staples management, including 2,129,120 options to defendant Stemberg and 1,096,840 options to defendant Sargent. Unlike options granted for Staples RD stock, the options for Staples.com stock were fully exercisable on the date of grant. The $1.625 exercise price was supposed to be equal to the fair market value of the shares on the date of the grant.

   24. Numerous members of Staples' management team subsequently acquired shares of Staples.com stock upon exercise of these stock options. According to the Proxy Statement, thirty-one members of Staples management team, including 21 officers, borrowed $16.2 million to pay for their shares. Nine members of senior management, including 3 officers, deferred the interest payments on their loans for a two year period. The shares of Staples.com stock are pledged as security for the loan and Staples entered into a line of credit and guarantee agreement pursuant to which it agreed to guarantee the loans. Staples 10K for the year ended February 1, 2001 contains a list of 10 executive officers who borrowed $5.7 million to purchase Staples.com—and not one has paid a single penny in principal on the loans. Indeed, some have borrowed on lines of credit to pay interest and their loan balance is greater now than when they bought their Staples.com stock.

The Plan to Take Staples.com Stock Public Fails

   25. On February 18, 2000 Staples filed a registration statement with the SEC for a proposed public offering of Staples.com stock (the "Registration Statement"). The Registration Statement acknowledged that most of the development of the Staples.com business would derive from the strengths of the Staples RD business, including its established brand name, national advertising, customer database, longstanding vendor relationships, purchasing power, merchandising expertise and fulfillment and delivery capabilities. Thus, from the outset of the plan to take Staples.com stock public, it was apparent that most of the value of the Staples.com E-business would be derived from the value of the Staples RD business.

   26. The Registration Statement also expressly recognized that Staples.com stock was a risky investment because it was an early stage business that depended on the further development of commerce on the Internet. The Registration Statement specifically warned of the risk of no public market developing for the Staples.com stock. It also noted the volatility of the market for E-commerce stocks. These warnings would turn out to be prophetic.

   27. In March 2000 the market for Internet related stocks imploded, as investors realized that almost none of these companies were making a profit and very few were likely to show a profit any time soon. Many of the risks mentioned in the Registration Statement came about and much more suddenly than many people anticipated. In view of market conditions, particularly those relating to Internet businesses, Staples decided to suspend (and then abandon) its effort to take the Staples.com stock public. Thus, the plan of Staples management and directors to make hundreds of millions of dollars through a self-interested investment in a stock tracking Staples E-commerce business simply did not work out. Instead, they, along with the Venture Capitalists they had invited to purchase Staples.com stock, were left with a small series of non-marketable Staples common stock whose few special rights were tied to a business sector that was now out of favor with Wall Street and investors. Staples management and directors, however, refused to accept the consequences of the risks they assumed in trying to slice off a piece of Staples E-business pie for themselves. Instead, they decided to get Staples not only to hold them harmless from such risks, but to let them reap large profits from their failed effort to capitalize on the E-business craze.

   28. On July 1, 2000, Staples granted options for Staples.com to various members of Staples management with an exercise price of $5.32 per share. The directors also granted themselves options to buy Staples.com stock at the same $5.32 exercise price. According to the Preliminary Proxy Statement, the $5.32 exercise price reflected the fair market value per share of Staples.com stock on the date of the grant as determined by the Staples board of directors.

   29. Absent a public offering, the non-marketable Staples.com stock held by Staples management and directors is not an attractive investment. The stock does not represent any equity ownership in, no claim to any assets of, and no rights to any cash flow or income from Staples.com. While the Staples.com stock is supposed to be a "tracking stock", given the absence of a public trading market for the Staples.com stock, there is no vehicle for the stock to track the performance of Staples.com. The Staples.com stock has no fixed dividend or other special rights to give it substantial value. The small series of Staples.com stock votes with the much larger series of Staples RD stock on virtually all issues.

   30. The performance of the Staples.com business hardly justifies the value the Recapitalization places on it. Like so many other E-businesses, Staples.com has never shown a profit. In fact, its losses have grown faster than its sales and it has earned less profit on every dollar of sales than the rest of the Company. The Staples.com business lost $104.6 million in the fiscal year ended February 2, 2001, up from a $16.4 million loss in the previous year. Despite the flood of red ink, defendant Stemberg claims Staples.com "has been one of the great Internet success stories." Put simply, Staples.com is not a "has been" success; it is a "never was" failure.

The Repurchase of Shares From the Venture Capitalists

   31. According to the Proxy Statements, during December 2000, Staples negotiated the purchase of an aggregate of 3,832,500 shares of Staples.com stock from a group of the Venture Capitalists at $6.10 per share, a total of $23,378,250 (the "VC Repurchase"). Thus, Staples has already paid to the Venture Capitalists $4,215,750 more to repurchase 65% of their Staples.com stock than the total amount that all Venture Capitalists paid for all their Staples.com shares. The Preliminary Proxy Statement and Revised Proxy Statement (the "Proxy Statements") indicate that these Venture Capitalists "agreed to sell" approximately 65% of their shares to Staples. The VC Repurchase was consummated on January 12, 2001. While the Proxy Statements represent that the VC Repurchase was an arm's-length transaction, the sale was "negotiated" by Staples management and approved by directors who owned Staples.com stock and were desperately in search of an exit strategy. These individuals had a direct financial interest in establishing a higher "floor" price for Staples.com stock which then could be (and was) used in order to get an even better price for their own Staples.com stock two months later.

F–3

The Recapitalization Proposal

   32. As discussed in the Proxy Statements, Staples plans to submit the Certificate Amendment and the Recapitalization to the Staples stockholders at an annual meeting to be held in June 2001 (the "Annual Meeting"). Staples proposes to reclassify each outstanding share of Staples.com stock into .4396 shares of Staples common stock. The exchange ratio was determined by dividing $7 by the average of the last reported sales prices of Staples RD stock on the NASDAQ national market over the 20 trading days ended March 14, 2001. That average trading price was $15.925. In lieu of fractional shares, Staples will pay in cash an amount equal to the particular fractional interest multiplied by $15.925.

   33. The Preliminary Proxy Statement claimed that the Staples.com stock would be reclassified into shares of Staples RD Stock which would be "renamed" Staples Common Stock. However, as plaintiffs pointed out, the RD Stock would not merely be renamed or "redesignated", but would be reclassified into a new common stock which will lack the special dividend and redemption rights currently enjoyed by the RD Stock.

   34. The Revised Proxy Statement states that:

    (The technical structure of the reclassification was subsequently changed such that each share of Staples.com Stock and each share of Staples RD Stock would be directly reclassified into shares of Staples Common Stock, as proposed in the Amendments.)

   35. As of February 26, 2001, the members of the Staples board of directors beneficially owned 23.67% of the outstanding shares of Staples.com stock and Staples senior executive officers beneficially owned 42.8% of the outstanding Staples.com shares. Thus, the Staples directors and senior management owned approximately two-thirds of the Staples.com stock that would be reclassified in the Recapitalization.

The March 5, 2001 Board Meeting

   36. According to the Proxy Statements, in early March, 2001, Staples' management recommended to the Staples board of directors that it consider eliminating the separate series of Staples.com stock and recombine the two outstanding series of Staples common stock into a single series of common stock representing all of Staples' businesses.

   37. At a meeting held on March 5, 2001, the Staples board determined that the Certificate Amendment effecting such a recapitalization was advisable and in the best interest of all Staples stockholders. The Proxy Statements give the following reasons for this determination:

    (i)
    The E-commerce businesses of Staples have become increasingly intertwined with the retail stores and other operations of Staples.
    (ii)
    The lack of a public trading market for Staples.com stock has made it difficult to use that stock as an effective incentive for Staples.com employees.
    (iii)
    The reclassification of Staples.com stock would simplify Staples' reporting of its financial results and eliminate potential investor confusion.

   38. The Staples Proxy Statements basically admit that Staples' effort to establish a separate E-business has failed and, therefore, Staples.com is being recombined with Staples' core businesses. The purported reasons for the recombination are disingenuous at best. First, Staples E-commerce businesses are intertwined with Staples retail and delivery businesses because, as the Registration Statement proclaimed, it was the plan from the outset to use the customer base and other strengths of the RD businesses to funnel customers to the Staples.com businesses.

   39. Second, the lack of a public trading market for Staples.com stock reflects the failure of the separate E-business concept. That failure is why Staples.com stock is not an effective "incentive." However, the Staples directors, on March 5, 2001, still considered such stock a sufficient "incentive" to award themselves options to purchase Staples.com shares on the same day they voted to pull the plug on Staples' separate Internet business.

   40. Third, there could hardly be any "investor confusion" about the Staples.com stock. The only investors who were even offered that stock were Staples directors and management and a handful of venture capital firms.

   41. At the same March 5, 2001 board meeting where the Staples.com corpse was buried, the outside directors of Staples were granted options for 30,550 shares of Staples.com stock with an exercise price of $6.10 per share. The Preliminary Proxy Statement stated that $6.10 was the fair market value of the Staples.com stock on the date of the grant—March 5, 2001. However, the fair market value of Staples.com stock on March 5, 2001 was nowhere near $6.10 per share.

   42. The Proxy Statements claim that in approving the Recapitalization the board considered the fact that Staples has the right under the redemption provisions of Article IV, A, 3 of its certificate of incorporation to redeem all outstanding shares of Staples.com stock in exchange for Staples RD stock at a rate reflecting a 20.83% premium over the fair market value of the Staples.com stock (the "Redemption Right").

The Self-Interested Board Refers the Matter to the Self-Interested Capital Stock Committee

   43. In the Proxy Statements, Staples has acknowledged that the Recapitalization involved a conflict of interest for the Staples board:

    Recognizing the inherent conflict of interest it would have in establishing a reclassification ratio that is fair to all Staples shareholders, particularly since there is no public trading market for the Staples.com Stock, the board authorized the Capital Stock Committee of the Board (i) to engage separate investment banking firms to render opinions as to the fairness of the proposed Reclassification Ratio to the holders of Staples.com Stock and to Staples respectively, and (ii) to make a recommendation to the Board as to a reclassification ratio that would be in the best interest of all stockholders of Staples. The Board created the Stock Committee shortly after the creation of Staples.com Stock to assess and advise the Board as to the fairness of matters that may have disparate impacts on holders of Staples.com Stock and Staples RD Stock.

Referring the matter to the Capital Stock Committee (the "CSC") did not, however, alleviate the conflict of interest. The members of the CSC, defendants Mitchell, Anderson and Moody, each stood to receive over $368,000 of Staples Common Stock in the Recapitalization, an amount representing 215% of what they had invested 15 months before. They also expected to profit from their Staples.com options, including the ones they had granted themselves only a few days before. In short, the CSC members expected to each realize a profit of nearly $200,000 from the Recapitalization. Thus, all the CSC members, like all the other directors and Staples management, had a conflict of interest.

   44. On March 8, 2001, the self-interested CSC recommended a reclassification ratio where Staples.com stock would be reclassified into the number of shares of Staples RD stock equal in value to $7, based on the fair market value of Staples RD stock at the time the ratio was established. Thus, only 3 days after the Staples board supposedly determined that the fair market value of Staples.com stock was $6.10 per share, the CSC, made up of three directors who were recipients of the $6.10 options, decided that Staples.com stock was worth $7 per share, or $.90 per share more than the already inflated value the self-interested board had set earlier the same week. The Proxy Statements offer no explanation of how the value of the Staples.com stock increased almost 15% in 3 days. Indeed, the Proxy Statements contain no description of how the CSC determined the $7 per share "value" of the Staples.com stock and do not indicate whether such value represents fair market value, fair value or some other "value" calculation. The Revised Proxy Statement states only that the CSC recommended a reclassification ratio "based on a value of $7.00 per share of Staples.com stock and the fair market value of Staples RD Stock at the time the ratio was established." Thus, it appears the ratio was set using the fair market value of the RD Stock, but not the fair market value of the Staples.com stock, even though both series are being reclassified into the same new common stock.

   45. Having already determined the $7 per share exchange ratio, the CSC then engaged Wit SoundView Corporation ("Wit SoundView") to give an opinion that the ratio was fair to the Staples.com holders, and Thomas Weisel Partners LLC ("Weisel"), to give an opinion that the exchange ratio was fair to Staples. Wit SoundView had been one of the managers for the planned IPO of the Staples.com stock and has interlocks with one of the major Venture Capitalists. No investment banker was retained to opine on the fairness of the exchange ratio and the Recapitalization to the holders of RD Stock. On March 15, 2001, the CSC met and the investment bankers gave the requested opinions. The opinions acknowledge that the investment bankers will each receive a fee for their opinions. Neither the Preliminary Proxy Statement nor the Revised Proxy Statement reveals how much Staples is to pay for these ex post facto opinions. On March 15, 2001, the self-interested CSC recommended the Recapitalization to the self-interested board.

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The March 15, 2001 Board Meeting

   46. On March 15, the Staples board also met and approved the reclassification ratio and recommended that the holders of Staples stock approve the Certificate Amendment and Recapitalization. The Preliminary Proxy Statement claimed that the Staples board considered the various purported reasons for the Recapitalization, the investment bankers' opinions and the Venture Capitalist Repurchase. The Revised Proxy Statement claims the board also relied on the "analyses and presentation" by the investment bankers and:

    The historical financial performance of the Staples.com business and management's expectations as to the future performance of the Staples.com business, including management's estimate that the business would achieve revenues exceeding $900 million for fiscal 2001 and profitability (or a nominal loss) for the fourth quarter of fiscal 2001.

Thus, the Staples board (i) incorrectly evaluated the Recapitalization as if the Staples.com stock constituted an actual ownership interest in the Staples.com business, and (ii) relied on estimates by the self-interested Staples' management and (iii) valued the Staples.com business, not the unmarketable Staples.com stock.

The Revised Proxy Statement

   47. On April 6, 2001, Staples filed the Revised Proxy Statement with the SEC. Contrary to Staples' earlier assertions that the Recapitalization only reclassified the Staples.com stock and merely "renamed" or "redesignated" the RD Stock, the Revised Proxy Statement repeatedly acknowledges, as plaintiffs had alleged in their original complaint, that the Recapitalization was a reclassification of both series of outstanding Staples common stock into a new Staples common stock. Defendants' admission that both the RD Stock and the Staples.com Stock are being reclassified establishes that their use of different valuation standards for the two stocks in establishing the Recapitalization Ratio is both incorrect and unfair.

   48. As discussed below, the description of the investment bankers' analyses and opinions in the Revised Proxy Statement confirms that the Staples directors relied upon inappropriate valuation standards and methods and a flawed valuation analysis in setting the Recapitalization Ratio for the Staples.com Stock. Furthermore, as discussed below, the Revised Proxy Statement fails to remedy material omissions plaintiffs had pointed out with respect to the Preliminary Proxy Statement, fails to correct public misstatements made by Defendant Stemberg and other Staples' representatives which are reflected in Staples' SEC filings and. contains materially misleading and incomplete statements.

The Flawed Investment Banker Analysis

   49. The investment bankers' role with respect to the proposed Recapitalization was extremely limited. The investment bankers were not retained to, nor did they advise Staples with respect to the exchange ratio, alternatives to the proposed Recapitalization or the underlying decision to proceed with or effect the Recapitalization. Indeed, they were not retained until after the self-interested CSC set the exchange ratio. The scope of their opinions is also limited. The opinions assume that the Recapitalization will be consummated in accordance with the terms described in the Preliminary Proxy Statement. The Weisel opinion only addresses "the fairness, from a financial point of view, of the Reclassification Ratio to Staples." The Wit SoundView opinion only addresses "the fairness, from a financial point of view, of the Reclassification Ratio to holders of Staples.com Stock." Neither opinion addresses fairness to the holders of Staples RD stock. Moreover, the investment bankers' analyses relied upon financial forecasts and related assumptions provided by the self-interested members of Staples' management. The investment bankers also relied upon unspecified advice of Staples' counsel and accountants as to legal and financial reporting matters.

   50. The fairness opinions and analyses of the investment bankers, and the revised Proxy Statement's description thereof, are seriously flawed. First, the opinions and analyses do not indicate what standard of "fairness" is being utilized. In particular, there is no explanation, in the opinions or in the Revised Proxy Statement, as to whether the investment bankers (or the Staples board for that matter) used fair market value, fair value or some other valuation standard in considering the value of the Staples.com stock.

   51. Second, the investment bankers' analyses are based on the purported value of the Staples.com business, not the Staples.com stock, which is unmarketable and does not reflect any ownership interest of the Staples.com business.

   52. Third, the investment bankers' analyses utilize premiums and other concepts that are only appropriate in the context of a merger or other transaction in which the equity interest in a business is being acquired. For example, Weisel used a "Premiums Paid Analysis" which reviewed the premiums paid in various "minority 'squeeze out' transactions" where "minority shareholders interest in a company" was acquired "by a majority shareholder." Hore, the Staples.com stock does not represent a minority interest in Staples.com that is being acquired by a majority stockholder, but instead is a small series of Staples common stock that is being reclassified into another form of the common stock of the same company. Because the holders of Staples.com are not being "squeezed out," it is not appropriate to measure the value of the Staples.com Stock based on a purported proportionate interest in the Staples.com business as a going concern.

   53. Fourth, the description of the investment bankers' analyses, particularly the absence of any lack of marketability discount, indicates that they did not utilize the fair market value of Staples.com stock, even though the Recapitalization ratio uses the fair market value of the RD Stock. Thus, the investment bankers' analyses are plainly based on an "apples to oranges" comparison.

   54. Fifth, the investment bankers' analyses treat the Staples.com business as if it were a stand-alone independent company, rather than a division of Staples. There is no adjustment for the fact that a significant portion of Staples sales are "cannibalized" from Staples' other businesses or that Staples' brand name national advertising and resources have been and are continuing to be used to promote and develop the Staples.com business.

   55. Sixth, the investment bankers ignored the actual performance of the stocks of their comparables and relevant indices. For example, from the January 12, 2001 VC Repurchase to the March 15, 2001 issuance of the fairness opinions, the median stock price of the Staples.com comparables cited by the investment bankers has declined by over 20%, while the Bloomberg U.S. Internet Index has declined by approximately 40% during that period.

The Patent Unfairness of the Recapitalization

   56. At the $7 per share Recapitalization price, the 9,606,980 shares of Staples.com, which Staples says were held by Staples management and directors and the Venture Capitalists at the time of the Preliminary Proxy Statement, would have a value of $67,248,860. (Again, Staples share figures assumed a valid Reverse Split.) At the $7 price used for the Recapitalization, the Retained Interest of Staples RD consisting of 117,600,909 shares of Staples.com stock would have a value of $819,048,363. In short, the Recapitalization puts a value on Staples.com of approximately $900 million. Moreover, in January, 2001, Staples paid $6.10 to buy 3,832,500 shares of Staples.com from the Venture Capitalists, for a total of $23,378,250. Beyond that, using the same $7 price, Staples will also convert millions of Staples.com options into options on Staples Common Stock. Overall, the defendants are asking the stockholders to believe that a business that has never made a profit and has only racked up losses is somehow worth nearly a billion dollars.

   57. Both the descriptions of the investment bankers' opinions and analyses and Staples public comments on the Recapitalization reflect (i) Staples and the investment bankers are basing the purported "fairness" of the Recapitalization on the purported intrinsic value of the Staples.com business, not the value of the Staples.com stock itself as a small series of non-marketable Staples common stock, and (ii) the Staples.com stock is being valued as if it were entitled to a proportionate share of the fair value of the Staples.com business on a going concern basis. In contrast, the Recapitalization, the investment bankers' analyses and the Staples board all used the market value of the RD Stock. There was no analysis of the fair value of the RD business based on rosy projections by a self-interested management. There was no valuation of the RD Stock based on its proportionate share of the fair value of the Staples RD business as a going concern. There was no 15% premium over fair market value applied to the Staples RD Stock. The Proxy Statements indicate that the CSC, the Staples board and the investment bankers used the fair market value of the Staples RD stock in determining the exchange ratio. Thus, the valuation of the Staples.com stock of the Staples directors and management and the Venture Capitalists for the purpose of

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determining the exchange ratio should also have been based on fair market value. Accordingly, a minority discount and a lack of marketability discount should have been applied in determining the fair market value of the Staples.com shares held by Staples management and directors and the Venture Capitalists. Based on the Proxy Statements, such discounts obviously were not applied.

   58. The Proxy Statements state that the Staples board in approving the Recapitalization relied on:

    The fact that, based on arms-length transactions negotiated in December 2000, the venture capital holders of Staples.com Stock had agreed to sell approximately 65% of their shares to Staples at a price of $6.10 per share on January 12, 2001.

Thus, the defendants acknowledge they are proposing a price for the Staples.com only stock that is nearly 15% higher than the price in a sale that was consummated only two months earlier. But beyond that, the Staples directors determined that $6.10 represented the fair market value of the Staples.com on March 5, 2001, just days before it decided the value had risen to $7 per share. Even Staples own highly inflated valuations of the Staples.com stock show that the Recapitalization price is unfair.

   59. The Proxy Statements offer no explanation of why Staples should agree to pay 90¢ per share more on March 15, 2001 than (i) Staples paid for 65% of the Venture Capitalists' Staples.com stock in January, 2001 or (ii) what the stock was found by the board to be worth on March 5, 2001. There is no justification for the premise that the value of Staples.com stock has gone up by nearly 15% in the last two months, much less a few days. To the contrary, various, E-commerce businesses, including the Staples.com comparables used by Weisel and Wit SoundView, have declined over 20% in that period. In the 16 months since the Staples.com stock was created, the value of Internet-related stocks has fallen precipitously. The Bloomberg U.S. Internet Index of 200 companies with a market capitalization of over $250 million has dropped 73% since the creation of the Staples.com stock. Moreover, the Staples.com business has continued to lose money. In addition, the Staples.com business is linked to Staples business which declined.

   60. The treatment of options in the Recapitalization also is unfair. Each option to purchase Staples.com stock will automatically become an option to purchase Staples common stock based on the Reclassification Ratio. The exercise price of the option is to be adjusted by dividing the current exercise price by the Reclassification Ratio with the aggregate exercise price for the option remaining unchanged. Staples claims that as of February 26, 2001, there were options outstanding to purchase 7,761,666 shares of Staples.com stock. The profit which the directors and management were to make on these options in the Recapitalization exceeds $20 million. Even eliminating the approximately 150,000 options of the directors, the profit to Staples management and employees will approach $20 million.

The Rescission Right, Director Resale and Reaffirmation

   61. The public announcement of the proposed Recapitalization on March 20, 2001 touched off a stockholder revolt which included the filing of plaintiffs' actions. On March 29, 2001, the Staples Board met specifically to discuss the stockholder reaction to the Recapitalization. The Revised Proxy Statement says that the directors' consensus was that the Board "had followed a process designed to assure that the Reclassification Ratio was fair to all stockholders of Staples." According to the Revised Proxy Statement:

    The Board discussed two alternatives: first, withdrawing the proposed reclassification, and second, eliminating the direct financial interest of the directors in the reclassification.

The directors concluded that rescinding their purchases of Staples.com stock and canceling their options for Staples.com stock would "eliminate even the perception of a conflict of interest."

   62. On April 1, 2001, the Staples Board approved the repurchase by Staples of all outstanding shares of Staples.com stock held by the directors for the amount paid for the shares and the cancellation of all options for Staples.com stock held by the directors. The Revised Proxy Statement claims that at the April 1, 2001 meeting, the Staples Board reviewed "the financial performance of the Staples.com business" and reviewed with representatives of Weisel the analyses which were presented to the CSC on March 15, 2001 and used in the preparation of the Weisel fairness opinion. The Board did not receive a presentation with respect to the Wit SoundView analysis even on April 1, 2001. Though there was no analyses of the fairness of the Recapitalization Ratio to the holders of Staples RD Stock, the Revised Proxy Statement says that the Staples Board nevertheless concluded that the ratio was fair to such holders and reaffirmed its support for the Recapitalization.

   63. On April 3, 2001, Staples announced that its board of directors had voted to allow each of the 13 defendant directors to "rescind" their December, 1999 purchase of Staples.com stock (the "Rescission Right") and that, thereafter, each of these individual defendants agreed to sell his or her shares of Staples.com stock back to the Company for the amount paid for the shares (the "Director Resale"). Thus, the directors will receive approximately $7.475 million for their Staples.com stock. Staples has also agreed to indemnify the directors for any tax liability incurred as a result of the Rescission Right and Director Resale (the "Tax Indemnification"). (The Revised Proxy Statement incorrectly states that the outside directors paid $3.25 for 1.1 million shares of Staples.com stock in December, 1999. In fact, they paid only $1.625 per share.)

   64. The Staples board also reaffirmed its intention to proceed with the Recapitalization on the previously announced terms (the "Reaffirmation") and to hold the 2001 Annual Meeting to vote on the Recapitalization this spring. Thus, Staples still intends to pay 0.4396 shares of Staples common stock for each share of Staples.com stock held by Staples management and certain Venture Capitalists, which will result in a 115% profit on those shares. Staples management will still receive approximately $18.3 million for their Staples.com stock. Other employees and the Venture Capitalists will receive approximately $59 million in Staples common stock in the Recapitalization. Staples apparently will also still exchange options for Staples.com stock held by Staples management for options to purchase Staples common stock, using the same exchange ratio and value per-share for the Staples.com stock as will be applied to the Staples.com shares held by management and the Venture Capitalists.

   65. Allowing the directors to "rescind" their purchases after the effort to take Staples.com stock public failed essentially means that the Company has provided a risk-free investment opportunity to the directors. If the Staples.com stock had gone public and been highly successful, the directors would have reaped millions in profits. However, after Staples.com's losses and the decline in Internet stocks made a public offering of Staples.com stock impracticable, the directors voted to eliminate retroactively their downside risk by having the Company buy their stock back for the amount paid for the shares. Of course, Staples' other stockholders, who have seen the market price of their common stock decline in value by more than thirty percent since December, 1999 are not being offered the same "no lose" opportunity to sell their stock back to the Company for what they paid for it.

   66. At the time the directors purchased Staples.com stock in December, 1999, it was anticipated that the stock would be publicly traded. On information and belief, the purchase price of the stock was fixed without applying any lack of marketability discount. Staples has now withdrawn its Registration Statement with respect to the proposed public offering of the Staples.com stock. Thus, Staples has abandoned its plan to take the Staples.com stock public. Accordingly, the directors' Staples.com stock must be valued using a lack of marketability discount. Moreover, the value of dot.com stocks has dropped dramatically since December, 1999. Accordingly, the directors' Staples.com stock is worth significantly less than the original purchase price.

The April 3 Conference

   67. On April 3, 2001, defendant Stemberg held a telephone conference call for Staples stockholders concerning the Recapitalization (the "April 3 Conference"). The April 3 Conference has been subsequently webcast, is provided to stockholders on Staples' website and a transcript thereof has been filed with the SEC as proxy materials. Mr. Stemberg's view of the Recapitalization's diversion of Staples' assets to line the pockets of management and the Venture Capitalists was that "in a company with a capital budget of $500 million, we're talking about a cash flow outlay of approximately 50." In other words, Staples is giving away "only" $50 million. Stemberg continued to insist that this giveaway was "absolutely fair," conceding only that Staples "did misjudge the market's reaction."

   68. Defendant Stemberg admitted that the creation of the Staples.com stock occurred in a "dot-com crazed environment" in which Staples feared it would be "Amazoned" by Internet businesses. He also conceded that in light of the Internet bubble having burst, Staples is no longer concerned about

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being "Amazoned." Stemberg contended that the Staples.com stock had never participated in the run up of the values in Internet stocks and therefore had not suffered "the valuation erosion associated with being grossly overpriced during the Internet euphoria." Of course, the Staples.com stock was never able to become a public stock precisely because the Internet euphoria had passed and it could not be sold to the public on an overpriced basis—instead, it is being sold back to Staples on an overpriced basis.

   69. Staples has attempted to justify paying a premium for the Staples.com stock by asserting that the Staples.com business lost less than $100 million last year, rather than the $150 million loss originally budgeted. Staples also states that Staples.com's $512 million in annual sales for the past fiscal year and management's projections for future growth justify the nearly $1 billion value the Recapitalization places on the Staples.com stock. However, as Staples acknowledges, the Staples.com business "is intended to help Staples better serve its customers—many of whom make purchases from the catalog, the e-commerce business and the stores." Defendant Stemberg at the April 3 Conference conceded that "Staples.com cannibalized some of our existing businesses." Thus, the sales figures for Staples.com do not represent new sales to new customers by a separate e-commerce business. Rather, the Staples.com sales are to a significant extent sales to existing or potential customers of Staples retail and delivery business that are recorded as e-commerce sales. Moreover, Staples.com utilizes Staples' trade name, national advertising, goodwill and other assets in making such sales. Accordingly, it is misleading to treat the Staples.com sales as if they were achieved by an independent Internet company.

COUNT I
The Recapitalization Violates the DGCL, the Purchase Agreements and the Interested Transaction Policy

   70. Plaintiff repeats and realleges the allegations above as if fully set forth herein.

Violation of the Interested Transaction Policy

   71. The Recapitalization is a transaction between Staples and its officers. The terms of the Recapitalization, and particularly the exchange of $7 worth of Staples common stock for each share of Staples.com stock, is far more favorable than could be obtained from unrelated third parties. No unrelated third party would give $7 of consideration for the unmarketable Staples.com shares. Accordingly, the Recapitalization violates Staples Interested Transaction Policy. Moreover, the Recapitalization was not approved by a majority of disinterested directors. This constitutes a further violation of the policy. Accordingly, the Recapitalization is invalid because Staples is not permitted to engage in a transaction in violation of the policy.

The Invalidity of the "Reverse Stock Split"

   72. Staples has repeatedly asserted in its SEC filings that on March 7, 2000, the Staples Board approved "a recapitalization effected through a one-for-two reverse stock split of the Staples.com stock" which was effective on April 5, 2000. However, no amendment to Staples Certificate of Incorporation was ever filed effecting such a Reverse Split and no stockholder vote was ever held on such a certificate amendment. Thus, Staples has repeatedly misrepresented that a "reverse stock split" occurred, when no such transaction occurred. In response to plaintiffs' claim that the Reverse Split did not comply with 8 Del. C. §242, Staples now claims the "reverse split" was actually an exchange accomplished by 450 Recapitalization Agreements with individual holders of Staples.com stock. However, such contracts, most of which involve insider transactions, have never been publicly disclosed or even described in any of Staples' SEC filings. Staples has to date provided only two of the Recapitalization Agreements and one of those was not executed by Staples.

   73. The "Recapitalization Agreement" is dated "as of" March 21, 2000, though the form of agreement does not indicate when it was actually executed. The Agreements indicate that:

    Staples desires to implement a 1 for 2 reverse stock split through a recapitalization ("Recapitalization") pursuant to which each Stockholder shall exchange each two shares of Staples.com Stock held by it in exchange for one share of Staples.com Stock.

Paragraph 1(a) of the Recapitalization Agreement provided for the surrender of certificates for Staples.com stock, "duly endorsed for transfer," and deliverance of a new certificate representing the number of shares represented by the surrendered certificate divided by two "with any resulting fractional share rounded up to the nearest whole share." Paragraph 1(b) contains comparable provisions with respect to uncertificated or book entry shares, again "with any resulting fractional share rounded up to the nearest whole share." Paragraph 1(c) provides for the number of shares representing Staples' Retained Interest to be divided by two. This provision affecting the Retained Interest is invalid because such a change in the number of shares representing the Retained Interest could only be accomplished by amendment to the Staples certificate of incorporation. Section 1(c) also provides that:

    Also on the Effective Date, all outstanding options to purchase shares of Staples.com Stock will be adjusted to reflect the reverse stock split.

   74. The Recapitalization Agreements provide that "any resulting fractional share" from the two-for-one exchange shall be "rounded up to the nearest whole share." This "rounding up" violated 8 Del. C. §155, which does not permit such rounding up of fractional shares. It further violated 8 Del. C. §§152, 153, and 161 and the Delaware Constitution because the "round up" shares were issued without consideration. To the extent options were also rounded up, 8 Del. C. §157 and Staples' option plans were violated by the issuance of additional options without consideration.

   75. The Reverse Split is also invalid because it violated the Interested Transaction Policy. The issuance of stock and options for no consideration in violation of the DGCL is not a term that would (or even could) be included in a transaction with an unrelated third party. The Reverse Split was not approved by disinterested directors. On information and belief, the Reverse Split was related to the effort of the Staples directors and management to accomplish a public offering of the Staples.com stock which would substantially increase the value of their holdings of that stock.

   76. The Recapitalization assumes the validity of the Reverse Split. The Certificate Amendment provides that "each share of Staples.com common stock outstanding and held of record...shall be reclassified into 0.4396 shares of Common Stock." Because the Reverse Split was not validly accomplished, the number of outstanding shares of Staples.com stock is different from the number Staples used in calculating the 0.4396 ratio. Moreover, as a result of the violations of §§152, 153, 155 and 161, additional shares were improperly issued to "round up" fractional shares. The Recapitalization would include these invalid shares in the reclassification of Staples.com stock. Similarly, the treatment of options for Staples.com stock in the Recapitalization is defective because some of those options were issued based on the invalid Reverse Split and the conversion of options into new options assumes the validity of the Reverse Split. Thus, if the Reverse Split is invalid, the entire Recapitalization is necessarily invalid because calculations on which it is based assume the validity of the Reverse Split.

Impact of the VC Repurchase and Director Resale

   77. The Recapitalization also assumes the validity and effectiveness of the VC Repurchase and the Director Resale. However, as described below, the VC Repurchase was invalid because it violated 8 Del. C. §160 and provisions of the Venture Capitalist Purchase Agreement. The Director Resale is also a void or voidable transaction under 8 Del. C. §144 and Delaware common law. The Director Resale is also invalid under the Interested Transaction Policy and the Director Purchase Agreement. The invalidity of the VC Repurchase and Director Resale would alter the number of shares of Staples.com stock outstanding. The Recapitalization and exchange ratio thereunder are premised upon the validity of the VC Repurchase and Director Resale and the effect of those transactions on the number of Staples.com shares that are outstanding. Because it is premised on the effects of invalid transactions, the Recapitalization is itself invalid.

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COUNT II
Breach of Duty of Disclosure

   78. Plaintiff repeats and realleges the paragraphs above as if fully set forth herein.

   79. The Defendant directors of Staples have violated their fiduciary duty of disclosure by making materially misleading statements with respect to the Recapitalization, failing to correct materially misleading and incomplete public statements with respect to the Recapitalization, particularly by defendant Stemberg, making materially misleading statements in the Revised Proxy Statement and failing to disclose material information germane to the Recapitalization. Many of these disclosure deficiencies are discussed above. In addition, the director defendants have committed the disclosure violations discussed below.

Misdisclosures Relating to the Redemption Right

   80. The Revised Proxy Statement's description of the decision of the Staples board not to exercise the Redemption Right is misleading and materially incomplete. The description, including the reference to a decision not "to pay the premium" required by the Redemption Right misleadingly implies that Staples is not paying a premium to the Staples.com holders in the Recapitalization. However, defendant Stemberg, in claiming during the April 3 Conference that Staples had "avoided, at least, some of the 20 percent premium," acknowledged that Staples is in fact paying a premium for the Staples.com stock. Indeed, even using the inflated $6.10 per share fair market value the Staples board assigned to the Staples.com stock on March 5, the $7.00 price represents approximately a 15% premium over fair market value.

   81. Similarly, the Proxy Statements' reference to the Redemption Right requiring "a 20.83% premium over the fair market value of the Staples.com Stock" is misleadingly incomplete. The Proxy Statement fails to state that the $7 per share value put on the Staples.com stock is not the fair market value of the Staples.com stock, but a higher value. Indeed, defendant Stemberg has stated that "the valuation we came to represented fair value," thereby indicating that $7.00 per share was not fair market value. The Proxy Statements never acknowledge that the $7.00 price represents a 15% premium over the fair market value of the Staples.com stock as determined by the Staples board on March 5, 2001.

   82. According to the Preliminary Proxy Statement, the board determined that it would not be in the best interest of all Staples stockholders to exercise the Redemption Right because Staples' accountants advised that Staples would be required to change its accounting treatment for outstanding options if it exercised this right. The Preliminary Proxy Statement did not explain what change of accounting treatment would be required, why it would be required or what effect such changes would have. The Revised Proxy Statement claims that "Staples would be required to recognize on-going compensation expense for options that are reclassified as a result of exercising this exchange right." It further states that the board determined that this expense would "negatively impact Staples as a whole." However, there is no disclosure concerning the nature or amount of this on-going compensation expense or how the expense would negatively impact Staples as a whole. The Revised Proxy Statement also fails to identify the other "factors" that caused the Staples board not to exercise the Redemption Right.

Incomplete Disclosure Regarding
the Goldman Sachs $1 Billion Valuation

   83. The Revised Proxy Statement is materially misleading because it fails to correct misleading claims Staples has communicated to stockholders concerning the value of the Staples.com business or to provide the additional information necessary so that those prior statements will not be misleading. For example, at the April 3 Conference, the transcript of which has been filed with the SEC as proxy materials, defendant Stemberg justified the $7 per share valuation of Staples.com by asserting that Goldman Sachs, as lead bank for the proposed initial public offering of Staples.com stock, had concluded "as late as September of 2000 that Staples (sic) [.com] could sell in the market for a valuation of about $1 billion." The Revised Proxy Statement fails to disclose the views of Goldman, Sachs as to whether or at what price Staples.com stock would sell in the market in March 2001, when the IPO was abandoned. Nor does the Revised Proxy Statement disclose information necessary to assess the purported September 2000 opinion of Goldman, Sachs. It does not disclose the method or analyses Goldman Sachs used to come up with the supposed $1 billion valuation. Nor does it disclose information concerning events since September 2000 which would call into question the $1 billion valuation. For example, the stocks of the Staples.com comparables identified in the Revised Proxy Statement have suffered approximately a 70% median market price decrease between September 29, 2000 and March 15, 2001. Similarly, the Bloomberg U.S. Internet Index has declined by approximately 66% during that period.

Misdisclosure Regarding the CSC

   84. The Proxy Statements say that the Staples board referred the setting of the Recapitalization Ratio to the CSC, recognizing "the inherent conflict of interest [the board] would have in establishing a reclassification ratio ... particularly since there is no public trading market for the Staples.com stock." This statement is materially misleading and incomplete because (i) it implies that referring the matter to the CSC eliminated the conflict of interest, even though the CSC members had the same conflict as the other directors; and (ii) it suggests that the CSC was to establish a ratio based on the market value of the Staples.com stock when in fact that was not the valuation standard used. Moreover, the Proxy Statements completely fail to describe what method and standard the CSC used, and what information and analyses it relied upon, in establishing the $7 per share Recapitalization ratio on March 8, 2001.

Incomplete and Misleading
Disclosure Regarding Sales and Expenses

   85. The Proxy Statements and Staples' other public statements concerning the Recapitalization are materially misleading and incomplete because Staples fails to explain how sales and expenses are allocated between Staples.com and Staples' other businesses. Because Staples has repeatedly emphasized Staples.com's sales as a justification for the value placed on the Staples.com stock in the Recapitalization, it is critical for stockholders to know the criteria used in determining how such sales are credited to Staples.com and the extent to which those sales are redirected from or cannibalized from Staples' other businesses. In addition, because the valuations of the Staples.com business used to justify the Recapitalization Ratio treat Staples.com as if it were a stand-alone, independent business, it is material for stockholders to know how expenses are allocated to Staples.com and whether Staples.com gets a free ride on Staples' brand name, national advertising, goodwill and other assets and expenditures. The Revised Proxy Statement indicates that Weisel thought that adjustments should be made to the forecasts provided by Staples' management to reflect substantially higher expenses for Staples.com. However, the Revised Proxy Statement does not reveal the nature or size of those adjustments or why Weisel thought such adjustments were appropriate.

Misdisclosure Regarding Valuation Standards

   86. The Proxy Statements contain misleading and incomplete disclosure regarding the valuation standards used to establish the value of the Staples.com stock for purposes of the Recapitalization. The Revised Proxy Statement says that the CSC established the reclassification ratio "based on a value of $7.00 per share of Staples.com stock," but does not reveal whether that "value" reflects fair market value, fair value or some other standard of value. As discussed earlier, the valuation standard used by the investment bankers is also not directly disclosed. The Proxy Statements fail to disclose that while market value was used to value the RD Stock for purposes of the Recapitalization, the value of the Staples.com stock was not based on its fair market value. Moreover, the Proxy Statements never mention what consideration, if any, the lack of marketability of the Staples.com stock was given in valuing that stock.

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Misleading Disclosure Concerning
the Directors' Conflict of Interest

   87. The Revised Proxy Statement asserts that the Rescission Right and Director Resale eliminated the directors' conflict of interest. As indicated above, that conflict persists. Moreover, the Revised Proxy Statement does not indicate the value of the Tax Indemnification, the cause of the tax liability Staples is indemnifying or the amount such liability is expected to cost Staples.

Incomplete Disclosure Regarding
the Original Issuance and VC Repurchase

   88. The Revised Proxy Statement does not describe how the initial purchase price was set for the Staples.com stock issued to the Venture Capitalists, the Staples directors or Staples management.

   89. The Revised Proxy Statement does not identify who at Staples conducted the discussions and negotiations with the Venture Capitalists with respect to the VC Repurchase or how the $6.10 per share repurchase price was set. The Revised Proxy Statement also does not disclose whether the Staples board of directors approved the VC Repurchase. Moreover, the Proxy Statement misleadingly states that the Venture Capitalists Repurchases were "arm's-length transactions," when in fact Staples' management and directors had a conflict of interest with respect to those transactions because of their ownership of Staples.com stock.

COUNT III
Breach of Fiduciary Duty

   90. Plaintiff repeats and realleges the allegations above as if fully set forth herein.

   91. In approving and proposing the Certificate Amendment and Recapitalization, the individual defendants as directors of Staples have violated their fiduciary duties of care, loyalty, disclosure and entire fairness.

Lack of Director Disinterest and Independence

   92. The Staples directors are not disinterested and independent. Accordingly, the transaction implicates the duty of loyalty, the business judgment rule does not apply and the Recapitalization must be subjected to the entire fairness standard.

   93. The Proxy Statements concede that all of Staples directors owned Staples.com stock at the time they approved the Recapitalization. As a result, every single director had a direct financial interest of at least $365,000 in the proposed Recapitalization. Therefore, the CSC and the Staples board had a conflict of interest with respect to the proposed Recapitalization.

   94. The Director Resale of Staples.com stock to the Company did not eliminate the directors' conflict of interest with respect to the Recapitalization. First, the directors' decision to grant the Rescission Right to themselves was a self-interested transaction, which was not negotiated or approved by any disinterested and independent representative of the Company and the stockholders. Similarly, the Director Resale to the Company is also a self-interested transaction. The Tax Indemnification is a further self-interested act. Thus, the directors had a conflict of interest even as to the transactions they claim (incorrectly) eliminated their conflict of interest. Moreover, because all the directors were interested in these transactions, the transactions are void under 8 Del. C. §144.

   95. Second, the directors still have a financial interest that is different from the other stockholders who do not own any Staples.com stock. Given the dramatic decline in dot.com stocks since December, 1999, the ability to sell their Staples.com stock back to the Company is a substantial financial benefit. Moreover, the directors also have caused Staples to grant them the Tax Indemnification.

   96. Third, having approved the Recapitalization at a time when they each stood to make a substantial profit on their stock, the directors cannot remove the self-interest taint by an after-the-fact reduction in the amount of benefit they will receive. The directors' Reaffirmation of the Recapitalization was not a disinterested and independent decision. Having approved the transaction at a time when they admittedly had a direct financial interest therein, the directors could not alter the terms of the Recapitalization without conceding that they had breached their duty of loyalty by approving an unfair transaction. Indeed, the Revised Proxy Statement indicates that the board never considered whether to alter the terms of the Recapitalization, but simply chose between the Rescission Right/Director Resale approach and complete abandonment of the Recapitalization.

Breach of Duty of Loyalty

   97. The individual defendants as directors of Staples have breached their duty of loyalty by approving and/or effecting the self-interested transactions described above. The directors' approval, Reaffirmation and continued support of the Recapitalization is a breach of fiduciary duty in light of their material and continuing self interest and conflict of interest with respect to the transaction.

Lack of Good Faith

   98. The Staples directors' approval of, and particularly their Reaffirmation and continued support of, the Recapitalization is a breach of their fiduciary obligation of good faith. The Recapitalization is obviously based on an improper, erroneous and unfair valuation. Nevertheless, the Staples directors have persisted in pursuing the transaction on terms based on such valuation. No reasonable board of directors would approve and continue to support a reclassification where one series of common stock is valued using a different standard than the other series of common stock. Nor would a reasonable board rely upon a flawed valuation that does not consider the lack of marketability of the Staples.com stock and is based on an improper valuation of a business in which the holders of the Staples.com stock have no ownership.

Failure to Act With Due Care

   99. The Staples directors have breached their duty of care in numerous respects. They have approved transactions which violate the Delaware General Corporation Law, contracts to which Staples is a party and the Interested Transaction Policy. They have also failed to consider all information germane to the proposed Recapitalization or to provide any meaningful procedural safeguards for these self-interested transactions. They approved the Recapitalization in haste and in a manner that did not reflect the appropriate degree of care. They have structured the Recapitalization based on invalid transactions that substantially affect the number of Staples.com shares outstanding. Most significantly, in approving and reaffirming the Recapitalization, they have relied upon an inappropriate and disparate approach to valuation of the two series of Staples common stock. Because of their breach of duty of care, the directors' conduct and the Recapitalization must be judged by the entire fairness standard, not the business judgment rule.

The Lack of Any Independent Decision Maker

   100. The Certificate Amendment and Recapitalization have not been approved by any independent decision maker. All members of the CSC and the full board are not disinterested and independent with respect to these transactions. As indicated above, the disclosures in the Proxy Statements do not fully and fairly state all material facts germane to the transactions, so the stockholder vote cannot validate defendants' conduct. Accordingly, the transactions are not within the business judgment rule and, therefore, must be considered against the entire fairness standard.

The Recapitalization Does Not Meet the Entire Fairness Test

   101. The Recapitalization does not satisfy the entire fairness criteria. The transaction was initiated by the self-interested Staples management. As shown above, the purpose of the Certificate Amendment and the Recapitalization is to permit the management and directors of Staples to reap large

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profits from the unwinding of their unsuccessful effort to establish a separate publicly traded stock that tracked Staples' E-commerce business. The timing of the transaction was also set by management and the board, which proposed and approved the Recapitalization in a hasty and uninformed manner. The structure of the transaction was also set in a way to favor the directors and management. There were no procedural protections for the Staples RD stockholders. There was no negotiation by disinterested representatives of the those stockholders and the transaction was recommended by a self-interested board committee and approved by a self-interested board of directors. The investment bankers' opinions were done hastily and after-the-fact and are based on improper and inconsistent valuation standards. The terms of the Recapitalization are premised on void transactions. The Proxy Statements do not reveal sufficient information to establish the fairness of the Recapitalization or to permit stockholders to make an informed assessment of the fairness of that transaction. The self-interested views of the CSC and the after-the-fact opinions of investment bankers Staples has paid to confirm what the self-interested CSC had already decided do not provide a basis for finding that this self-dealing transaction meets the entire fairness standard. As described above, the stockholder approval will be flawed. Moreover, as shown above, the Recapitalization violates in various respects both statutory requirements and contractual prohibitions.

   102. The financial terms of the Recapitalization are grossly unfair to Staples and its public stockholders. The exchange ratio gives Staples self-interested management a huge profit on their unsuccessful attempt to create a publicly traded stock that tracks Staples' E-commerce business. That business has suffered huge losses and there are no other factors that justify Staples paying more than twice what the self-interested fiduciaries paid for the stock only a little over a year ago. Given the minority position and lack of marketability of the Staples.com stock held by management and the directors, as well as the collapse of the value of Internet stocks, the $7 per share Recapitalization price is grossly in excess of the fair market value of that stock.

COUNT IV
Waste

   103. Plaintiffs repeat and reallege the paragraphs above as if fully set forth herein.

   104. The Recapitalization, for the reasons described above, constitutes a waste of the corporate assets of Staples.

COUNT V
The Rescission Right, Director Resale and Tax Indemnification Are Void Transactions

   105. Plaintiff repeats and realleges the allegations above as if fully set forth herein.

   106. The Rescission Right, Director Resale and Tax Indemnification are void transactions under 8 Del. C. §144, the Interested Transaction Policy and Delaware common law. All the Staples directors have a financial interest in these transactions so there has been no approval by disinterested directors. These transactions were not approved by the Staples' stockholders, so there has been no disinterested stockholder ratification. Finally, the defendants have not shown that these transactions were entirely fair to Staples.

COUNT VI
The Issuance and Conversion of Options Is Invalid

   107. Plaintiff repeats and realleges the allegations above as if fully set forth herein.

   108. Staples' option plans provide that in the event of a recapitalization "an appropriate and proportionate adjustment" is to be made in the number and kind of shares subject to any then outstanding options and the price of each share subject to any then outstanding options. The conversion of options for Staples.com shares into options for Staples common stock pursuant to the proposed Recapitalization is not an appropriate and proportionate adjustment of the options. Accordingly, the proposed conversion of options pursuant to the Recapitalization violates the terms of Staples' stock plans and 8 Del. C. §157. The treatment of the options of Staples officers also violates the Interested Transaction Policy. Moreover, all options for Staples.com stock granted after the invalid Reverse Split are void because they were not granted in accordance with the terms of the applicable option plans.

COUNT VII
The VC Repurchase of Stock Is Void and Invalid

   109. Plaintiff repeats and realleges the allegations above as if fully set forth herein.

   110. The agreement between the Venture Capitalists and Staples negotiated in December, 2000 violated the Venture Capitalist Purchase Agreement and is invalid and void. The December, 2000 agreement constituted a transfer of an interest in the Staples.com stock held by the Venture Capitalists in violation of the Venture Capitalist Purchase Agreement which did not permit such a transfer prior to December 31, 2000.

   111. The consummation of the transfer of shares of Staples.com stock by certain of the Venture Capitalists in January, 2001 also violated Section 7.4 of the Venture Capitalist Purchase Agreement and is therefore void and invalid. Under Section 7.4, after December 31, 2000, any transfer of shares of Staples.com stock is void and invalid unless the procedure outlined in Section 7.4 is followed in all respects. There was no attempt by the Venture Capitalists or Staples to comply with Section 7.4. The Venture Capitalists did not present an offer to buy their shares of Staples.com stock, including the number of shares, the purchase price and the terms of the purchase. In purchasing the shares, Staples was not exercising any right of first offer upon notice under the agreement. There certainly was no prospective third party purchaser for the shares, because no third party would consider these non-marketable shares of Staples.com stock to be worth $6.10 per share.

   112. The Proxy Statements acknowledge that the redemption provisions of Article IV, A, 3 of Staples' certificate of incorporation give Staples the option of redeeming the Staples.com stock in exchange for RD stock with a value of 120.833333% of the fair market value of the Staples.com stock. Under 8 Del. C. §160(a)(2), Staples may not purchase for more than the price at which shares may be redeemed, any of its shares which are redeemable at its option. Staples' January 12, 2001 purchase of Staples.com stock from the Venture Capitalists for $6.10 per share was at a price in excess of 120% of the fair market value at which the Staples.com stock is redeemable pursuant to Staples certificate of incorporation. The fair market value of the Staples.com stock held by the Venture Capitalists as of that date was significantly less than $5.05 per share, particularly in light of applicable lack of marketability discount. Therefore, the purchase of such shares for $6.10 per share violates 8 Del. C. §160(a)(2) because it is far greater than a 20.83333% premium over the fair market value of the Staples.com stock.

COUNT VIII
Breach Of Duty Of Disclosure—1999 Proxy

   113. Plaintiff repeats and realleges the allegations above as if fully set forth herein.

   114. In the 1999 Proxy, defendants described the proposed Tracking Stock Proposal, but wholly failed to disclose:

    i.
    that the amendments they proposed to the Certificate of Incorporation—in particular, the Redemption Right—were meaningless because they could be exercised without jeopardizing Staples' accounting treatment of outstanding options;
    ii.
    that immediately upon adoption of the Tracking Stock Proposal Staples intended to permit non-employee members of the Board of Directors to purchase shares of Staples.com stock at prices to be established solely at the discretion of the Board;
    iii.
    that Staples had made agreements to sell stock to favored venture capitalists and that a definitive agreement regarding such sales would be executed on the very day that the Staples.com Stock proposal was approved.

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    iv.
    that at the time of the vote on the proposal to issue Staples.com stock, Staples already had established a sale price for the new stock;
    v.
    the basis Staples had used to set the price of shares of Staples.com stock, even though that price was established in a transaction that was executed on November 9, 1999, the date of the shareholder meeting at which the Tracking Stock Proposal was to be addressed.

   115. Because defendants solicited approval for the amendments with a materially misleading proxy, they breached their fiduciary duties to Staples and its stockholders.

   116. As a result of defendants' breach of their fiduciary duties, the Stockholders lost forever their right to cast an informed vote an the amendments.

Irreparable Harm and Lack of Legal Remedy

   117. Plaintiffs, the Company and the class will suffer irreparable harm if the Certificate Amendment and Recapitalization are not enjoined. The Recapitalization violates the DGCL, contractual prohibitions and the Interested Transaction Policy. The Staples RD stockholders will have their shares converted into a different type of publicly traded common stock and will lose the unique dividend and other rights of their stock. The Staples.com stock, including that held by the Venture Capitalists, will also be converted into this new publicly traded Staples common stock. Once this new class of common stock is issued to thousands of holders and becomes publicly tradeable, it will be impossible to recall. Thus, it will not be possible to rescind or undo the effects of the Recapitalization. Any monetary or other relief will not provide full and complete relief for the wrongs suffered. Moreover, the preferred remedy for defendants' breaches of the fiduciary duty of loyalty and entire fairness is an injunction preventing the invalid transactions, not some uncertain monetary or other relief. Furthermore, an injunction is appropriate where a reclassification is based on a legally incorrect standard of value. Finally, the conversion of already exercisable options for Staples.com stock into options for publicly traded stock will mean that once options are exercised and the stock sold, the improperly issued shares cannot be recalled. In contrast to the extensive irreparable harm to Staples and its stockholder if the Recapitalization proceeds, the defendants have not shown any harm from continuing to own the type of stock they chose to invest in. Plaintiffs and the class have no adequate remedy at law.

Derivative and Class Action Allegations

   118. Plaintiffs bring this action individually and on behalf of a class consisting of all beneficial and record holders of Staples RD stock and their successors in interest and assigns. The defendants and their associates and affiliates are excluded from the class.

   119. The class is too numerous and too dispersed to be joined in this action. As of March 16, 2001, the number of record holders of RD stock was 8,913. There are obviously thousands of street name holders who are also in the class. The class includes over 455 million shares of publicly held Staples RD Stock.

   120. Plaintiffs' claims of violations of Delaware law, contractual prohibitions, the Interested Transaction Policy and the fiduciary duty of the directors present common questions of fact and law and are typical of the claims of other members of the class.

   121. As plaintiffs' prompt action in challenging the Recapitalization and obtaining expedited proceedings illustrates, plaintiffs will vigorously and adequately represent the class. Plaintiffs have retained counsel experienced in matters of this type.

   122. The defendants have acted against the class as a whole, making declaratory and injunctive relief appropriate with respect to the whole class.

   123. Because the class consists of public stockholders, this case is especially well suited to class action treatment. A class action is a superior method for the fair and efficient adjudication of plaintiffs' claims. Moreover, common questions of fact and law predominate.

   124. Prosecution of individual actions would risk inconsistent and varying results that would establish incompatible standards. Moreover, prosecution of individual cases might as a practical matter be dispositive of the interests of the other holders of Staples RD Stock or substantially impair or impede their ability to protect their interests.

   125. No demand pursuant to Chancery Court Rule 23.1 is required in this case. Plaintiffs' claims are properly brought as individual and class claims and are therefore not subject to the demand requirement. No demand is required for claims such as statutory violations. Moreover, to the extent any of plaintiffs' claims are deemed derivative, demand is excused. As alleged above, all members of the Staples board have substantial conflicts of interest, including material financial interests, with respect to the challenged transactions. Moreover, the allegations above establish that the directors are not independent and there is far more than a reasonable doubt as to whether they exercised reasonable business judgment in approving the challenged measures.

   WHEREFORE, plaintiffs and the Class pray for an Order and Judgment:

     A. Preliminarily and permanently enjoining the Certificate Amendment and the Recapitalization.

     B. Declaring that the Certificate Amendment and the Recapitalization violate the Delaware General Corporation Law, contractual prohibitions, the Interested Transaction Policy and defendants' fiduciary duty.

     C. Declaring that the individual defendants have breached their fiduciary duties.

     D. Granting to the extent feasible and necessary the rescission of the Certificate Amendment and the Recapitalization or such rescissory relief as is equitable and appropriate.

     E. Requiring defendants to fully and fairly disclose all facts germane to the Certificate Amendment, and the Recapitalization.

     F.  Declaring the Reverse Split, Certificate Amendment, Recapitalization, VC Repurchase, Rescission Right and Director Resale void ab initio.

     G. Declaring (i) the issuance of options for Staples.com stock after the Reverse Split, (ii) the conversion of Staples.com options and (iii) the issuance of new options in the Recapitalization invalid and enjoining or rescinding such conversion and issuance.

     H. Declaring the transfer of the Venture Capitalists' shares in the Recapitalization invalid.

     I.  Awarding to plaintiff and the Class rescissory and/or compensatory damages, together with prejudgment and post-judgment interest thereon.

     J.  Rescinding the VC Repurchase and Director Resale.

     K. Certifying this action as a class action and designating plaintiff as class representatives and plaintiffs' counsel as class counsel.

     L. Awarding to plaintiffs' reasonable attorneys' fees and expenses of this litigation.

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     M. Awarding such other and further relief as the Court deems just and proper.

PRICKETT, JONES & ELLIOTT	GRANT & EISENHOFER
/s/ MICHAEL HANRAHAN	/s/ JAY W. EISENHOFER
Michael Hanrahan	Jay W. Eisenhofer
Gary F. Traynor	Cynthia Calder
Paul A. Fioravanti, Jr.	1220 N. Market Street, Suite 500
1310 King Street	Wilmington, DE 19801
Wilmington, DE 19801	(302) 622-7000
(302) 888-6500	Co-Lead Counsel for Plaintiffs
OF COUNSEL	WECHSLER HARWOOD HALEBIAN
Richard S. Schiffrin	& FEFFER LLP
Robert B. Weiser	488 Madison Avenue
Schiffrin & Barroway, LLP	New York, NY 10022
Three Bala Plaza East, Suite 400	(212) 935-7400
Bala Cynwyd, PA 19004	Member of the Executive Committee
610-667-7706
Co-Lead Counsel for Plaintiffs MILBERG WEISS BERSHAD HYNES & LERACH LLP One Pennsylvania Plaza New York, NY 10119 (212) 594-5300 Member of the Executive Committee
Dated: April 12, 2001

CERTIFICATE OF SERVICE

   I, Michael Hanrahan, hereby certify on this 12th day of April, 2001, that I caused two copies of the foregoing Consolidated, Amended and Supplemented Complaint to be hand delivered to the following counsel of record for the parties.

Peter B. Ladig, Esquire Richards, Layton & Finger One Rodney Square P. O. Box 551 Wilmington, DE 19899
/s/ MICHAEL HANRAHAN Michael Hanrahan

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QuickLinks

PROXY STATEMENT
PROPOSAL 1—ELECTION OF DIRECTORS
PROPOSAL 2—APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT A RECAPITALIZATION BY RECLASSIFYING THE STAPLES.COM AND STAPLES RD SERIES OF COMMON STOCK
PROPOSAL 3—APPROVAL OF AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED 1992 EQUITY INCENTIVE PLAN
PROPOSAL 4—RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
OTHER MATTERS
BENEFICIAL OWNERSHIP OF COMMON STOCK
DIRECTORS AND EXECUTIVE OFFICERS OF STAPLES
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES
STOCK PERFORMANCE GRAPH
WHERE YOU CAN FIND MORE INFORMATION
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF STAPLES, INC.
STAPLES, INC. AND SUBSIDIARIES INDEX TO FINANCIAL INFORMATION
STAPLES, INC. AND SUBSIDIARIES CONSOLIDATED PRO FORMA FINANCIAL INFORMATION (Unaudited)
STAPLES, INC. AND SUBSIDIARIES Consolidated Pro forma Balance Sheet (Dollar Amounts in Thousands, Except Share Data)
STAPLES, INC. AND SUBSIDIARIES Consolidated Pro forma Statement of Income (Dollar Amounts in Thousands, Except Share Data)
STAPLES, INC. AND SUBSIDIARIES NOTE TO CONSOLIDATED PRO FORMA FINANCIAL INFORMATION (Unaudited)
AUDIT COMMITTEE CHARTER Staples, Inc.
CONSOLIDATED, AMENDED AND SUPPLEMENTED COMPLAINT